Filed pursuant to Rule 424(b)(4)

Registration Statement No. 333-184625

PROSPECTUS

1,500,000 Shares Series D Convertible Preferred Stock (3,000,000 Shares of Common Stock underlying the Series D Convertible Preferred Stock)

MusclePharm Corporation is offering up to 1,500,000 shares of its Series D Convertible Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”) and up to 3,000,000 shares of its common stock, $0.001 par value per share, in which the Series D Preferred Stock is convertible, pursuant to this prospectus. The Series D Preferred Stock converts at a rate of two shares of common stock for each share of Series D Preferred Stock, subject to adjustment. Further, the conversion of the Series D Preferred Stock is subject to certain ownership limitations described in this prospectus. Proceeds will be deposited in an escrow account and returned to investors in full, without interest or deduction, unless the subscribed shares of Series D Preferred Stock are sold hereby during the offering period. Investors will have no right to the return of their funds during the term of the escrow.

The Series D Preferred Stock is not listed on an exchange, and we do not intend to list the Series D Preferred Stock on any exchange or market. Our common stock is presently quoted on the OTCBB under the symbol “MSLP.OB”. On January 16, 2013, the last reported sale price for our common stock on the OTC QB was $4.20 per share.

We have retained placement agents in this offering, with GVC Capital LLC acting as representative of the placement agents. We have agreed to pay the placement agents’ fees as set forth in the table below. The placement agents are not required to sell any specific number or dollar amount of our Series D Preferred Stock in this offering, but will use their reasonable best efforts to solicit orders to purchase our Series D Preferred Stock offered.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Maximum Offering Amount
Public offering price of Series D Preferred Stock	$8.00	$12,000,000
Placement Agents’ fees (1)(2)	$0.32	$480,000
Proceeds, before expenses, to us	$7.68	$11,520,000

(1)	Does not include additional compensation payable to the placement agents. See “Plan of Distribution” beginning on page 64 of this prospectus for a description of compensation payable to the placement agents.

(2)	Does not include compensation deemed to be paid to the representative of the placement agents previously. See “Plan of Distribution” beginning on page 64 of this prospectus for a description of compensation deemed to be received by the placement agent and its affiliates within 180 days prior to the date of this prospectus.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agents’ fees and net proceeds to us, if any, in this offering are presently not determinable and may be substantially less than the maximum offering amount set forth in this prospectus.

Delivery of the shares of Series D Preferred Stock and the closing are expected to occur on or about January 17, 2013, subject to customary closing conditions, against payment for such shares to be received by us on the same date.

GVC Capital

The date of this prospectus is January 17, 2013

MUSCLEPHARM®

FUELING ATHLETES SAFELY®

AWARD OF EXCELLENCE
WINNER
BODYBUILDING.com
MUSCLEPHARM®
PACKAGING
OF THE YEAR
2012
PRESENTED BY BODYBUILDING.COM
AWARD OF EXCELLENCE
WINNER
BODYBUILDING.com
MUSCLEPHARM®
BRAND
OF THE YEAR
2012
PRESENTED BY BODYBUILDING.COM
AWARD OF EXCELLENCE
WINNER
BODYBUILDING.com
ASSAULT™
PRE-WORKOUT
OF THE YEAR
2012
PRESENTED BY BODYBUILDING.COM
UFC
FIGHT STACK
COMBAT
ASSAULT
RE-CON
AMINO
ARMOR-V

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the placement agents have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the placement agents are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless otherwise stated or the context requires otherwise, references in this prospectus to “MusclePharm”, the “Company”, “we”, “us”, or “our” refer to MusclePharm Corporation, and information in this prospectus gives effect to the 1-for-850 reverse stock split of our common stock that we effected on November 26, 2012.

MusclePharm Corporation

Business Overview

We develop, market and sell athlete-focused, high quality nutritional supplements primarily to specialty resellers. Our products have been formulated to enhance active fitness regimens, including muscle building, weight loss and maintaining general fitness. Our nutritional supplements are available for purchase in over 10,500 U.S. retail outlets, including Dick’s Sporting Goods, GNC, Vitamin Shoppe and Vitamin World. We also sell our products to over 100 online channels, including bodybuilding.com, amazon.com, gnc.com and vitacost.com. Internationally, our nutritional supplements are sold in over 110 countries, and we expect that international sales will be a significant part of our sales for the foreseeable future.

We started formulating our nutritional supplements in 2008 for consumption by active individuals, high performance athletes and fitness enthusiasts. We launched our sales and marketing programs in late 2008 through our internal sales executives and staff targeting specialty retail distributors.

Our wide-range variety of nutritional supplements, include Assault™, Combat Powder™, MusclePharm Musclegel®, MusclePharm Shred Matrix®, and Re-Con®. These products are comprised of amino acids, herbs, and proteins tested by our scientists for the overall health of athletes. We developed these nutritional supplements to enhance the effects of workouts, repair muscles, and nourish the body for optimal physical fitness.

Our Growth and Core Marketing Strategy

Our primary growth strategy is to:

•	increase our product distribution and sales through increased market penetrations both domestically and internationally;

•	increase our margins by focusing on streamlining our operations and seeking operating efficiencies in all areas of our operations;

•	continue to conduct additional testing of the safety and efficacy of our products and formulate new products; and

•	increase awareness of our products by increasing our marketing and branding opportunities through endorsements, sponsorships and brand extensions.

Our core marketing strategy is to brand MusclePharm as the “must have” fitness brand for workout enthusiasts and elite athletes. We seek to be known as the “athlete’s company”, run by athletes who create their products for other athletes, both professional and otherwise. We believe that our marketing mix of endorsers, sponsorships and providing sample products for our retail resellers to use is an optimal strategy to increase sales.

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Recent Developments

Significant Growth in Product Sales

We have recently experienced significant growth in our product sales. Our net sales for the years ended December 31, 2010 and 2011 were $3.2 million and $17.2 million, respectively. Our net sales for the nine months ended September 30, 2011 and 2012 were $10.9 million and $50.6 million, respectively.

Conversion of Warrants into Common Stock

In late September 2012, we issued 512,631 shares of our common stock to several accredited investors pursuant to conversions of warrants to purchase an aggregate of 723,746 shares of our common stock. As a result of these warrant conversions and other extinguishments of derivative liabilities during the quarter ended September 30, 2012, our stockholders’ deficit decreased from $11,013,113 at June 30, 2012 to $7,297,593 at September 30, 2012 and our derivative liabilities decreased from $7,908,860 at June 30, 2012 to $24,889 at September 30, 2012. On December 7, 2012, we converted a warrant exercisable for 4,902 shares of common stock into 3,677 shares of our common stock. Thereafter, our derivative liability was reduced to approximately $300 as of December 7, 2012.

Proportionate Reverse Stock Split and Increase in Number of Authorized Shares of Common Stock

On November 26, 2012, we (i) effected a 1-for-850 reverse stock split of our common stock, including a proportionate reduction in the number of authorized shares of our common stock from 2.5 billion shares to 2,941,177 shares of common stock, and (ii) amended our articles of incorporation to increase the number of authorized shares of common stock (post reverse stock split) from 2,941,177 to 100 million effective November 27, 2012. See “Description of Securities” beginning on page 61 of this prospectus.

Bridge Loan

On December 4, 2012, we entered into a $1.0 million bridge loan to provide us with short-term financing.  In connection with the bridge loan, we entered into a subscription agreement with six subscribers pursuant to which we issued an aggregate $1.0 million principal amount of promissory notes and 50,000 shares of common stock to the subscribers.  The promissory notes are due January 18, 2013 (45-days after the date of the subscription agreement), do not bear interest, and may be pre-paid in full at any time without penalty to us.  If not repaid in full at maturity, following a five-day grace period, the default interest rate would be 12% per annum. The events of default under the promissory notes are defined broadly and include failure to pay principal and breach of covenants in the subscription agreement. In the event that we do not close this offering on or before January 18, 2013, we may be unable to repay the bridge loan. Additionally, we granted the subscribers “piggy-back” registration rights for the shares of common stock in certain circumstances. The subscription agreement also contained customary representations and warranties, indemnification provisions, and additional covenants. Pursuant to the terms of the bridge loan, we are required to repay the entire bridge loan upon closing of this offering.

Selected Risks Associated With Our Business

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

•	Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing;

•	Our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed;

•	Our failure to respond appropriately to competitive challenges, changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales;

•	Our management has determined that our disclosure controls and procedures are ineffective which could result in material misstatements in our financial statements;

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•	If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult;

•	Our industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition and future growth;

•	We rely on a limited number of customers for a substantial portion of our sales, and the loss of or material reduction in purchase volume by any of these customers would adversely affect our sales and operating results;

•	Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues;

•	We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel, hire qualified personnel, we may not be able to grow effectively;

•	If we are unable to retain key personnel, our ability to manage our business effectively and continue our growth could be negatively impacted;

•	Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations;

•	We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business;

•	Our insurance coverage or third party indemnification rights may not be sufficient to cover our legal claims or other losses that we may incur in the future;

•	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand;

•	We may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products;

•	An increase in product returns could negatively impact our operating results and profitability;

•	We have no manufacturing capacity and anticipate continued reliance on third-party manufacturers for the development and commercialization of our products;

•	A shortage in the supply of key raw materials could increase our costs or adversely affect our sales and revenues;

•	A member of our management team has been involved in a bankruptcy proceeding and other failed business ventures that may expose us to assertions that we are not able to effectively manage our business, which could have a material adverse effect on our business and your investment in our securities;

•	There is no minimum amount of gross proceeds that must be raised in this offering and we may be unable to raise any significant capital from this offering. We could therefore continue to have extremely limited capital and will continue to have a significant working capital deficit;

•	You may experience substantial dilution in the event we issue common stock in the future at a price below $4.00 per share;

•	The conversion reset provision relating to our Series D Preferred Stock could result in difficulty for us to obtain future equity financing;

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•	We may issue additional shares of preferred stock in the future that may adversely impact your rights as holders of our common stock;

•	Our common stock is quoted on the OTCBB which may have an unfavorable impact on our stock price and liquidity;

•	Nevada corporations laws limit the personal liability of corporate directors and officers and require indemnification under certain circumstances;

•	Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree;

•	Future financings through debt securities and preferred stock may restrict our operations;

•	Our common stock price may be volatile and could fluctuate widely in price, which could result in substantial losses for investors;

•	If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected;

•	Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval;

•	If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline;

•	A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future;

•	You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future;

•	The reverse stock split may decrease the liquidity of the shares of our common stock;

•	Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve; and

•	There is no public market for the offered securities other than our common stock.

Corporate Information

We were incorporated in Nevada on August 4, 2006, under the name “Tone in Twenty”. On February 18, 2010, Tone in Twenty acquired all of the issued and outstanding equity and voting interests of Muscle Pharm, LLC, a Colorado limited liability company, in exchange for 30,589 shares of its common stock. As a result of this transaction, Muscle Pharm, LLC became a wholly owned subsidiary of Tone in Twenty, and Tone in Twenty changed its name to “MusclePharm Corporation.” Our principal executive offices are located at 4721 Ironton Street, Building A, Denver, Colorado 80239 and our telephone number is (303) 396-6100. Our website address is http://www.musclepharm.com. The information on, or that can be accessed through, our website is not part of this prospectus.

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Summary of the Offering

Series D preferred stock offered by us	1,500,000 shares of Series D Preferred Stock.

Series D preferred stock outstanding after this offering	1,500,000 shares of Series D Preferred Stock.

Conversion	Each holder of the Series D Preferred Stock has the right to convert its Series D Preferred Stock, at the option of the holder, at any time, into shares of our common stock. One share of Series D Preferred Stock shall initially be convertible into two shares of our common stock, which conversion rate may be adjusted based on certain events. See “Description of Series D Preferred Stock” beginning on page 57 of this prospectus.

Limitation on conversion	We will not permit the conversion of shares of Series D Preferred Stock by any holder, if after such conversion such holder would beneficially own more than 4.99% (which limitation may be waived by the holder upon 61 days’ advance notice) or 9.99% of our common stock then outstanding. A holder of shares of Series D Preferred Stock may decrease these percentages by written notice to the Company. See “Description of Series D Preferred Stock” beginning on page 57 of this prospectus.

Voting	Series D Preferred Stock will vote together with the common stock on an as converted basis, as limited by the conversion limitations.

Series D preferred stock listing	Our Series D Preferred Stock will have no public market.

Common stock underlying Series D preferred stock in this offering	3,000,000 shares of common stock.

Common stock to be outstanding after this offering assuming full conversion of Series D preferred stock	5,974,135 shares of common stock.

Use of proceeds	We intend to use the net proceeds received from this offering to retire a bridge loan of $1.0 million and $3.5 million of debt due on completion of this offering and for working capital and general corporate purposes. See “Use of Proceeds” on page 18 of this prospectus.

Risk factors	See “Risk Factors” beginning on page 7 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Common stock OTC Bulletin Board trading symbol	MSLP.OB

Unless we indicate otherwise, all information in this prospectus:

•	is based on 2,974,135 shares of common stock issued and outstanding as of January 16, 2013;

•	assumes the sale of all shares of Series D Preferred Stock in this offering (but excludes 3,000,000 shares of our common stock issuable upon conversion thereof);

•	excludes approximately 226,826 shares of common stock issuable to consultants for no further consideration upon conversion of all shares of Series D Preferred Stock in this offering;

•	excludes approximately 132,353 shares of common stock issuable to certain existing stockholders for no further consideration assuming each share of Series D Preferred Stock is issued at $8.00 per share;

•	excludes 1,845 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $425.00 per share as of January 16, 2013;

•	excludes 89 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1,275.00 per share as of January 16, 2013; and

•	excludes 129,412 shares of common stock issuable upon vesting and settlement of outstanding restricted stock unit awards as of January 16, 2013.

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables sets forth our (i) summary statement of operations data for the years ended December 31, 2011 and 2010 and the nine months ended September 30, 2012 and 2011 (unaudited) and (ii) summary consolidated balance sheet data as of September 30, 2012 (unaudited), derived from our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated financial data for the nine months ended September 30, 2012 and 2011 and as of September 30, 2012 are not indicative of results to be expected for the full year. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. All share amounts and per share amounts reflect the completed 1-for-850 reverse stock split. The results indicated below are not necessarily indicative of our future performance.

You should read this information together with the sections entitled “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010
Statement of Operations:	(unaudited)
Sales – net	$50,563,746	$10,875,249	$17,212,636	$3,202,687
Loss from operations	(6,202,447)	(5,393,337)	(16,220,160)	(18,251,836)
Other income (expense)	35,411	-	(7,060,790)	(1,317,501)
Net income (loss)	(15,927,426)	(12,332,236)	(23,280,950)	(19,569,337)
Series C preferred stock dividend	-	-	(293)	-
Other comprehensive income	7,556	-	-	-
Total comprehensive income (loss)	(15,919,870)	(12,332,236)	(23,280,657)	(19,569,337)
Net income (loss) per share of common stock – basic and diluted	$(9.62)	$(46.50)	$(70.30)	$(404.31)
Weighted average number of shares of common stock outstanding – basic and diluted	1,656,219	265,189	331,159	48,402

	As of September 30, 2012
	Actual	Pro Forma, As Adjusted (1)
Balance Sheet Data:	(unaudited)	(unaudited)

Cash	$634,870	$11,634,870
Cash – restricted	74,202	74,202
Total assets	7,809,619	18,809,619
Working Capital (Deficit)	(9,114,226)	1,885,774
Long term debt	159,210	159,210
Stockholders’ equity (deficit)	$(7,297,593)	$3,702,407

(1)	Pro forma, as adjusted amounts give effect to (i) the issuance of common stock from October 1, 2012 through and immediately prior to the date of this prospectus and (ii) assuming the sale of all shares of Series D Preferred Stock in this offering at the public offering price of $8.00 per share of Series D Preferred Stock, and after deducting placement agents’ fees and other estimated offering expenses payable by us.

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RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business and Industry

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

As reflected in the accompanying unaudited interim consolidated financial statements, we incurred a net loss of approximately $15.9 million for the nine months ended September 30, 2012, and we had a working capital deficit and stockholders’ deficit of approximately $9.1 million and $7.3 million respectively, at September 30, 2012. Also as reflected in the accompanying financial statements we incurred a net loss of approximately $23.3 million and used net cash in operations of approximately $5.8 million for the year ended December 31, 2011, and had a working capital deficit and stockholders’ deficit of approximately $13.7 million and $13.0 million respectively, at December 31, 2011. These factors raise substantial doubt about our ability to continue as a going concern.

In their report dated April 13, 2012, except for note 1 as to which the date is June 28, 2012, our independent auditors stated that our financial statements for the period ended December 31, 2011, were prepared assuming that we would continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Our ability to continue operations is dependent on management’s plans to raise more capital, which include this offering, until such time that funds provided by operations are sufficient to fund working capital requirements.

In addition to the net proceeds from this offering, we could require additional funding to finance the growth of our future operations as well as to achieve our strategic objectives. There can be no assurance that future financing will be available in amounts or terms acceptable to us, if at all.

Our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed.

We have experienced and expect to continue to experience rapid growth in our operations, which has placed, and will continue to place, significant demands on our management, and our operational and financial infrastructure. If we do not effectively manage our growth, we may fail to attain operational efficiencies we are seeking, timely deliver products to our customers in sufficient volume or the quality of our products could suffer, which could negatively affect our operating results. To effectively manage this growth, we expect we will need to hire additional persons, particularly in sales and marketing, and we will need to continue to improve significantly our operational, financial and management controls and our reporting systems and procedures. These additional employees, systems enhancements and improvements will require significant capital expenditures and management resources. Failure to implement these proposed growth objectives would likely hurt our ability to manage our growth and our financial position.

Our failure to respond appropriately to competitive challenges, changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales.

The nutritional sports supplement industry is characterized by intense competition for product offerings and rapid and frequent changes in consumer demand. Our failure to predict accurately product trends could negatively impact our products and cause our revenues to decline.

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Our success with any particular product offering (whether new or existing) depends upon a number of factors, including our ability to:

•	deliver products in a timely manner in sufficient volumes;

•	accurately anticipate customer needs and forecast accurately to our manufacturers in an expanding business;

•	differentiate our product offerings from those of our competitors;

•	competitively price our products; and

•	develop new products.

Products often have to be promoted heavily in stores or in the media to obtain visibility and consumer acceptance. Acquiring distribution for products is difficult and often expensive due to slotting and other promotional charges mandated by retailers. Products can take substantial periods of time to develop consumer awareness, consumer acceptance and sales volume. Accordingly, some products may fail to gain or maintain sufficient sales volume and as a result may have to be discontinued. In a highly competitive marketplace it may be difficult to have retailers open stock-keeping units (sku’s) for new products.

Our management has determined that our disclosure controls and procedures are ineffective which could result in material misstatements in our financial statements.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. As of December 31, 2011, our management determined that our disclosure controls and procedures were ineffective due to weaknesses in our financial closing process.

We intend to implement remedial measures designed to address the ineffectiveness of our disclosure controls and procedures, such as hiring several individuals with significant account, auditing and financial reporting experience and segregating our internal and external financial reporting among our larger financing and accounting staff, implementing more specific segregation of our accounting software and providing historical information more timely, such as monthly budgeting analysis and cash reporting. We have also adopted and implemented written procedures to document purchase orders, product discounts and product transition flow as well as analysis of our cost of goods sold. If these remedial measures are insufficient to address the ineffectiveness of our disclosure controls and procedures, or if material weaknesses or significant deficiencies in our internal control are discovered or occur in the future and the ineffectiveness of our disclosure controls and procedures continues, we may fail to meet our future reporting obligations on a timely basis, our consolidated financial statements may contain material misstatements, we could be required to restate our prior period financial results, our operating results may be harmed, we may be subject to class action litigation, and if we gain a listing on a stock exchange, our common stock could be delisted from that exchange. Any failure to address the ineffectiveness of our disclosure controls and procedures could also adversely affect the results of the periodic management evaluations regarding the effectiveness of our internal control over financial reporting and our disclosure controls and procedures that are required to be included in our annual report on Form 10-K. Internal control deficiencies and ineffective disclosure controls and procedures could also cause investors to lose confidence in our reported financial information. We can give no assurance that the measures we plan to take in the future will remediate the ineffectiveness of our disclosure controls and procedures or that any material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or adequate disclosure controls and procedures or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

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If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly. In addition, we cannot be certain that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future.

Our industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition and future growth.

The nutritional supplement industry is highly competitive with respect to:

•	price;

•	shelf space and store placement;

•	brand and product recognition;

•	new product introductions; and

•	raw materials.

Most of our competitors are larger more established and possess greater financial, personnel, distribution and other resources than we have. We face competition in the health food channel from a limited number of large nationally known manufacturers, private label brands and many smaller manufacturers of dietary supplements.

We rely on a limited number of customers for a substantial portion of our sales, and the loss of or material reduction in purchase volume by any of these customers would adversely affect our sales and operating results.

For the nine months ended September 30, 2012, two of our customers accounted for approximately 49% of our sales. Our largest customer for the nine months ended September 30, 2012, accounted for 39% of our sales. For the year ended December 31, 2011, two customers accounted for approximately 55% of our sales and our largest customer represented 41% of our sales. For the year ended December 31, 2010, three customers accounted for approximately 67% of our sales and the largest customer accounted for 45% of our sales. The loss of any of our major customers, a significant reduction in purchases by any major customer, or, any serious financial difficulty of a major customer, could have a material adverse effect on our sales and results of operations.

Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues.

We believe we are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by other sports nutrition supplement companies. Consumer perception of sports nutrition supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use. Adverse publicity from these sources regarding the safety, quality or efficacy of nutritional supplements and our products could harm our reputation and results of operations. The mere publication of news articles or reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such news articles or reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel, hire qualified personnel, we may not be able to grow effectively.

Our performance largely depends on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization, particularly sales and marketing. Competition in our industry for qualified employees is intense. In addition, our compensation arrangements, such as our bonus programs, may not always be successful in attracting new employees or retaining and motivating our existing employees. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

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If we are unable to retain key personnel, our ability to manage our business effectively and continue our growth could be negatively impacted.

Our management employees include Brad J. Pyatt, L. Gary Davis, John H. Bluher, Jeremy R. DeLuca and Cory J. Gregory. These key management employees are primarily responsible for our day-to-day operations, and we believe our success depends in large part on our ability to retain them and to continue to attract additional qualified individuals to our management team. Currently, we have executed employment agreements with our key management employees. The loss or limitation of the services of any of our key management employees or the inability to attract additional qualified personnel could have a material adverse effect on our business and results of operations.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many of which may be outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date, and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Each of the following factors may affect our operating results:

•	our ability to deliver products in a timely manner in sufficient volumes;

•	our ability to recognize product trends;

•	our loss of one or more significant customers;

•	the introduction of successful new products by our competitors; and

•	adverse media reports on the use or efficacy of nutritional supplements.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results.

The continuing effects of the most recent global economic crisis may impact our business, operating results, or financial condition.

The global economic crisis that began in 2008 has caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy, and has impacted levels of consumer spending. These macroeconomic developments could negatively affect our business, operating results, and financial condition. For example, if consumer spending decreases, this may result in lower sales.

We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business.

As a marketer and distributor of products designed for human consumption, we could be subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as dietary supplements and in most cases are not subject to pre-market regulatory approval in the United States or internationally. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

We have not had any product liability claims filed against us, but in the future we may be subject to various product liability claims, including among others that our products had inadequate instructions for use, or inadequate warnings concerning possible side effects and interactions with other substances. The cost of defense can be substantially higher than the cost of settlement even when claims are without merit. The high cost to defend or settle product liability claims could have a material adverse effect on our business and operating results.

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Our insurance coverage or third party indemnification rights may not be sufficient to cover our legal claims or other losses that we may incur in the future.

We maintain insurance, including property, general and product liability, and workers’ compensation to protect ourselves against potential loss exposures. In the future, insurance coverage may not be available at adequate levels or on adequate terms to cover potential losses, including on terms that meet our customer’s requirements. If insurance coverage is inadequate or unavailable, we may face claims that exceed coverage limits or that are not covered, which could increase our costs and adversely affect our operating results.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand.

We have invested significant resources to protect our brands and intellectual property rights. However, we may be unable or unwilling to strictly enforce our intellectual property rights, including our trademarks, from infringement. Our failure to enforce our intellectual property rights could diminish the value of our brands and product offerings and harm our business and future growth prospects.

We may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products.

Our industry is characterized by vigorous pursuit and protection of intellectual property rights, which has resulted in protracted and expensive litigation for several companies. Third parties may assert claims of misappropriation of trade secrets or infringement of intellectual property rights against us or against our end customers or partners for which we may be liable.

As our business expands, the number of products and competitors in our markets increases and product overlaps occur, infringement claims may increase in number and significance. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot be certain that we would be successful in defending ourselves against intellectual property claims. Further, many potential litigants have the capability to dedicate substantially greater resources than we can to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, a successful claimant could secure a judgment that requires us to pay substantial damages or prevents us from distributing products or performing certain services.

An increase in product returns could negatively impact our operating results and profitability.

We permit the return of damaged or defective products and accept limited amounts of product returns in certain instances. While such returns have historically been nominal and within management’s expectations and the provisions established, future return rates may differ from those experienced in the past. Any significant increase in damaged or defective products or expected returns could have a material adverse effect on our operating results for the period or periods in which such returns materialize.

We have no manufacturing capacity and anticipate continued reliance on third-party manufacturers for the development and commercialization of our products.

We do not currently operate manufacturing facilities for production of our products. We lack the resources and the capabilities to manufacture our products on a commercial scale. We do not intend to develop facilities for the manufacture of products in the foreseeable future. We rely on third-party manufacturers to produce bulk products required to meet our sales needs. We plan to continue to rely upon contract manufacturers to manufacture commercial quantities of our products.

Our contract manufacturers’ failure to achieve and maintain high manufacturing standards, in accordance with applicable regulatory requirements, or the incidence of manufacturing errors, could result in consumer injury or death, product shortages, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. Contract manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Our existing manufacturers and any future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business. In the event of a natural disaster, business failure, strike or other difficulty, we may be unable to replace a third-party manufacturer in a timely manner and the production of our products would be interrupted, resulting in delays, additional costs and reduced revenues.

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A shortage in the supply of key raw materials could increase our costs or adversely affect our sales and revenues.

All of our raw materials for our products are obtained from third-party suppliers. Since all of the ingredients in our products are commonly used, we have not experienced any shortages or delays in obtaining raw materials. If circumstances changed, shortages could result in materially higher raw material prices or adversely affect our ability to have a product manufactured. Price increases from a supplier would directly affect our profitability if we are not able to pass price increases on to customers. Our inability to obtain adequate supplies of raw materials in a timely manner or a material increase in the price of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

Because we are subject to numerous laws and regulations, and we may become involved in litigation from time to time, we could incur substantial judgments, fines, legal fees and other costs.

Our industry is highly regulated. The manufacture, labeling and advertising for our products are regulated by various federal, state and local agencies as well as those of each foreign country to which we distribute. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to manufacture and sell our products in the future. The U.S. Food and Drug Administration, or FDA, regulates our products to ensure that the products are not adulterated or misbranded. Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Our advertising is subject to regulation by the Federal Trade Commission, or FTC, under the Federal Trade Commission Act. In recent years the FTC has initiated numerous investigations of dietary supplement and weight loss products and companies. Additionally, some states also permit advertising and labeling laws to be enforced by private attorney generals, who may seek relief for consumers, seek class action certifications, seek class wide damages and product recalls of products sold by us. Any of these types of adverse actions against us by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

A member of our management team has been involved in a bankruptcy proceeding and other failed business ventures that may expose us to assertions that we are not able to effectively manage our business, which could have a material adverse effect on our business and your investment in our securities.

Our chief executive officer and co-chairman of our board of directors, Brad J. Pyatt, has been involved in a personal bankruptcy and other failed business ventures. This may expose us to assertions by others that our management team may not know how to effectively run a business. To address this risk, our board of directors has devoted significant time and energy to bolstering our management team with individuals who have public company experience and financial expertise, as well as adding independent board members. Notwithstanding these efforts, if our business partners and investors do not have confidence in our management team, it could have a material adverse effect on our business and your investment in our company.

Other Risks and Risks Relating to this Offering

There is no minimum amount of gross proceeds that must be raised in this offering and we may be unable to raise any significant capital from this offering. We could therefore continue to have extremely limited capital and will continue to have a significant working capital deficit.

Because we have no minimum amount of proceeds that must be raised in this offering we cannot assure you that a small amount of proceeds which could be raised would be sufficient for us to seek to continue to implement our business plan. The first $1.0 million of net proceeds from this offering will be used to repay a short term bridge loan we obtained on December 4, 2012 and the next $3.5 million of net proceeds are to be used to pay our corporate debt. If we only raise a limited amount of gross proceeds from the offering, our ability to seek to implement our business plan will be greatly constrained, and our financial condition, results of operating and liquidity will likely be significantly affected. In the event that the subscribed shares of Series D Preferred Stock offered hereby are not sold, all proceeds received will be refunded in full to investors without interest or deduction. Therefore, investors subscribing to purchase the shares of Series D Preferred Stock offered hereby may lose the use of their funds for the escrow period.

You may experience substantial dilution in the event we issue common stock in the future at a price below $4.00 per share.

The terms of the Series D Preferred Stock require us to increase the conversion rate in the event we issue common stock below $4.00 per share while any shares of Series D Preferred stock are outstanding, resulting in additional shares of common stock issuable upon conversion of shares of Series D Preferred Stock. For example, if we issue shares of common stock for little or no consideration, the certificate of designation for the Series D Preferred Stock provides that such issuance will be deemed to be issued at $0.001 per share of common stock, which would have a substantial impact on the conversion rate of the Series D Preferred Stock, and your ownership percentage of the Company and likely, its value, would decrease accordingly.

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The conversion reset provision relating to our Series D Preferred Stock could result in difficulty for us to obtain future equity financing.

Because the conversion price reset provisions relating to our Series D Preferred Stock discussed above are so significant and to the potential detriment of common stockholders, it may make it more difficult for us to raise any future equity capital. Also, until July 12, 2014, we are obligated to ensure that two consultants maintain an aggregate of 8.4% of our outstanding common stock on a fully diluted basis, which may make it difficult for us to obtain future equity financing. See “Certain Relationships and Related Party Transactions”. This potential difficulty should be reviewed in light of our existing levels of little capital and significant working capital deficit.

We may, in the future, issue additional shares of common stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our articles of incorporation, as amended, authorize the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which (i) 5,000,000 shares have been designated as Series A Convertible Preferred Stock, (ii) 51 shares have been designated as Series B Preferred Stock, (iii) 500 shares have been designated as Series C Convertible Preferred Stock and (iv) 1,600,000 shares have been designated as Series D Convertible Preferred Stock. The articles of incorporation authorize our board of directors to prescribe the series and the voting powers, designations, preferences, limitations, restrictions and relative rights of any undesignated shares of our preferred stock. The future issuance of common stock and preferred stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock or preferred stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

We may issue additional shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our articles of incorporation, as amended, authorize us to issue shares of preferred stock in various series. Currently, we have 51 shares of Series B Preferred Stock issued and outstanding, which shares have voting control of the Company. Each share of our Series A Preferred Stock is convertible into 200 shares of our common stock although no shares of this series are outstanding. Each share of our Series D Convertible Preferred Stock is convertible into two shares of our common stock. In addition, our board of directors has the authority to fix and determine the relative rights and preferences of our authorized but undesignated preferred stock, as well as the authority to issue shares of such preferred stock, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred stock, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

Our common stock is quoted on the OTCBB which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCBB. The OTCBB is a significantly more limited market than the New York Stock Exchange or the NASDAQ Stock Market. The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

Nevada corporations laws limit the personal liability of corporate directors and officers and require indemnification under certain circumstances.

Section 78.138(7) of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions or unless the articles of incorporation provide for greater individual liability, a director or officer of a Nevada corporation is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud or a knowing violation of law. We have not included in our articles of incorporation any provision intended to provide for greater liability as contemplated by this statutory provision.

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In addition, Section 78.7502(3) of the Nevada Revised Statutes provides that to the extent a director or officer of a Nevada corporation has been successful on the merits or otherwise in the defense of certain actions, suits or proceedings (which may include certain stockholder derivative actions), the corporation shall indemnify such director or officer against expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer in connection therewith.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We currently intend to use the net proceeds from this offering to repay our bridge loan of $1.0 million and $3.5 million of debt due upon completion of this offering, for working capital and other general corporate purposes. See “Use of Proceeds” on page 18 of this prospectus. Other than the bridge loan and debt payments, we have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying these proceeds. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Future financings through debt securities and preferred stock may restrict our operations.

If additional funds are raised through a credit facility or the issuance of debt securities or preferred stock, lenders under the credit facility or holders of these debt securities or preferred stock would likely have rights that are senior to the rights of holders of our common stock, and any credit facility or additional securities could contain covenants that would restrict our operations.

Our common stock price may be volatile and could fluctuate widely in price, which could result in substantial losses for investors.

The market price of our common stock has historically been and is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	new products and services by us or our competitors;

•	additions or departures of key personnel;

•	intellectual property disputes;

•	sales of our common stock;

•	our ability to integrate operations, technology, products and services;

•	our ability to execute our business plan;

•	operating results below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Unless our securities are listed on a national securities exchange, or we have net tangible assets of $5.0 million or more and our common stock has a market price per share of $5.00 or more, transactions in our common stock will be subject to the SEC’s “penny stock” rules. If our common stock remains subject to the “penny stock” rules promulgated under the Exchange Act, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

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Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result, if our common stock becomes or remains subject to the penny stock rules, the market price of our securities may be depressed, and you may find it more difficult to sell shares of our common stock after conversion of shares of Series D Preferred Stock.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

As of January 16, 2013, our directors, executive officers and principal stockholders, and their respective affiliates, beneficially own approximately 17.8% of our outstanding shares of common stock. Also, two of our executive officers own 51 shares of our Series B Preferred Stock, which has voting control of the Company. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

•	delaying, deferring or preventing a change in corporate control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future. Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates. Investors in our common stock should not rely on an investment in our company if they require dividend income.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future.

Our common stock is traded on the OTCBB and, despite certain increases of trading volume from time to time, there have been periods when it could be considered “thinly-traded”, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restrictions on resale of substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the conversion of up to 3,000,000 shares of common stock underlying Series D Preferred stock offered in this offering at an assumed effective conversion price of $4.00 per share of common stock, and after deducting the placement agents’ fees and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $3.38 per share. In addition, in the past, we issued options and warrants to acquire shares of common stock. To the extent these options are ultimately exercised, you will sustain future dilution. We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the recently effected 1-for-850 reverse stock split given the reduced number of shares outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may have increased the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the recently effected 1-for-850 reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

There is no public market for the offered securities other than our common stock.

Our common stock is traded on the OTC Bulletin Board and is not listed on any securities exchange. We have not registered any series of our currently issued and outstanding preferred stock for trading in the public securities markets and do not intend to do so. There is no established public trading market for any securities that we may offer and sell under this prospectus other than our common stock. Without an active market, the liquidity of the securities other than our common stock will be limited.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 7 of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

This prospectus also includes estimates of market size and industry data that we obtained from industry publications and surveys and internal company sources. The industry publications and surveys used by management to determine market size and industry data contained in this prospectus have been obtained from sources believed to be reliable.

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USE OF PROCEEDS

We estimate that our net proceeds from the sale of the Series D Preferred Stock offered pursuant to this prospectus will be approximately $11.0 million after deducting the placement agents’ fees and estimated offering expenses, based on the public offering price of $8.00 per share and assuming we sell the maximum number of shares offered hereby. There is no minimum offering amount. Thus, we may continue to have significant debt obligations and may continue to have a significant working capital deficit.

We currently intend to use the net proceeds that we receive in this offering in the following order of priority: (i) $1.0 million for repayment of the bridge loan which was used for working capital (ii) $3.5 million for repayment of our outstanding debt balance principal amount of debt held by non-affiliated parties, which will be due after completion of this offering (as set forth below), (iii) to pay interest of approximately $0.1 million, representing interest payable, (iv) $2.1 million for expected accounts payable; and (v) and the remainder for general corporate purposes.

Our outstanding indebtedness that will be repaid is as follows:

Principal Amount ($000’s)	Interest Rate (per annum)	Maturity Date
1,625	15%	October 2013
510	12%	July 2013
390	15%	July 2013
452	15%	August 2013
185	15%	April 2013
156	15%	May 2013
117	15%	June 2013
38	15%	September 2013

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PRICE RANGE OF COMMON STOCK

Our shares of common stock were cleared for trading under the symbol “TTWZ:OB” on the OTCBB on November 24, 2008, and later began trading on the OTCBB under the symbol “MSLP:OB” on April 22, 2010. Prior to this period, there was minimal trading in our common stock. The following table shows the reported high and low bid quotations per share for our common stock based on information provided by the OTCBB. These prices reflect the 1-for-850 reverse stock split of our common stock that we effected on November 26, 2012.

	High	Low
2013
First Quarter (through January 16, 2013)	$4.65	$3.90

2012
Fourth Quarter	6.21	3.40
Third Quarter	17.43	5.02
Second Quarter	31.88	10.20
First Quarter	31.03	5.10

2011
Fourth Quarter	21.93	4.68
Third Quarter	34.00	9.35
Second Quarter	73.10	18.70
First Quarter	123.26	27.20

2010
Fourth Quarter	841.55	38.25
Third Quarter	884.05	297.52
Second Quarter (beginning April 22, 2010)	1,360.09	476.53
First Quarter (1)	-	-
_____________________________

(1)	Prior to April 22, 2010, our common stock was not traded on the OTCBB or any other exchange.

Quotations on the OTCBB reflect bid and ask quotations, may reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. In periods prior to April 22, 2010, there was no volume in our common stock.

As of January 16, 2013, there were approximately 420 holders of record of our common stock. This figure does not take into account those stockholders whose certificates are held in street name by brokers and other nominees. We estimate that such holders number approximately 3,700.

DIVIDEND POLICY

We have never declared dividends on our common stock, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

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DILUTION

If you invest in our Series D Preferred Stock, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after giving effect to this offering, assuming that all shares of Series D Preferred Stock have been converted into common stock.

Our pro forma net tangible book value as of September 30, 2012 was $(7,297,593) or $(2.45) per share of common stock, based upon 2,974,135 shares outstanding (which includes shares issued between October 1, 2012 and the date of this prospectus), after giving effect to issuances of common stock from October 1, 2012 through and immediately prior to the date of this offering. After giving effect to the sale of the shares in this offering at the public offering price of $8.00 per share, at September 30, 2012, after deducting placement agents’ fees and estimated offering expenses payable by us and assuming conversion of all shares of Series D Preferred Stock into common stock, our pro forma as adjusted net tangible book value at September 30, 2012 would have been approximately $3,702,407, or $0.62 per share. This represents an immediate increase in pro forma net tangible book value of approximately $3.07 per share to our existing stockholders, and an immediate dilution of $3.38 per share to investors purchasing shares in the offering.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering (assuming conversion of all shares of Series D Preferred Stock into common stock) and the pro forma net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Public offering price per share, as if converted to common		$4.00
Pro forma net tangible book value per share as of September 30, 2012	$(2.45)
Increase in net tangible book value per share attributable to this offering	$3.07
Pro forma as adjusted net tangible book value per share after this offering		$0.62
Dilution in pro forma net tangible book value per share to new investors		$3.38

To the extent that outstanding options or warrants are exercised, or restricted stock units vest and settle, investors purchasing our Series D Preferred Stock and subsequently converting to our common stock will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012:

•	on an actual basis;

•	on a pro forma basis to give effect to the issuance of common stock from October 1, 2012 through and immediately prior to the date of this prospectus; and

•	on a pro forma, as adjusted basis to give effect to (i) the issuance of common stock from October 1, 2012 through and immediately prior to the date of this prospectus, and (ii) the sale of 1,500,000 shares of Series D Preferred Stock in this offering at the public offering price of $8.00 per share, after deducting placement agents’ fees and other estimated offering expenses payable by us.

You should consider this table in conjunction with “Use of Proceeds”, “Description of Securities” and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of September 30, 2012
	Actual		Pro Forma		Pro Forma As Adjusted
	(unaudited)
Stockholders’ equity (deficit)	$		$		$
Preferred stock, $0.001 par value, Series A Convertible Preferred Stock, 5,000,000 shares authorized, none issued and outstanding		-		-		-
Preferred stock, $0.001 par value, Series B Preferred Stock; 51 shares authorized, issued and outstanding		-		-		-
Preferred stock, $0.001 par value, Series C Convertible Preferred Stock; 500 shares authorized, none issued and outstanding		-		-		-
Preferred Stock, $0.001 par value, Series D Convertible Preferred Stock, none authorized, issued and outstanding at September 30, 2012 actual and pro forma; and 1,600,000 authorized, 1,500,000 issued and outstanding at September 30, 2012 pro forma as adjusted		-		-		1,500
Common stock, $0.001 par value, 100,000,000 shares authorized, 2,728,351 and 2,697,255 issued and outstanding at September 30, 2012 actual; 3,005,231 and 2,974,135 issued and outstanding at September 30, 2012 pro forma and pro forma as adjusted		2,728		3,005		3,005
Treasury Stock, at cost; 31,096 shares		(460,978)		(460,978)		(460,978)
Additional paid-in capital		54,237,209		54,236,932		65,235,432
Accumulated deficit		(61,084,108)		(61,084,108)		(61,084,108)
Accumulated other comprehensive income		7,556		7,556		7,556
Total stockholders’ equity (deficit)		$(7,297,593)		$(7,297,593)		$3,702,407

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements and Industry Data” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. All share amounts and per share amounts in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflect the 1-for-850 reverse stock split of our common stock that we effected on November 26, 2012.

Plan of Operation

We develop, market and sell athlete-focused, high quality nutritional supplements primarily to specialty resellers. Our propriety and award winning products address active lifestyles including muscle building, weight loss, and maintaining general fitness through a daily nutritional supplement regimen. Our products are sold in over 110 countries and available in over 10,500 U.S. retail outlets, including Dick’s Sporting Goods, GNC, Vitamin Shoppe and Vitamin World. We also sell our products in over 100 online channels, including bodybuilding.com, amazon.com, gnc.com and vitacost.com. Internationally, our nutritional supplements are sold in approximately 110 countries, and we expect that international sales will be a significant part of our sales for the foreseeable future.

Our primary growth strategy is to:

(1)	increase our product distribution and sales through increased market penetrations both domestically and internationally;

(2)	increase our margins by focusing on streamlining our operations and seeking operating efficiencies in all areas of our operations;

(3)	continue to conduct additional testing of the safety and efficacy of our products and formulate new products; and

(4)	increase awareness of our products by increasing our marketing and branding opportunities through endorsements, sponsorships and brand extensions.

Our core marketing strategy is to brand MusclePharm as the “must have” fitness brand for workout enthusiasts and elite athletes. We seek to be known as the athlete’s company, run by athletes who create their products for other athletes both professional and otherwise. We believe that our marketing mix of endorsers, sponsorships and providing sample products for our retail resellers to use is an optimal strategy to increase sales.

Results of Operations

Nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.

	Nine Months Ended September 30,
	2012	2011

Sales – net	$50,563,746	$10,875,249
Cost of sales	40,345,528	8,842,990
Gross profit	10,218,218	2,032,259
General and administrative expenses	16,420,665	7,425,596
Loss from operations	(6,202,447)	(5,393,337)
Other expenses	(9,724,979)	(6,938,899)
Net loss	$(15,927,426)	$(12,332,236)
Net loss per share – basic and diluted	$(9.62)	$(46.50)
Weighted average number of common shares outstanding during the period – basic and diluted	1,656,219	265,189

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Sales

Sales increased approximately $39.7 million or 365% to approximately $50.6 million for the nine months ended September 30, 2012, compared to approximately $10.9 million for the nine months ended September 30, 2011. The increase in sales was due primarily to increased awareness of our product brand. Since inception, we have focused on an aggressive marketing plan to penetrate the market. As such, significant promotional expenditures have been made to increase product sales by adding new customers and expanding our product line. We have hired additional sales and marketing staff and added new products in an effort to expand our customer base. Another growth area was nutritional product sales in international markets. International sales are included in the results of operations and increased to approximately $17.4 million for the nine months ended September 30, 2012, compared to approximately $2.8 million for the nine months ended September 30, 2011, an increase of approximately $14.5 million or 510%.

Overall as a direct result of our aggressive marketing plan, our products are currently being offered in more retail stores, both domestically and internationally, receiving better shelf placement, and receiving nationally recognized awards. At the 2012 Bodybuilding.com Supplement Awards, we received three Awards of Excellence; we received (i) the “Brand of the Year” award, (ii) the “Packaging of the Year” award; and (iii) the “Pre-Workout Supplement of the Year” award for AssaultTM.

Cost of Sales

Cost of sales for the nine months ended September 30, 2012 was approximately $40.3 million compared to approximately $8.8 million for the nine months ended September 30, 2011, an increase of 358%. Cost of sales as a percent of sales decreased slightly from 81% for the nine months ended September 30, 2011 to 80% of sales for the nine months ended September 30, 2012.

Gross Profit

Our gross profit for the nine months ended September 30, 2012 was approximately $10.2 million, an increase of approximately $8.2 million or 403%, compared to approximately $2.0 million for the nine months ended September 30, 2011. Meanwhile, our gross profit percentage (gross profit as a percentage of sales) increased slightly to approximately 20% during the nine months ended September 30, 2012, from 19% for the nine months ended September 30, 2011. We expect to focus on streamlining our operations and seeking operating efficiencies in order to further improve our gross profit percentage.

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2012, increased to approximately $16.4 million, or an increase of approximately $9.0 million or 121%, compared to approximately $7.4 million for the nine months ended September 30, 2011, primarily driven by our sales.

The major reasons for the increase in our general and administrative expenses were: approximately $3.1 million in increased advertising and promotions due to our increased levels of sales activities (which included approximately $1.4 million in increased product sponsorships and athlete endorsement costs); approximately $1.5 million in increased salaries and benefits expenses due to our overall significantly higher level of sales; approximately $1.4 million from increased professional fees due primarily to significant activity required to obtain financings, resolve disputes and restate certain prior period financial statements, as well as increased fees due for overall increased levels of activities and preparing to seek an exchange listing for our common stock; approximately $1.2 million in investment advisory costs due to two consulting contracts that require us to issue 8.4% of our common stock on an ongoing, fully diluted basis; and other increases in general administrative expenses of approximately $2.1 million (including $0.5 million in stock compensation, $0.2 million in depreciation, and $0.2 million in travel). The total increase in general and administrative costs was offset by decreases in research and development costs of approximately $0.3 million and company support of $0.1 million.

We expect that as we continue to promote our brand and products, sponsorships and athlete endorsements will hold steady or possibly increase slightly if it is beneficial to our brand and product awareness and sales.

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Although salaries and benefits increased significantly, they were 6% of net sales for the period compared to 12% of net sales in 2011. We are seeking to maintain salaries and benefits at 6% of net sales.

Loss from Operations

Our loss from operations for the nine months ended September 30, 2012, was approximately $6.2 million, compared to approximately $5.4 million for the nine months ended September 30, 2011. The increase was primarily attributable to our aggressive plan to raise additional capital and retire warrants and existing debt which result in increased expenses that were only partially offset by the resulting increase in sales as a result of such efforts during the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011.

Other Expenses

Other expenses were approximately $9.7 million for the nine months ended September 30, 2012, compared to approximately $6.9 million for the nine months ended September 30, 2011. Because almost all of our outstanding warrants were converted into common stock during the third quarter of 2012, we do not expect such significant charges per quarter for interest expenses, changes in fair value of derivate securities or losses on settlement of accounts payable and debt, and the resulting net expenses should be significantly lower. The components of our other income (expenses) for the periods indicated are reflected in the table below:

	Nine Months Ended September 30,
	2012	2011

Derivative expense	$(4,409,214)	$(3,576,192)
Change in fair value of derivative liabilities	$5,900,749	$2,181,955
Loss on settlement of accounts payable and debt	$(4,452,439)	$(2,542,073)
Interest expense	$(6,812,255)	$(3,002,589)
Other income or expense	$48,180	$-
	$(9,724,979)	$(6,938,899)

Net Loss

For the foregoing reasons, net loss was approximately $15.9 million or $(9.62) per share, for the nine months ended September 30, 2012, compared to approximately $12.3 million or $(46.50) per share, for the nine months ended September 30, 2011.

Inflation did not have a material impact on our operations for the nine months ended September 30, 2012.

Year ended December 31, 2011 compared to the year ended December 31, 2010.

	Year Ended December 31,
	2011	2010
Sales – net	$17,212,636	$3,202,687
Cost of sales	14,845,069	2,804,274
Gross profit	2,367,567	398,413
General and administrative expenses	18,587,727	18,650,249
Loss from operations	(16,220,160)	(18,251,836)
Other income (expense)	(7,060,790)	(1,317,501)
Net income (loss)	(23,280,950)	(19,569,337)
Net loss per share – basic and diluted	$(70.30)	$(404.31)
Weighted average number of common shares outstanding during the period – basic and diluted	331,159	48,402

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Revenues

Our net revenues were approximately $17.2 million for the year ended December 31, 2011, compared approximately $3.2 million for the year ended December 31, 2010, an increase of 438%. Sales during the year ended December 31, 2011 increased due to our increased advertising and promotion efforts, as well as the change in our manufacturers, which provided more consistent shipments to customers. The sales increase was also the result of the significant capital spent on marketing with distributors and marketing and brand recognition with endorsements and sponsorships.

Cost of Sales

Cost of sales for the year ended December 31, 2011 was approximately $14.8 million or 86% of revenue, compared to approximately $2.8 million or 88% of revenue for the year ended December 31, 2010. This slight decrease was due to efficiencies from the larger scale of our operations.

General and Administrative Expenses

Operating expenses for the year ended December 31, 2011 decreased slightly to $18.6 million, compared to $18.7 million for the year ended December 31, 2010, due primarily to an increase in stock based compensation of approximately $3.7 million, an increase in depreciation expense of approximately $0.2 million and an increase in travel, meetings and entertainment of approximately $0.3 million due to our increased activity, offset by a decrease in investment advisory services of approximately $2.4 million, a decrease in research and development costs of approximately $1.2 million and the decrease of advertising expense of $0.9 million.

Operating Loss

Operating loss for the year ended December 31, 2011 was approximately $16.2 million, compared to approximately $18.3 million for the year ended December 31, 2010.

Interest Expense

Interest expense for the year ended December 31, 2011, was approximately $3.7 million, as compared to approximately $0.5 million for the year ended December 31, 2010. The increase in interest expense primarily relates to amortization of the debt discounts and debt issue costs of $3.5 million and interest charges incurred on our debt instruments of approximately $0.2 million.

Other Expenses

Other expenses for the year ended December 31, 2011 were approximately $7.0 million, compared to approximately $1.3 million for the year ended December 31, 2010, an increase of 438%. The $5.7 million increase in other expenses was primarily due to an increase in derivative expense of approximately $4.7 million, an increase in interest expense of approximately $3.2 million and increases in the losses on settlement of accounts payable of approximately $3.4 million, offset by changes in the fair value of derivative liabilities of approximately $5.3 million and licensing income of approximately $0.2 million.

Net Loss

Net loss for the year ended December 31, 2011 was approximately $23.3 million, or $(68.00) per share, compared to the net loss of approximately $19.6 million or $(408.00) per share, for the year ended December 31, 2010. Inflation did not have a material impact on our operations for the years ended December 31, 2011 and 2010.

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Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital deficit at September 30, 2012, compared to December 31, 2011:

	At September 30, 2012	At December 31, 2011	Increase/(Decrease)
	(unaudited)
Current Assets	$5,833,776	$4,016,833	$1,816,943
Current Liabilities	$14,948,002	$17,710,100	$(2,762,098)
Working Capital (Deficit)	$(9,114,226)	$(13,693,267)	$(4,579,041)

Our primary source of operating cash has been through the sale of equity and through the issuance of convertible secured promissory notes and other short-term debt as discussed below.

On December 4, 2012, we entered into a $1.0 million bridge loan to provide us with short-term financing.  In connection with the bridge loan, we entered into a subscription agreement with six subscribers pursuant to which we issued an aggregate $1.0 million principal amount of promissory notes and 50,000 shares of common stock to the subscribers.  The promissory notes are due January 18, 2013 (45-days after the date of the subscription agreement), do not bear interest, and may be pre-paid in full at any time without penalty to us.  If not repaid in full at maturity, following a five-day grace period, the default interest rate would be 12% per annum. The events of default under the promissory notes are defined broadly and include failure to pay principal and breach of covenants in the subscription agreement. In the event that we do not close this offering on or before January 18, 2013, we may be unable to repay the bridge loan. Additionally, we granted the subscribers “piggy-back” registration rights for the shares of common stock in certain circumstances. The subscription agreement also contained customary representations and warranties, indemnification provisions, and additional covenants. Pursuant to the terms of the bridge loan, we are required to repay the entire bridge loan upon closing of this offering.

At September 30, 2012, we had cash of approximately $0.6 million and a working capital deficit of approximately $9.1 million, compared to cash of approximately $0.7 million and a working capital deficit of approximately $13.7 million at December 31, 2011. The working capital deficit decrease of approximately $4.6 million was primarily due to a net decrease in derivative liabilities of approximately $7.0 million, an increase in accounts receivable of approximately $1.5 million, offset by an increase in customer deposits of approximately $0.9 million, an increase in the current portion of debt of approximately $2.6 million and an increase in accounts payable and accrued liabilities of approximately $0.8 million.

Cash provided by operating activities was approximately $0.3 million for the nine months ended September 30, 2012, as compared to cash used in operating activities of approximately $4.1 million for the nine months ended September 30, 2011. The increase in cash provided by operating activities of approximately $4.4 million for the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011, was primarily due to an increased payables and customer deposits of approximately $6.1 million, an increase in depreciation and amortization of approximately $3.2 million, a decrease in accounts receivable of approximately $1.8 million and an increase in derivative expense of approximately $0.8 million offset by an increase net loss of approximately $3.6 million and a decrease in derivative liabilities of approximately $3.7 million.

Cash used in investing activities increased to approximately $0.9 million from approximately $0.8 million for the nine months ended September 30, 2012 and 2011, respectively, due to slightly higher spending on fixed assets. Future investments in property and equipment, as well as further development of our Internet presence will largely depend on available capital resources.

Cash flows provided by financing activities were approximately $0.6 million for the nine months ended September 30, 2012, compared to cash flows provided by financing activities of approximately $4.8 million for the nine months ended September 30, 2011. The approximately $4.2 million decrease was due to primarily to the approximately $5.2 million repayments of debt and approximately $0.5 million purchase of treasury stock offset by an increase in proceeds from issuance of debt of approximately $0.3 million and an increase in proceeds from warrant exercises of approximately $1.1 million.

	Nine Months Ended September 30,
	2012	2011
Cash Flows From Financing Activities:
Proceeds from issuance of debt	$4,823,950	$4,495,756
Repayment of debt	(5,241,234)	-
Debt issuance costs	(166,950)	(219,368)
Repurchase of common stock	(460,978)	-
Proceeds from issuance of common stock and warrants	1,660,760	500,000
Cash overdraft	-	27,008
Net Cash (Used In) Provided By Financing Activities	$615,548	$4,803,396

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Going Concern

As reflected in the accompanying unaudited interim consolidated financial statements, we incurred a net loss of approximately $15.9 million and had net cash provided by operations of approximately $0.3 million for the nine months ended September 30, 2012 and a working capital deficit and stockholders’ deficit of approximately $9.1 million and approximately $7.3 million respectively, at September 30, 2012. These factors raise substantial doubt about our ability to continue as a going concern.

Our ability to continue our operations is dependent on management's plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, sale of aged debt to third parties in exchange for free trading stock, until such time that funds provided by operations are sufficient to fund our working capital requirements. We may need to incur liabilities with certain related parties to sustain our existence.

We will require additional funding to finance the growth of our current and expected future operations as well as to achieve our strategic objectives. We believe our current available cash along with anticipated revenues will likely be insufficient to meet our cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to us, if at all.

We anticipate that the net proceeds from the maximum amount of this offering will fund our operations for approximately 12 months.

In response to these capital issues, management has taken the following actions:

•	seeking additional third party debt and/or equity financing;
•	continuing with the implementation of the business plan; and
•	allocating sufficient resources to continue with advertising and marketing efforts.

Financing

Our primary source of operating cash has been through the sale of equity and the issuance of secured and unsecured promissory notes, such as the recent bridge loan. We continue to explore potential sales expansion opportunities in order to boost sales, while leveraging distribution systems to consolidate lower costs. We need to continue to raise capital in order execute the business plan.

Off-Balance Sheet Arrangements

Other than the operating leases, as of September 30, 2012, we did not have any off-balance sheet arrangements. We are obligated under an operating lease for the rental of office space. Future minimum rental commitments with a remaining term in excess of one year as of September 30, 2012 are as follows:

Years Ending December 31,

2012 (3 months)	$78,655
2013	357,431
2014	400,946
2015	304,542
Total minimum lease payments	$1,141,574

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Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

Risks and Uncertainties

We operate in an industry that is subject to rapid change and intense competition. Our operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Principles of Consolidation

All intercompany accounts and transactions have been eliminated in consolidation.

 Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms. We periodically evaluate the collectability of our accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances.

We perform ongoing evaluations of our customers’ financial condition and generally do not require collateral. Management reviews accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of amounts that may not be collectible. Allowances, if any, for uncollectible accounts receivable are determined based upon information available and historical experience.

We do not charge interest on past due receivables. Receivables are determined to be past due based on the payment terms of the original invoices.

Fair Value of Financial Instruments

We measure assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3: Unobservable inputs reflecting our assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

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Revenue Recognition

We record revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery. We record sales allowances and discounts as a direct reduction of sales.

We have determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations). The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense.

We have an informal seven day right to return products. There were nominal returns at the three month periods ended September 30, 2012 and 2011.

Foreign Currency

We began operations in Canada in April 2012. The Canadian Dollar was determined to be the functional currency as the majority of the transactions related to the day to day operations of the business are exchanged in Canadian Dollars. At the end of the period, the financial results of the Canadian operation are translated into the United States Dollar, which is the reporting currency, and added to the U.S. operations for consolidated company financial results. The revenue and expense items are translated using the average rate for the period and the assets and liabilities at the end of period rate. Transactions that have completed the accounting cycle and resulted in a gain or loss related to translation are recorded in realized gain or loss due to foreign currency translation under other income expense on the income statement. Transactions that have not completed their accounting cycle but appear to have gain or loss due to the translation process are recorded as unrealized gain or loss due to translation and held in the equity section on the balance sheet until such date the accounting cycle of a transaction is complete and the actual realized gain or loss is recognized.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, we record a “beneficial conversion feature” (“BCF”) and related debt discount.

When we record a BCF, the relative fair value of the BCF would be recorded as a debt discount against the face amount of the respective debt instrument. The discount would be amortized to interest expense over the life of the debt.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, we use the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, we will continue our evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

Debt Issue Costs and Debt Discount

We may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt. These costs are amortized over the life of the debt to interest expense. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

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Original Issue Discount

For certain convertible debt issued, we provide the debt holder with an original issue discount. The original issue discount is recorded to debt discount and additional paid in capital at an amount not to exceed gross proceeds raised, reducing the face amount of the note and is amortized to interest expense over the life of the debt.

Share-Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non- employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards (“IFRS”). ASU 2011-04 includes common requirements for measurement of and disclosure about fair value between U.S. GAAP and IFRS. ASU 2011-04 requires reporting entities to disclose additional information for fair value measurements categorized within Level 3 of the fair value hierarchy. In addition, ASU 2011-04 requires reporting entities to make disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. The new and revised disclosures are effective for interim and annual reporting periods beginning after December 15, 2011.

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BUSINESS

General

MusclePharm Corporation, a Nevada corporation (“MusclePharm”, the “Company”, “we”, “us”, or “our”) was incorporated in the state of Nevada on August 4, 2006, under the name “Tone in Twenty” for the purpose of engaging in the business of providing personal fitness training using isometric techniques. On February 18, 2010, Tone in Twenty acquired all of the issued and outstanding equity and voting interests of Muscle Pharm, LLC, a Colorado limited liability company, in exchange for 30,589 shares of its common stock. As a result of this transaction, Muscle Pharm, LLC became a wholly owned subsidiary of Tone in Twenty, and Tone in Twenty changed its name to “MusclePharm Corporation.” Our principal executive offices are located at 4721 Ironton Street, Building A, Denver, Colorado 80239 and our telephone number is (303) 396-6100.

We develop, market and sell athlete-focused, high quality nutritional supplements primarily to specialty resellers. Our products have been formulated to enhance active fitness regimens, including muscle building, weight loss and maintaining general fitness. Our nutritional supplements are available for purchase in over 10,500 U.S. retail outlets, including Dick’s Sporting Goods, GNC, Vitamin Shoppe and Vitamin World. We also sell our products to over 100 online channels, including bodybuilding.com, amazon.com, gnc.com and vitacost.com. Internationally, our nutritional supplements are sold in approximately 110 countries, and we expect that international sales will be a significant portion of our sales for the foreseeable future.

We started formulating our nutritional supplements in 2008 for consumption by active individuals, high performance athletes and fitness enthusiasts. We launched our sales and marketing programs in late 2008 through our internal sales executives and staff targeting specialty retail distributors.

We supply our nutritional supplements to elite athletes on teams in the National Football League, Major League Baseball and the National Basketball Association, as well as Ultimate Fighting Championship fighters. While these endorsers and professional sports teams use our products, no endorsement by any of them as to the merits of the securities offered by this prospectus should be inferred.

Our products were created through our six-stage process using the expertise of distinguished nutritional scientists we have retained and they are typically field tested using a pool of several elite athletes on various teams in the National Football League, Major League Baseball and National Basketball Association, as well as Ultimate Fighting Championship fighters. We do not directly manufacturer or ship our products to most of our customers. Rather, we outsource our manufacturing to non-affiliated third parties who fulfill our orders and ship product directly to our customers.

We have recently experienced significant growth in our product sales. Our net sales for the years ended December 31, 2010 and 2011 were $3.2 million and $17.2 million, respectively. Our net sales for the nine months ended September 30, 2011 and 2012 were $10.9 million and $50.6 million, respectively. Additionally, during the second quarter of 2012, we commenced operations in Ontario, Canada, through our subsidiary Canada MusclePharm Enterprises Corp.

At the 2012 Bodybuilding.com Supplement Awards, we received three Awards of Excellence; we received (i) the “Brand of the Year” award, (ii) the “Packaging of the Year” award, and (iii) the “Pre-Workout Supplement of the Year” award for AssaultTM.

Our headquarters in Denver, Colorado has a state-of-the-art over 30,300 square feet athletic facility with a medical and clinical testing department, complete with equipment for measuring and conducting athletic clinical studies and supporting athletes. Our medical and clinical professionals consist of several nationally recognized medical doctors and nutritional experts who oversee our product research, formulation, efficacy analysis and testing.

Recent Developments

Conversion of Warrants into Common Stock

In late September 2012, we issued 512,631 shares of our common stock to several accredited investors pursuant to conversions of warrants to purchase an aggregate of 723,746 shares of our common stock. As a result of these warrant conversions and other extinguishments of derivative liabilities during the quarter ended September 30, 2012, our stockholders’ deficit decreased from $11,013,113 at June 30, 2012 to $7,297,593 at September 30, 2012 and our derivative liabilities decreased from $7,908,860 at June 30, 2012 to $24,889 at September 30, 2012. On December 7, 2012, we converted a warrant exercisable for 4,902 shares of common stock into 3,677 shares of our common stock. Thereafter, our derivative liability was reduced to approximately $300 as of December 7, 2012.

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Proportionate Reverse Stock Split and Increase in Number of Authorized Shares of Common Stock

On November 26, 2012, we (i) effected a 1-for-850 reverse stock split of our common stock, including a proportionate reduction in the number of authorized shares of our common stock from 2.5 billion shares to 2,941,177 shares of common stock, and (ii) amended our articles of incorporation to increase the number of authorized shares of common stock (post reverse stock split) from 2,941,177 to 100 million effective November 27, 2012. See “Description of Securities” beginning on page 61 of this prospectus.

Bridge Loan

On December 4, 2012, we entered into a $1.0 million bridge loan to provide us with short-term financing. In connection with the bridge loan, we entered into a subscription agreement with six subscribers pursuant to which we issued an aggregate $1.0 million principal amount of promissory notes and 50,000 shares of common stock to the subscribers.  The promissory notes are due January 18, 2013 (45-days after the date of the subscription agreement), do not bear interest, and may be pre-paid in full at any time without penalty to us.  If not repaid in full at maturity, following a five-day grace period, the default interest rate would be 12% per annum. The events of default under the promissory notes are defined broadly and include failure to pay principal and breach of covenants in the subscription agreement. In the event that we do not close this offering on or before January 18, 2013, we may be unable to repay the bridge loan. Additionally, we granted the subscribers “piggy-back” registration rights for the shares of common stock in certain circumstances. The subscription agreement also contained customary representations and warranties, indemnification provisions, and additional covenants. Pursuant to the terms of the bridge loan, we are required to repay the entire bridge loan upon closing of this offering.

Sales and Distribution

We sell our products both domestically and internationally. Domestically, we use three distribution systems:

1. We sell our products domestically to several distributors who operate over 100 online channels. Approximately 40% of our sales in 2011 were to a domestic internet website, bodybuilding.com, a leading online retailer of sports nutrition products in the United States. As of January 3, 2013, we had the second best-selling brand on bodybuilding.com and had three products in top ten best sellers, and ten products in the top 50 selling products out of over 8,000 stock keeping units (“sku’s”) from over 500 companies.

2. We sell through traditional brick and mortar stores, and our products are carried in Dick’s Sporting Goods, GNC stores, Vitamin Shoppe outlets and Vitamin World retail stores.

3. Our regional sales teams throughout the United States support our wholesale distributors such as Europa Sports Products, selling in up to 10,500 smaller domestic retail or regional stores. We also work with other distributors who have placed our products in smaller retail stores and gyms across the United States.

Internationally, we are continuing our sales expansion in Latin America, the Middle East, Europe, Russia, and the UK, and using Sportika Export as our international distributor that services approximately 110 countries. In addition, we recently launched a corporate partnership with a division of Eurpac Services, Inc. to distribute our supplements to approximately 130 U.S. military bases and 360 military stores throughout the world. We expect that international sales will represent a significant portion of our sales for 2012 and thereafter.

Our Growth Strategy

Our primary growth strategy is to:

•	increase our product distribution and sales through increased market penetrations both domestically and internationally;

•	increase our margins by focusing on streamlining our operations and seeking operating efficiencies in all areas of our operations;

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•	continue to conduct additional testing of the safety and efficacy of our products and formulate new products; and

•	increase awareness of our products by increasing our marketing and branding opportunities through endorsements, sponsorships and brand extensions.

Core Marketing Strategy

Our core marketing strategy is to brand MusclePharm as the “must have” fitness brand for workout enthusiasts and elite athletes. We seek to be known as the athlete’s company, run by athletes who create their products for other athletes both professional and otherwise. We believe that our marketing mix of endorsers, sponsorships and providing sample products for our retail resellers to use is an optimal strategy to increase sales.

Sponsorships and Promotions

In 2011, we became the official supplement provider and sponsor of the Ultimate Fighting Championship, or UFC. Our sponsorship includes prominent logo placement on the fighting mat, and our branding can be seen on FOX Television Stations, FX Networks, FUEL TV and Pay-Per-View television worldwide. The UFC fighters we sponsor feature our brand on their uniforms and we also extensively advertise at the UFC events.

We are also currently engaged in various in-store promotions, including point-of-purchase stands, aisle displays in retail outlets, as well as sample demonstrations in Dick’s Sporting Goods, GNC, Vitamin World and Vitamin Shoppe.

In 2011, we launched an advanced website in seeking to tap into the social networking world and to further our brand and consumer awareness. The information in our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website. Also, we currently have over 560,000 fans combined between our company and executive officer Facebook and Twitter accounts.

Industry Overview

We operate within the large and growing U.S. nutritional supplements industry. According to Nutrition Business Journal’s 2012 Supplement Business Report, our industry generated over $30 billion in sales in 2011 and $28.1 billion in 2010, and is projected to grow at an average annual rate of approximately 6.0% through 2020.

According to Nutrition Business Journal, sports nutrition products represented approximately 12% of the total sales in the U.S. nutritional supplements industry in 2011, and the category is expected to grow at a 9.1% compound annual growth rate (or CAGR) from 2012 to 2020, representing the fastest growing product category in the nutritional supplements industry.

We believe there are several key demographic, healthcare and lifestyle trends driving the continued growth of our industry. These trends include:

•	Increasing awareness of nutritional supplements across major age and lifestyle segments of the U.S. population. We believe that awareness of the benefits of nutritional supplements is growing among active, younger populations, providing the foundation for our future consumer base. In addition, the average age of the U.S. population is increasing and data from the United States Census Bureau indicates that the number of Americans age 65 or older is expected to increase by approximately 36% from 2010 to 2020. We believe that these consumers are likely to increasingly use nutritional supplements and generally have higher levels of disposable income to pursue healthier lifestyles.

•	Increased focus on fitness and healthy living. We believe that consumers are trying to lead more active lifestyles and become increasingly focused on healthy living, nutritional and supplemental. According to the Nutrition Business Journal’s 2012 Supplement Business Report, 20% of the U.S. adult population (or 47 million people) were regular or heavy users of vitamins in 2011. We believe that growth in our industry will continue to be driven by consumers who increasingly embrace health and wellness as an important part of their lifestyles.

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Participants in our industry include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, online retailers, mail-order companies and a variety of other small participants. The nutritional supplements sold through these channels are divided into four major product categories: vitamins, minerals and health supplements; sports nutrition products; diet products; and other wellness products. Most supermarkets, drugstores and mass merchants have narrow nutrition supplement product offerings limited primarily to simple vitamins and herbs, with less knowledgeable sales associates than specialty retailers.

Our Products

We currently offer 20 athlete-focused, high quality nutritional supplement products. None of our products are formulated to contain substances that have been the subject of publicized health concerns by the medical community such as ephedra, androstene, androstenedione, aspartame, steroids or human growth hormones. Our products are comprised of amino acids, herbs and proteins tested by our recognized scientists, and intended to be safe and effective for the overall health of athletes. Moreover, our nutritional supplements are intended to enhance the effects of workouts, repair muscles, and nourish the human body for optimal physical fitness. The following is a brief description of our current products:

Product Name	Description and/or Intended Benefits
Amino 1TM	Hydration sports recovery drink with amino acids, coconut water powder and electrolytes
Armor-VTM	Advanced multi-vitamin complex; multiple vitamins and minerals along with immune system support
AssaultTM	Fuel power for long-lasting energy to enhance focus and build lean muscle mass
Battle FuelTM	Herbal formula to increase aggression and boost testosterone
BCAATM	Promote muscle development and maintenance through several amino acid complexes
Bizzy Diet StackTM	Diet supplement stack
Bullet ProofTM	Promote deep sleep; optimize recovery; and stimulate growth hormone/testosterone output
Casein	Slow digesting protein with added digestive enzymes and pro-biotic blend
CLA CoreTM	Support body composition, aid in weight loss and increase metabolic rates
Combat PowderTM	High protein supplement; enhance digestion of nutrients and maximize response to intense training
Creatine	Promote strength, power and endurance
Fish Oil	Blend of nutritional oils
GetSwole StackTM	Lean muscle mass combined products
Glutamine	Assist in recovery time, enhance muscle growth
Hybrid N.O.TM	Increase muscle fullness
Live Shredded StackTM	Support lean muscle mass maintenance
MusclePharm Musclegel®	Protein and nutrition supplement, contains several different proteins
Re-Con®	Promote post-workout growth and repair; replenish nutrients
MusclePharm Shred Matrix®	Multi-level weight-loss system; increase metabolism, suppress hunger, burn fat
ZMA MaxTM	Mineral support formula to increase testosterone, and to support deep sleep and healthy libido function

MusclePharm Apparel

We granted an exclusive indefinite license to market, manufacture, design and sell our existing apparel line. The licensee paid an initial fee of $250,000 in June, 2011 and will pay us a 10% net royalty based on the licensee’s net income at the end of each fiscal year. As of September 30, 2012, we had not earned any royalty revenue under this licensing arrangement.

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Quality in Our Products

In seeking quality in our products, we require that before a product is brought to market, all:

•	supplements are supported with publicly available scientific research and references;

•	our manufacturers carry applicable manufacturing licenses;

•	ingredients are combined so that their effectiveness is not impaired;

•	ingredients are in dosage levels that fall within tolerable upper intake levels established for healthy people by the Institute of Medicine of the National Academies;

•	products do not contain any substances banned by major sporting organizations such as the World Anti-Doping Agent, or WADA, NFL or MLB, or adulterated ingredients such as ephedra, androstenedione, aspartame, steroids or human growth hormones;

•	formulations have a minimum two-year shelf life; and

•	tablets, capsules and soft gels are designed to readily dissolve in the body to facilitate absorption.

Future Products

New products are derived from a number of sources, including our management, trade publications, scientific and health journals, consultants and distributors. Prior to introducing new products, we investigate product formulations as they relate to regulatory compliance and other issues. We expect to formulate between 10 to 20 new products within the next 12 to 18 months after the date of this prospectus.

Research and Development

Each of our products is the end result of a six stage process involving recognized nutrition scientists, doctors and professional athletes. Our expenses for research and development for the years ended December 31, 2010 and 2011, were approximately $1.3 million and $.1 million, respectively, and $.2 million for the nine months ended September 30, 2012.

Management Information, Internet and Telecommunication Systems

The ability to efficiently manage distribution, compensation, inventory control, and communication functions through the use of sophisticated and dependable information processing systems is critical to our success.

We continue to invest in applications and integrations to improve and optimize business processes and to increase performance company wide.

Product Returns

We provide an informal seven day right of return for our products. Historically, product returns as a percentage of our net sales have been nominal.

Trademarks and Patents

We regard our trademarks and other proprietary rights as valuable assets and believe that protecting our key trademarks is crucial to our business strategy of building strong brand name recognition. These trademarks are crucial elements of our business, and have significant value in the marketing of our products.

Our policy is to pursue registrations for all of the trademarks associated with our products. Federally registered trademarks have a perpetual life, provided that they are maintained and renewed on a timely basis and used correctly as trademarks, subject to the rights of third parties to attempt to cancel a trademark if priority is claimed or there is confusion of usage. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Furthermore, the protection available, if any, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

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Although we seek to ensure that we do not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us.

We have obtained U.S. registration on trademarks for 20 of our products. We have abandoned or not pursued efforts to register marks identifying other items in our product line for various reasons including the inability of some names to qualify for registration. We also received federal trademark registration for 20 names or expressions that we use or intend to use to distinguish ourselves from others. All trademark registrations are protected for an initial period of five years and then are renewable after five years if still in use and every 10 years thereafter.

We have filed for a provisional patent to protect technology used in certain of our products, including MusclePharm Musclegel® and Re-Con®. The patent was filed in the United States as a Patent Cooperation Treaty (PCT) application to secure patent protection worldwide. An International Search Report (ISR)/Written Opinion was issued in October 2012, and we expect publication at the International Bureau in February 2013.

We also have filed for protection of various marks throughout the world and are committed to a significant long-term strategy to build and protect the MusclePharm brand globally. The “MusclePharm” mark is pending registration in 14 countries. The mark has been granted final trademark registration in three countries, and we believe the remaining registrations will be granted within the next several months.

The “MP” logo has been filed and registration granted in one country. The application for protection of the logo is expected to be filed in the near future in 26 additional countries. Going forward, we expect to seek trademark registration for our best-selling international products.

Competition

We compete with many companies engaged in selling nutritional supplements. The sports nutrition business is highly competitive. Most of our competitors have significantly more financial and human resources than we do, and have operating histories longer than ours. We seek to differentiate our products and marketing from our competitors based on our product quality, the use of sports celebrity endorsers and through our marketing program. Competition is based primarily on quality and assortment of products, marketing support, and availability of new products. Currently, our main competitors are three private companies: Optimum Nutrition, Inc., or Optimum, Iovate Health Sciences, Inc., or IHS, and Bio-Engineered Supplements and Nutrition, Inc., or BSN. Optimum is a wholly owned subsidiary of Glanbia Nutritionals, Inc., an international nutritional ingredients group. Optimum owns and operates two brands of nutritional supplements (Optimum Nutrition and American Body Building), providing a line of products across multiple categories. IHS is a nutritional supplement company that delivers a range of products to the nutritional marketplace. Headquartered in Oakville, Ontario, Canada, IHS’s line of products can be found in major retail stores and include such brands as Hydroxy-Cut™, Cell-Tech™, Six Star Nutrition™. BSN is also a sports nutrition leader whose top products include No-Explode™ and Syntha Six Protein™.

The retail market for nutritional supplements is characterized by a few dominant national companies, including GNC, Vitamin World, Vitamin Shoppe, and Great Earth Vitamin Stores. Others have a presence within local markets, such as Vitamin Cottage in Denver, Colorado. Four companies dominate the online channel—bodybuilding.com, vitamins.com (owned by Puritan’s Pride), GNC.com and vitaminshoppe.com, the latter two having retail sales locations as well.

Major competitors in the sports nutrition and weight-loss markets consist of companies such as EAS, Inc., Weider Nutrition International, Inc. and Twinlab Corporation, which dominate the market with such products as Myoplex (EAS), Body Shaper (Weider) and Ripped Fuel (Twinlab).

We also compete with a number of large direct selling firms selling nutritional, diet, health, personal care and environmental products, and numerous small competitors. The principal direct selling competitors are Amway Corporation, Nature’s Bounty, Inc., Sunrider Corporation, New Vision USA, Inc., Herbalife International of America, Inc., USANA, Inc., and Melaleuca, Inc.

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We intend to compete by aggressively marketing our brand, emphasizing our relationships with professional athletes, and maximizing our relationships with those athletes, retail outlets and industry publications that align with our vision.

Our Manufacturers

We are committed to producing and selling highly efficacious products that are trusted for their quality and safety. To date, our products have been outsourced to a third party manufacturer where the products are manufactured in full compliance with the current good manufacturing practice, or cGMP, standards set by the U.S. Food and Drug Administration, or FDA.

We use four non-affiliated principal manufacturers for the components of our products, and multiple vendors for packaging and labeling. We have an agreement in place with our primary manufacturer. This agreement was designed to support our growth and ensure consistence in production and quality. Our primary manufacturer purchases all needed raw materials from suppliers. Additionally, our primary manufacturer is responsible for acquisition and storage of all product inventory (at both on and off-site facilities). We do not take title to our products until time of shipment to retailers. The three non-primary manufacturers are governed by purchase order terms and can be terminated at any time.

Our relationship with any of our manufactures may be terminated upon proper notice. We have established relationships with other manufacturers that we believe can satisfy our needs if our relationship with any manufacturer terminates.

Product Delivery

All of our products are shipped by our manufacturers directly to our retailers. Our manufacturers collect sales tax on products based upon the address of the consumer to whom products are sent regardless of how the order is placed.

Regulatory Matters

Government Regulation and Statutes

Product Regulation

Domestic

The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by one or more federal agencies, including the FDA, Consumer Product Safety Commission, or CPSC, and the U.S. Department of Agriculture, or USDA. Advertising and other forms of promotion and methods of marketing are subject to regulation primarily by the U.S. Federal Trade Commission, or FTC, which regulates these activities under the Federal Trade Commission Act, or FTCA. The foregoing matters regarding our products are also regulated by various state and local agencies as well as those of each foreign country to which we distribute our products.

The Dietary Supplement Health and Education Act of 1994, or DSHEA, amended the Federal Food, Drug, and Cosmetic Act, or FFDC Act, to establish a new framework governing the composition, safety, labeling, manufacturing and marketing of dietary supplements. All of the products we market are regulated as dietary supplements under the FFDC Act.

Generally, under the FFDC Act, dietary ingredients that were marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. “New” dietary ingredients (i.e., dietary ingredients that were “not marketed in the United States before October 15, 1994”) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without being “chemically altered”. A new dietary ingredient notification must provide the FDA with evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient “will reasonably be expected to be safe”. A new dietary ingredient notification must be submitted to the FDA at least 75 days before it is initially marketed. The FDA may determine that a new dietary ingredient notification does not provide an adequate basis to conclude that the ingredient is reasonably expected to be safe. Such a determination could prevent the marketing of the dietary ingredient. The FDA recently issued draft guidance governing the notification for new dietary ingredients. Although FDA guidance is not mandatory, and companies are free to use an alternative approach if the approach satisfies the requirements of applicable laws and regulations, FDA guidance is a strong indication of the FDA’s “current thinking” on the topic discussed in the guidance, including its position on enforcement. At this time, it is difficult to determine whether the draft guidance, if finalized, would have a material impact on our operations. However, if the FDA were to enforce the applicable statutes and regulations in accordance with the draft guidance as written, this manner of enforcement could require us to incur additional expenses, which could be significant, and negatively impact our business in several ways, including, but not limited to, enjoining the manufacturing of our products until the FDA determines that we are in compliance and can resume manufacturing, which could increase our liability and reduce our growth prospects.

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The Dietary Supplement Labeling Act of 2011, which was introduced in July 2011 (S1310), would amend the FFDC Act to, among other things, (i) require dietary supplement manufacturers to register the dietary supplements that they manufacture with the FDA (and provide a list of the ingredients in and copies of the labels and labeling of the supplements), (ii) mandate the FDA and the Institute of Medicine (a non-governmental, nonprofit organization that provides advice to the public and decision makers, such as the FDA, concerning health issues) to identify dietary ingredients that cause potentially serious adverse effects, (iii) require warning statements for dietary supplements containing potentially unsafe ingredients and (iv) require that the FDA define the term “conventional food”. If the bill is reintroduced and enacted, it could restrict the number of dietary supplements available for sale, increase our costs, liabilities and potential penalties associated with manufacturing and selling dietary supplements, and reduce our growth prospects.

The Dietary Supplement Safety Act (S3002) was introduced in February 2010 and would repeal the provision of DSHEA that permits the sale of all dietary ingredients sold in dietary supplements marketed in the United States prior to October 15, 1994, and instead permit the sale of only those dietary ingredients included on a list of Accepted Dietary Ingredients to be issued and maintained by the FDA. The bill also would allow the FDA to: impose a fine of twice the gross profits earned by a distributor on sales of any dietary supplement found to violate the law; require a distributor to submit a yearly report on all non-serious adverse event reports received during the year to the FDA; and allow the FDA to recall any dietary supplement it determines with “a reasonable probability” would cause serious adverse health consequences or is adulterated or misbranded. The bill also would require any dietary supplement distributor to register with the FDA and submit a list of the ingredients in and copies of the labels of its dietary supplements to the FDA and thereafter update such disclosures yearly and submit any new dietary supplement product labels to the FDA before marketing any dietary supplement product. If this bill is reintroduced and enacted, it could severely restrict the number of dietary supplements available for sale and increase our costs and potential penalties associated with selling dietary supplements.

The FDA or other agencies could take actions against products or product ingredients that in its determination present an unreasonable health risk to consumers that would make it illegal for us to sell such products. In addition, the FDA could issue consumer warnings with respect to the products or ingredients in such products at the point they are sold to end users. Such actions or warnings could be based on information received through FFDC Act-mandated reporting of serious adverse events. The FDA in recent years has applied these procedures to require that consumers be warned to stop using certain dietary supplements. For businesses that have been subjected to these regulatory actions, sales have been reduced and the businesses have been required to pay refunds for recalled products.

In general, we seek representations and warranties, indemnification and/or insurance from our vendors. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from the market, which in certain cases could materially and adversely affect our business, financial condition and results of operations.

Under the current provisions of the FFDC Act, there are four categories of claims that pertain to the regulation of dietary supplements. First are health claims that describe the relationship between a nutrient or dietary ingredient and a disease or health related condition and can be made on the labeling of dietary supplements if supported by significant scientific agreement and authorized by the FDA in advance via notice and comment rulemaking. Second are nutrient content claims which describe the nutritional value of the product and may be made if defined by the FDA through notice and comment rulemaking and if one serving of the product meets the definition. Third are statements of nutritional support or product performance. The FFDC Act permits “statements of nutritional support” to be included in labeling for dietary supplements without FDA pre-market approval. These statements must be submitted to the FDA within 30 days of marketing and may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat or prevent a disease. A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. The fourth category are drug claims, representations that a product is intended to diagnose, mitigate, treat, cure or prevent a disease, are prohibited from use in the labeling of dietary supplements, and we make no drug claims regarding our products.

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We may make claims for our dietary supplement products regarding three of the four categories, that are statements of nutritional support, health claims and nutrient content claims when authorized by the FDA, or that otherwise are allowed by law. The FDA’s interpretation of what constitutes an acceptable statement of nutritional support may change in the future, thereby requiring that we revise our labeling. These regulatory activities include those discussed above concerning products marketed before October 15, 1994 or afterwards, and the requirements of 75 days advance notice to the FDA before marketing products containing new dietary ingredients. There is no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may wish to market, and the FDA’s refusal to accept that evidence could prevent the marketing of the new dietary ingredients and dietary supplements containing a new dietary ingredient. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim, conventional food claim or an unauthorized version of a “health claim”, or, if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

In addition, DSHEA provides that so-called “third-party literature”, e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used “in connection with the sale of a dietary supplement to consumers” without the literature being subject to regulation as labeling. The literature: (1) must not be false or misleading; (2) may not “promote” a particular manufacturer or brand of dietary supplement; (3) must present a balanced view of the available scientific information on the subject matter; (4) if displayed in an establishment, must be physically separate from the dietary supplements; and (5) should not have appended to it any information by sticker or any other method. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating such literature with our products, and any dissemination could subject our product to regulatory action as an illegal drug.

Our dietary supplements must also comply with the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which became effective on December 22, 2007. This law amends the FFDC Act to mandate that we report to the FDA any reports of serious adverse events that we receive. Under the law, an “adverse event” is any health-related event associated with the use of a dietary supplement that is adverse, and a “serious adverse event” is any adverse event that results in death, a life-threatening experience, inpatient hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect, or requires, based on reasonable medical judgment, a medical or surgical intervention to prevent one of these outcomes. Serious adverse event reports received through the address or phone number on the label of a dietary supplement, as well as all follow-up reports of new medical information received within one year after the initial report, must be submitted to the FDA no later than 15 business days after the report is received. The law also requires recordkeeping for reports of non-serious adverse events as well as serious adverse events for six years following the event, and these records are subject to FDA inspection.

In June 2007, pursuant to the authority granted by the FFDC Act as amended by DSHEA, the FDA published detailed current good manufacturing practice, or cGMP, regulations that govern the manufacturing, packaging, labeling and holding operations of dietary supplement manufacturers. The cGMP regulations, among other things, impose significant recordkeeping requirements on manufacturers. The cGMP requirements are in effect for all manufacturers, and the FDA is conducting inspections of dietary supplement manufacturers pursuant to these requirements. There remains considerable uncertainty with respect to the FDA’s interpretation of the regulations and their actual implementation in manufacturing facilities. The failure of a manufacturing facility to comply with the cGMP regulations renders products manufactured in such facility “adulterated”, and subjects such products and the manufacturer to a variety of potential FDA enforcement actions.

The FDA has also announced its intention to promulgate new cGMPs specific to dietary supplements, to fully enforce DSHEA and monitor compliance with the Bioterrorism Act of 2002. We intend to comply with the new cGMPs once they are adopted. The new cGMPs, predicted to be finalized shortly, would be more detailed and stringent than the cGMPs that currently apply to dietary supplements and may, among other things, require dietary supplements to be prepared, packaged, produced and held in compliance with regulations similar to the cGMP regulations for drugs. There can be no assurance that, if the FDA adopts cGMP regulations for dietary supplements, we will be able to comply with the new regulations without incurring a substantial expense.

In addition, under the Food Safety Modernization Act, or FSMA, which was enacted on January 4, 2011, the manufacturing of dietary ingredients contained in dietary supplements will be subject to similar or even more burdensome manufacturing requirements, which will likely increase the costs of dietary ingredients and will subject suppliers of such ingredients to more rigorous inspections and enforcement. The FSMA will also require importers of food, including dietary supplements and dietary ingredients, to conduct verification activities to ensure that the food they might import meets applicable domestic requirements.

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The FDA has broad authority to enforce the provisions of federal law applicable to dietary supplements, including powers to issue a public warning or notice of violation letter to a company, publicize information about illegal products, detain products intended for import, require the reporting of serious adverse events, require a recall of illegal or unsafe products from the market, and request the Department of Justice to initiate a seizure action, an injunction action or a criminal prosecution in the U.S. courts. The FSMA expands the reach and regulatory powers of the FDA with respect to the production and importation of food, including dietary supplements. The expanded reach and regulatory powers include the FDA’s ability to order mandatory recalls, administratively detain domestic products, require certification of compliance with domestic requirements for imported foods associated with safety issues and administratively revoke manufacturing facility registrations, effectively enjoining manufacturing of dietary ingredients and dietary supplements without judicial process. The regulation of dietary supplements may increase or become more restrictive in the future.

Our failure to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.

Our advertising of dietary supplement products is subject to regulation by the FTC under the FTCA. Section 5 of the FTCA empowers the FTC to prohibit unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. Section 12 of the FTCA provides that the dissemination of any false advertisement for the purpose of inducing, directly or indirectly, the purchase of drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Additionally, under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made. Failure to adequately substantiate claims may also be considered an unfair or deceptive practice. Pursuant to this FTC requirement, we are required to have adequate substantiation for all material advertising claims made for our products.

On November 18, 1998, the FTC issued “Dietary Supplements: An Advertising Guide for Industry.” This guide provides marketers of dietary supplements with guidelines for applying FTC law to dietary supplement advertising and reiterates and explains the FTC’s “reasonable basis” determination. It includes examples of the principles that should be used when interpreting and substantiating dietary supplement advertising. Although the guide provides additional explanation, it does not substantively change the FTC’s existing policy that all supplement marketers have an obligation to ensure that claims are presented truthfully and to verify that such claims are adequately substantiated.

The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process, cease and desist orders and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. Any violation could have a material adverse effect on our business, financial condition and results of operations.

As a result of our efforts to comply with applicable statutes and regulations in the United States and elsewhere, we have from time to time reformulated, eliminated or relabeled certain of our products and revised certain advertising claims. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on our business, financial condition and results of operations.

Advertising and labeling for dietary supplements and conventional foods are also regulated by state, county and other local governmental authorities. Some states also permit these laws to be enforced by private attorney generals. These private attorney generals may seek relief for consumers, seek class action certifications, seek class-wide damages, seek class-wide refunds and product recalls of products sold by us. There can be no assurance that state and local authorities will not commence regulatory action, which could restrict the permissible scope of our product advertising claims, or products that can be sold in the future.

Foreign

Our products which we sell or may make plans to sell in foreign countries are also subject to regulation under various national, local and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and over-the-counter drugs. These regulations may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors for those countries. These distributors are independent contractors over whom we have limited control.

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Possible New Legislation or Regulation

Legislation may be introduced which, if passed, would impose substantial new regulatory requirements on dietary supplements. For example, although not yet reintroduced in this session of Congress, bills have been repeatedly proposed in past sessions of Congress which would subject the dietary ingredient dehydroepiandrosterone, or DHEA, to the requirements of the Controlled Substances Act, which would prevent the sale of products containing DHEA. In March 2009, the General Accounting Office, or GAO, issued a report that made four recommendations to enhance the FDA’s oversight of dietary supplements. The GAO recommended that the Secretary of the Department of Health and Human Services direct the Commissioner of the FDA to: (1) request authority to require dietary supplement companies to identify themselves as a dietary supplement company and update this information annually, provide a list of all dietary supplement products they sell and a copy of the labels and update this information annually, and report all adverse events related to dietary supplements, not just serious adverse events; (2) issue guidance to clarify when an ingredient is considered a new dietary ingredient, the evidence needed to document the safety of new dietary ingredients, and appropriate methods for establishing ingredient identity; (3) provide guidance to industry to clarify when products should be marketed as either dietary supplements or conventional foods formulated with added dietary ingredients; and (4) coordinate with stakeholder groups involved in consumer outreach to identify additional mechanisms for educating consumers about the safety, efficacy, and labeling of dietary supplements, implement these mechanisms, and assess their effectiveness. These recommendations could lead to increased regulation by the FDA or future legislation concerning dietary supplements.

We cannot determine what effect additional domestic or international governmental legislation, regulations, or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping or require expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.

Employees

We believe that our success will depend significantly on our ability to identify, attract, and retain capable employees. As of January 16, 2013, we had 40 full time employees. Our employees are not represented by any collective bargaining unit, and we believe our relations with our employees are good. We have recently completed staffing for the in-house medical and physiology center on-site in our training facilities.

Insurance

We maintain commercial liability, including product liability coverage, and property insurance. Our policy provides for a general liability of $1.0 million per occurrence, and $2.0 million annual aggregate coverage which includes our main corporate facility. We carry property coverage on our main office facility to cover our legal liability, tenant’s improvements, business property, and inventory. We maintain product liability insurance with an aggregate cap on retained loss of $5.0 million.

Properties

Our corporate headquarters is located in Denver, Colorado. This commercial office building is 30,302 square feet and includes, a full performance training center, medical laboratory and a 96-seat theatre room. The term of the lease is 65 months, expiring on December 31, 2015. We currently pay approximately $13,500 in lease payments per month.

We lease an office and distribution warehouse in Boise, Idaho. The warehouse is 6,035 square feet we pay approximately $3,500 per month in rent, expires in February 2013. We also lease a 500 square foot office space in Boise, Idaho on a month-to-month basis for $500 per month.

We lease a 64,000 square foot warehouse facility in Franklin, Tennessee. The term of the lease is through August 31, 2015. We currently pay approximately $9,450 per month for rent.

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Through our Ontario, Canada subsidiary, Canada MusclePharm Enterprises Corp., we lease a 10,000 square foot office and warehouse facility in Hamilton, Ontario, Canada. The term of the lease expires on March 31, 2013. We currently pay 6,655 in Canadian dollars (or the U.S. dollar equivalent of about $6,544) per month for rent.

Legal Proceedings

From time to time, we have become involved in various legal proceedings that arise in the ordinary course of business or otherwise. Legal proceedings are subject to inherent uncertainties as to timing, outcomes, costs, expenses and time expenditures by our management and others on our behalf. Although there can be no assurance, based on information currently available, we believe that the outcome of legal proceedings that are pending or threatened against us will not have a material effect on our financial condition. However, the outcome of any of these matters is neither probable nor reasonably estimable.

As of January 16, 2013, we were a defendant in the following legal proceeding, which we: (a) believe is without merit; and (b) intend to defend vigorously:

•	William Bossung and Bishop Equity Partners LLC v. MusclePharm Corporation, Clark County, Nevada District Court. Date instituted: January 17, 2012. Plaintiff alleges that additional monetary payments are due in respect of a settlement for outstanding warrants.

As of January 16, 2013, we are a plaintiff in the following legal matter:

•	MusclePharm Corporation v. Swole Sports Nutrition, LLC, United States District Court for the Southern District of Florida. Date instituted: March 15, 2012. We filed this action for trademark infringement and unfair competition against the defendant after the defendant started marketing and selling a dietary supplement named “Turbo Shred”. We have sold “Shred Matrix” since April 2, 2008, and the mark “MusclePharm Shred Matrix” was granted registration by the USPTO on September 21, 2010.

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MANAGEMENT

Directors, Named Executive Officers and Key Management Personnel

The following table and text sets forth the names and ages of all our directors, named executive officers and our key management personnel as of January 16, 2013. All of our directors serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Named executive officers serve at the discretion of the board of directors, and are elected or appointed to serve until the next board of directors meeting following the annual meeting of stockholders. Also provided is a brief description of the business experience of each director, named executive officer and the key management personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.

Name	Age	Position

Brad J. Pyatt	32	Co-Chairman of the Board, Chief Executive Officer and President

L. Gary Davis	59	Chief Financial Officer

John H. Bluher	55	Co-Chairman of the Board and Executive Vice President – Chief Operating Officer

Jeremy R. DeLuca	33	Executive Vice President – Chief Marketing Officer

Cory J. Gregory	34	Executive Vice President

Lawrence S. Meer	52	Treasurer

Michael J. Doron	51	Director

James J. Greenwell	53	Director

Donald W. Prosser	62	Director

Brad J. Pyatt has served as our Chief Executive Officer and Director since February 18, 2010 and as our President since October 2012. Prior to our acquisition of Muscle Pharm, LLC, Mr. Pyatt was President and Chief Executive Officer of Muscle Pharm, LLC, since its inception in April 2008. His background includes seven years of experience as a professional athlete, and more than five years of experience in the sports nutrition arena. Mr. Pyatt played in National Football League for the Indianapolis Colts during the 2003, 2004, and 2005 NFL seasons as well for the Miami Dolphins during the 2006 NFL season. Mr. Pyatt played in the Arena Football League for the Colorado Crush during the 2007 and 2008 AFL seasons. Mr. Pyatt attended the University of Kentucky from 1999 to 2002, where he studied kinesiology exercise science, as well the University of Northern Colorado, from 2002 to 2003. Mr. Pyatt filed for protection under Chapter 7 of the federal bankruptcy laws in 2008. He received a discharge relating to the matter in 2009.

L. Gary Davis has served as our Chief Financial Officer since July 2012. From January, 2010 to prior to joining us, Mr. Davis worked as a certified public accountant for various clients, specializing in mergers and acquisitions. From November, 2004 to January, 2010, Mr. Davis served as executive vice president and chief financial officer of Bodybuilding.com, a sports, fitness and nutritional supplement on-line retail store. He previously was vice president and chief financial officer of U.S. Ecology Corporation. Mr. Davis has a Bachelor’s Degree in Accounting from Boise State University and is near completion of a Master’s Degree in Finance from Rochester Institute of Technology. He is a licensed certified public accountant.

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John H. Bluher has served as our Executive Vice President – Chief Operating Officer since September 2011 and as Co-Chairman of our board of directors since July 2012. From February 2011 to August 2012, he served on the board of directors of Targeted Medical Pharma, Inc. From August 2010 to September 2011, he was managing director of AFH Holdings & Advisory LLC, a business consulting company. From December 2009 to August 2010, Mr. Bluher assisted in raising capital, marketing and co-managed Coachman Energy Funds at Caddis Capital, LLC, a private equity portfolio focused on oil and gas investments. From February 2010 to August 2010, Mr. Bluher acted as investment banker and special financial advisor to the AARP Mutual Fund Board of Trustees in a platform divestiture. From December 2007 to May 2009, Mr. Bluher served as managing director and general counsel at Lehman Brothers, Inc.’s investment management division. Mr. Bluher also served as global chief legal and compliance officer and managing director of Neuberger Berman during this period. From August 2004 to June 2007, Mr. Bluher served as general counsel and director of risk and Janus Capital, Inc. From June 2002 to July 2004, Mr. Bluher served as executive vice president, general counsel and corporate secretary and director of risk management of Knight Trading Group. From January 2001 to May 2002, Mr. Bluher served as senior vice president and global chief compliance officer for Prudential Securities, Inc. From October 1997 to January 2001, Mr. Bluher served as general counsel and chief compliance officer of Sun America, Inc., later AIG. From 1992 through 1997, Mr. Bluher served as Senior Vice President, Regional and Divisional Counsel at Prudential Securities, Inc. From 1987 to 1992, Mr. Bluher was senior counsel for the Division of Enforcement at the Securities and Exchange Commission. Mr. Bluher holds a Bachelor of Science and a J.D. degree from the University of Wyoming and holds FINRA Series 7, Series 24 and Series 14 licenses. He has served on the boards of ICI Mutual Insurance Company, the NASDAQ Chairman’s Advisory Board, Cherry Hills Founders Group, Inc., Safe Communications, Inc., and the University of Wyoming Foundation Board, and College of Law Advisory Board.

Jeremy R. DeLuca has been our Senior Vice President and Chief Marketing Officer (former President and Chief Marketing Officer) since November 2010. Prior to joining the Company, from April 1999 to November 2010, Mr. DeLuca served as the President of Bodybuilding.com, an online sports nutrition and supplements company, which he co-founded in 1999. There, Mr. DeLuca was actively involved in all aspects of Bodybuilding.com’s business, with a focus on marketing, sales, and e-commerce. Mr. DeLuca’s responsibilities also included managing vendor relations, marketing strategies, sales promotions, store content and store site development. During Mr. DeLuca’s tenure, Bodybuilding.com experienced significant growth, achieving annual sales of over $200 million in 2010. In August 2012, Mr. DeLuca was fined $600,000 by the FDA in connection with a plea agreement on six misdemeanor counts relating to the FDA’s investigation into allegations that Bodybuilding.com misbranded five dietary supplements.  In connection with the plea, Mr. DeLuca agreed to serve three years’ probation.

Cory J. Gregory has served as an executive officer of Muscle Pharm, LLC, since its inception in 2008 and our Senior Vice President (formerly Senior President) since May 2010. Prior to joining us, Mr. Gregory served as President, managing member, and owner of T3 Personal Training LLC, or T3, from April 2009 until November 2011. T3 was a personal training service that managed and oversaw over 40 clients using seven trainers over a ten-year period. During the same period, Mr. Gregory served as President of the Ohio Natural Bodybuilding Federation, a federation founded by Mr. Gregory in 2004 which hosted 14 bodybuilding competitions over a six-year period. He consulted for Agile Enterprises, a nutritional supplement company from January 2006 through January 2008. In 2004, Mr. Gregory purchased the Old School Gym, located in Pataskala, Ohio, which he continues to own at present day.

Lawrence S. Meer has served as our Chief Financial Officer from July 2010 to July 3, 2012 when he became our Treasurer. Prior to becoming the Chief Financial Officer he was the Director of Finance at Muscle Pharm, LLC from October 2009 to July 2010. His other past experience includes daily cash management and treasury functions, including the establishment of credit and collection procedures. He previously served as President and Chief Financial Officer in Miami, Florida, at Color It, Inc., a textile finishing business, from March 2002 to December 2008. From January 2008 until September 2009 Mr. Meer served as an independent financial consultant where he assisted in the preparation of business plans, budgets, forecasts and other financial areas. Mr. Meer also previously served as Executive Vice President at Customer Assets in Denver, Colorado, an India-based call center, from 2000 to 2002. Prior to joining Customer Assets, he was Chief Financial Officer and Chief Operating Officer at GS Sportswear in Denver, Colorado, a sportswear promotional company, from 1998 to 2000. Mr. Meer also served as Chief Financial Officer at Davis Audio-Visual, Inc., a retailer of audio-visual equipment, from 1996 to 1998; and Vice President of Finance at Pacer Cats in Englewood, Colorado, a ticketing and concession software provider from 1991 to 1996. Mr. Meer earned a BS in accounting from the University of Colorado at Boulder.

Michael J. Doron has served as a director since November 5, 2012. He has been the Managing Director of DDR & Associates, LLC since January 2009, and Evolution Capital Partners, LLC since October 2009. From January 2007 to December 2008, he served as Chief Operating Officer and director of Toyshare, Inc. From February 2006 to January 2007, Mr. Doron served as Chief Operating Officer and Chief Financial Officer of Frontgate Sundance Alliance. From September 2005 to January 2007, he served as Vice President – Private Banking of the Bank of the West. Mr. Doron earned a BA from the University of Maryland and a Masters of Science from American University.

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James J. Greenwell has served as a director since October 15, 2012. Since 2000, he has been the Chief Executive Officer of Datria Systems Inc., a speech recognition application software company. He has also served as the Datria Systems’ Chairman since 2002. In prior employment, he served as a technology executive in a number of private and public companies .He has served on the Board of the Cherry Creek School Foundation since September 2010. He was a founding member of Friends of Denver Fire and served on its Board from 2007 through 2010. Mr. Greenwell served on the Board of the Denver Chapter of the American Heart Association from 2002 through 2008 and was Chairman of the board in 2007. He also served on the Board of Trustees of the Bonfils Blood Center Foundation from 1999 through 2003. Mr. Greenwell earned a BS from the College of Business at Michigan State University and an MBA degree from Saint Mary’s College.

Donald W. Prosser has served as a director on our board of directors since July 2012 and has been the principal executive officer of Arête Industries, Inc. since January 2011 and a director of Arête since September, 2003. Arête is a voluntary filer with the SEC under the Securities Exchange Act of 1934. Mr. Prosser owns a certified public accounting firm, Donald W. Prosser, P.C., specializing in tax services and accounting and has represented a number of private and public companies serving in the capacity of accountant, member of boards of directors, and as chief financial officer. From 1997 to 1999, Mr. Prosser served as CFO and Director for Chartwell International, Inc., a public company publishing high school athletic information and providing athletic recruiting services. From 1999 to 2000, he served as CFO and Director for Anything Internet, Inc. and from 2000 to 2001, served as CFO and Director for its successor, Inform Worldwide Holdings, Inc., a publicly traded company. From November 2002 through June 2008, Mr. Prosser served as CFO of VCG Holding Corp., a public company. From July 2008 through August 2009 Mr. Prosser was chief financial officer of Iptimize, Inc., a provider of broadband and data services that filed a petition under federal bankruptcy laws in October 2009. He also has served on the board of directors of Veracity Management Global, Inc., a publicly traded company, since January, 2008. Mr. Prosser has been a certified public accountant since 1975. Mr. Prosser attended the University of Colorado from 1970 to 1971 and Western State College of Colorado from 1972 to 1975, where he earned a Bachelor’s Degree in Accounting and History (1973) and a Master’s Degree in Accounting – Income Taxation (1975).

Advisory Board

We have established an Advisory Board currently consisting of nine members, which serves to advise management with respect to product formulations, product ideas, marketing and related matters. Members of the Advisory Board do not meet on a formal or regular basis. Our management team consults with one or more members of the Advisory Board as needed, from time to time, by means of meetings or telephone conference calls.

Following is a brief description of the background of our advisory board members:

Dr. Eric Serrano – Chief Formulator Medical Advisor. Dr. Serrano has been practicing medicine in the State of Ohio for over 22 years and is considered one of the leading sports nutrition doctors in the country. His clients include a wide array of athletes from the NFL, NHL, and MLB, in addition to many elite amateur athletes. Dr. Serrano was a professor of family practice medicine at Ohio State University, where he was awarded Professor of The Year and Preceptor of The Year. Dr. Serrano currently lectures across the country to universities, medical groups and health and fitness conferences on the topics of sports nutrition, performance enhancement, and injury prevention. He has formulated numerous nutritional supplements for some of the leading nutritional companies on the market and also been a contributing writer for some of the leading U.S. health and fitness magazines, including Muscle & Fitness. Dr. Serrano has been involved in the formulations for each of our products. Dr. Serrano received his B.A. from Kansas State University in Biology, his M.A. from Kansas State University in Exercise Physiology, and his M.D. from the University of Kansas Medical School.

Dr. Mauro Di Pasquale – Director of Product Development and Research. Dr. Di Pasquale brings five decades of personal, clinical and university teaching and learning, combined with leadership gained from medical directorships of important sports organizations to us. Dr. Di Pasquale has written over a dozen books on athletic performance, focusing mainly on diet and supplementation, most notably his books, The Anabolic Diet and The Metabolic Diet. He has received an Honors M.D., Honors B.Sc. (majoring in genetics and molecular biochemistry), both from the University of Toronto. He has also published 1,000 articles in magazines such as Muscle & Fitness, Flex and Powerlifting USA.

Dr. Roscoe M. Moore, Jr. – Chief Scientific Director. A Former U.S. Assistant Surgeon General, Dr. Moore served with the United States Department of Health and Human Services (HHS) and was for the last 12 years of his career there the principal person responsible for global development support within the Office of the Secretary, HHS, with primary emphasis on Continental Africa and other less developed countries of the world. He was the principal liaison person between the HHS and Ministries of Health in Africa with regard to the development of infrastructure and technical support for the delivery of preventive and curative health needs for the continent. Dr. Moore received his undergraduate and Doctor of Veterinary Medicine degrees from Tuskegee Institute; his Master of Public Health degree in Epidemiology from the University of Michigan; and his Doctor of Philosophy degree in Epidemiology from the Johns Hopkins University. He was awarded the Doctor of Science degree (Honoris Causa) in recognition of his distinguished public health career by Tuskegee University. Dr. Moore was a career officer within the Commissioned Corps of the United States Public Health Service (USPHS) entering with the U.S. National Institutes of Health and rising to the rank of Assistant United States Surgeon General (Rear Admiral, USPHS) within the Immediate Office of the Secretary, HHS. He was selected as Chief Veterinary Medical Officer, USPHS, by Surgeon General C. Everett Koop.

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Dr. Richard Ogden (CSCS) – Medical Advisor. Dr. Odgen’s career in clinical research and development spans nearly 40 years. After earning a Ph.D. from Cambridge University, his career started with postdoctoral research studying ribonucleic acid transcription and processing. Following that, he undertook independent research, funded by the National Science Foundation. In 1984, he joined Agouron Pharmaceuticals, Inc. as one of its founding scientists. Following Agouron’s merger with Pfizer, he served as a Senior Director and was the scientific liaison for the Agouron/Pfizer commercial and corporate organizations. In 2006, Dr. Ogden, co-founded RORR Inc., a medical, scientific consulting and education company with clients in the U.S. and Europe. In addition to publication in numerous medical journals, he is co-editor of two books relating to AIDS therapy.

Dr. Michael R. Stevens – Director of Therapeutic Nutrition. Dr. Stevens has over 20 years of well-diversified experience in the healthcare and pharmaceutical industry. Dr. Stevens spent 17 years at Bristol-Myers Squibb, where he held positions of increasing responsibility in the areas of Market Research (Oncology and HIV), Marketing (Oncology), and Medical Affairs (HIV). In addition served as a member of the Executive Council for the Forum for Collaborative HIV Research — a public-private partnership facilitating discussion on emerging issues in HIV clinical research and working to translate research results into patient care. He has also served on 15 Protocol Committees within the Adult AIDS Clinical Trials Group (ACTG). Michael received his B.S. Pharmacy and Doctor of Pharmacy degrees from Purdue University.

Dr. Ron Sekura – Director of Therapeutic Research. Dr. Sekura is the former Chief of the Pharmaceutical and Regulatory Affairs Branch of the Division of AIDS at The National Institute of Allergy and Infectious Diseases (NIAID) of the National Institute of Health (NIH) as well as a former Research Chemist at The National Institutes of Child Health and Human Development (NICHD) at the NIH and the Center for Biologics Evaluation and Research (CBER). He received his Bachelor of Science and Master of Science in Biochemistry degrees at Pennsylvania State University and his PhD at Cornell University. Dr. Sekura is the author of over 60 scientific publications.

Mariel Selbovitz – Director of Global Therapeutics Product Procurement Development. Ms. Selbovitz is a graduate of Cornell University and received her Master’s in Public Health at the Johns Hopkins University Bloomberg School of Health. She worked as the Client Intake Specialist at Positive Health Project and Syringe Exchange Program Coordinator at the Foundation for Research on Sexually Transmitted Diseases and is a partner in BioEquity Partners. Selbovitz is a member of the Cornell AIDS Clinical Trials Group Community Advisory Board and AIDS Treatment Advocacy Coalition.

James Sapirstein, R.Ph., MBA – Strategic Advisor. Mr. Sapirstein has been the Chief Executive Officer of Alliqua Inc. since October 2012. He was the President and Chief Executive Officer of Tobira Therapeutics, Inc., or Tobira, from August 2007 through April 2011 and founded Tobira in October 2006. Prior to Tobira, Mr. Sapirstein worked at Paramount BioCapital from May 2005 to September 2006 in the company creation group. Mr. Sapirstein was the Executive Vice President of the Metabolic and Endocrinology Business Unit from 2002 through April 2005. Mr. Sapirstein was the Director of Global Marketing at Gilead Sciences from July 2000 through May 2002, where he was responsible for the global launch of Viread®. He was the head of the international infectious disease marketing teams during his time at Bristol-Myers Squibb from August 1996 to July 2000. Mr. Sapirstein was with Hoffmann-LaRoche from October 1987 to July 1996, where he worked in a variety of capacities ranging from marketing and sales positions to international posts. Prior to working at Hoffmann LaRoche, he worked at Eli Lilly and Company in a sales capacity from June 1984 to October 1987. Mr. Sapirstein earned his Bachelor of Science in Pharmacy from the Ernest Mario School of Pharmacy at Rutgers University and an MBA from Farleigh Dickinson University.

Michael Kim, D.O. – Executive Director of Medicine, Research and Education. Dr. Kim has been our Executive Director of Medicine, Research and Education since August 2011. He oversees our research. He analyzes formulations, research protocols and strength and performance protocols. He also advises our athlete endorsers regarding nutrient, diet and supplementation. He received a B.A. in Economics from University of California – Davis, and a Doctor of Osteopathy degree from Touro University.

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Corporate Governance

Director Independence

Each director and named executive officer is obligated to disclose, on an annual basis, any transactions with our Company and any of its subsidiaries in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Following completion of these disclosures, our board of directors make a determination as to the independence of each director using the current standards for “independence” that satisfy both the criteria for the NASDAQ Stock Market and the NYSE MKT.

As of November 5, 2012, our board of directors conducted an annual review and affirmatively determined that Messrs. Doron, Greenwell and Prosser are “independent” as that term is defined in the NASDAQ listing standards.

Committees of the Board

The following table sets forth the three standing committees of our board and the members of each committee as of January 16, 2013:

Director	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Brad J. Pyatt	Co-Chair
John H. Bluher	Co-Chair
Michael J. Doron	X	X	X	Chair
James J. Greenwell	X	X	Chair	X
Donald W. Prosser	X	Chair*	X	X

* Audit Committee Financial Expert.

To assist it in carrying out its duties, the board has delegated certain authority to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee as the functions of each are described below.

Audit Committee

Messrs. Doron, Greenwell and Prosser serve on our Audit Committee. Our Audit Committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. The Audit Committee’s responsibilities include:

•	selecting, hiring, and compensating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	approving the audit and non-audit services to be performed by our independent auditor;

•	reviewing with the independent auditor the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies; and

•	preparing the report that the SEC requires in our annual proxy statement.

The board of directors has adopted an Audit Committee Charter. The Audit Committee members meet NASDAQ’s financial literacy requirements, and the board has further determined that Mr. Prosser (i) is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and (ii) also meets NASDAQ’s financial sophistication requirements.

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Compensation Committee

Messrs. Doron, Greenwell and Prosser serve on the Compensation Committee. Our Compensation Committee’s main functions are assisting our board of directors in discharging its responsibilities relating to the compensation of outside directors, the Chief Executive Officer and other executive officers, as well as administering any stock incentive plans we may adopt. The Compensation Committee’s responsibilities include the following:

•	reviewing and recommending to our board of directors the compensation of our Chief Executive Officer and other executive officers, and the outside directors;

•	conducting a performance review of our Chief Executive Officer;

•	reviewing our compensation policies; and

•	if required, preparing the report of the Compensation Committee for inclusion in our annual proxy statement.

The board of directors has adopted a Compensation Committee Charter.

The Compensation Committee’s policy is to offer our executive officers competitive compensation packages that will permit us to attract and retain highly qualified individuals and to motivate and reward these individuals in an appropriate fashion aligned with the long-term interests of our Company and our stockholders.

Compensation Committee Risk Assessment. We have assessed our compensation programs and concluded that our compensation practices do not create risks that are reasonably likely to have a material adverse effect on us.

Nominating and Corporate Governance Committee

Messrs. Doron, Greenwell and Prosser serve on our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include:

•	identify qualified individuals to serve as members of the Company’s board of directors;

•	review the qualifications and performance of incumbent directors;

•	review and consider candidates who may be suggested by any director or executive officer or by any stockholder of the Company;

•	review considerations relating to board composition, including size of the board, term and age limits, and the criteria for membership on the board;

•	review periodically the management succession plan of;

•	review and recommend corporate governance policies; and

•	monitor, oversee and review compliance with the Company’s code of ethics.

The board of directors has adopted a Nominating and Corporate Governance Committee Charter.

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EXECUTIVE COMPENSATION

Summary Compensation Table for 2012

The following summary compensation tables sets forth all compensation awarded to, earned by, or paid to each person serving as a named executive officer of the Company during the year ended December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)		Option Awards (1) ($)		All Other Compensation ($)		Total ($)

Brad J. Pyatt	2012	322,022	163,706		-		-		8,514		490,536
Chief Executive Officer and President	2011	250,000	140,099	(2)	1,400,995	(2) (3)	-		4,308	(5)	1,795,402
	2010	194,821	-		2,650,000	(4)	-		-		2,844,821

L. Gary Davis	2012	65,000	75,000		245,014	(6)	-		-		385,014
Chief Financial Officer

John H. Bluher	2012	182,292	130,000		294,018	(6)	-		-		606,310
Executive Vice President and COO	2011	36,458	50,000		-		-		-		86,458

Jeremy R. DeLuca	2012	187,500	133,706		-		-		7,000	(9)	324,500
Executive Vice President and CMO	2011	65,833	140,099	(7)	1,400,995	(8)	-		-		1,606,927

Cory J. Gregory	2012	201,796	133,706		-		-		-		331,796
Executive Vice President	2011	150,000	140,099	(10)	1,400,995	(10) (11)	-		-		1,691,094
	2010	78,892	-		2,650,000	(12)	-		-		2,728,892

Lawrence S. Meer	2012	120,600	31,797		-		-		-		151,797
Treasurer	2011	74,400	-		-		-		-		74,400
	2010	75,493	-		-		228,000	(13)	-		303,493

(1)	Amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The grant date fair value of each stock award is measured based on the closing price of our common stock on the date of grant.
(2)	Reflects the amount returned to the Company in July 2012 as a result of restated revenues for the years ended December 31, 2011 and 2010. Mr. Pyatt voluntarily returned (i) $30,311 of his cash bonus and (ii) $303,109 worth of his stock bonus (equal to a total of 31,009 shares of common stock).
(3)	Mr. Pyatt received a stock award of $1,704,104, equal to 174,333 shares of common stock, at a price per share of $9.78, which was the closing price of our common stock on February 1, 2012, the date of grant.
(4)	Mr. Pyatt received a stock award of 5,883 shares of common stock at a price per share of $450.45, which was the closing price of our common stock on October 18, 2010, the date of grant.
(5)	Amount represents private golf club membership dues of $8,514 and $4,308 for 2012 and 2011, respectively.
(6)	Reflects the full grant date fair value of restricted stock unit award granted in 2012 calculated in accordance with FASB ASC Topic 718 based on the closing price of the common stock of $4.25 (after adjustment for the reverse split of 1-for-850) on the date of grant.
(7)	Reflects the amount returned to the Company in July 2012 as a result of restated revenues for the years ended December 31, 2011 and 2010. Mr. DeLuca voluntarily returned (i) $30,311 of his cash bonus (which had not yet been paid to him) and (ii) $303,109 worth of his stock bonus (equal to a total of 31,009 shares of common stock).
(8)	Mr. DeLuca received a stock award of $1,704,104, equal to 174,333 shares of common stock, at a price per share of $9.78, which was the closing price of our common stock on February 1, 2012, the date of grant.
(9)	Amount represents private golf club membership dues of $7,000 for 2012.
(10)	Reflects the amount returned to the Company in July 2012 as a result of restated revenues for the years ended December 31, 2011 and 2010. Mr. Gregory voluntarily returned (i) $30,311 of his cash bonus and (ii) $303,109 worth of his stock bonus (equal to a total of 31,009 shares of common stock).
(11)	Mr. Gregory received a stock award of $1,704,104, equal to 174,333 shares of common stock, at a price per share of $9.78, which was the closing price of our common stock on February 1, 2012, the date of grant.
(12)	Mr. Gregory received a stock award of 5,883 shares of common stock at a price per share of $450.45, which was the closing price of our common stock on October 18, 2010, the date of grant.
(13)	Represents options exercisable for 1,177 shares of common stock, valued on the date of grant, April 2, 2010. For a discussion of the valuation assumptions used, see Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

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Outstanding Equity Awards at Year End

The following table provides information concerning the holdings of stock option and restricted stock unit awards by our named executive officers as of December 31, 2012. This table includes unexercised (both vested and unvested) stock option awards and unvested restricted stock unit awards with vesting conditions that were not satisfied as of December 31, 2012. Each equity grant is shown separately for each named executive officer. The vesting schedule for each outstanding equity award is shown in the footnotes following this table.

Outstanding Equity Awards at Year End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1) (#)	Market Value of Shares or Units of Stock that Have Not Vested (2) ($)
Brad J. Pyatt	-	-	-	-	-	-	-

L. Gary Davis	11/16/2012	-	-	-	-	39,216	166,668

John H. Bluher	11/16/2012	-	-	-	-	47,060	200,005

Jeremy R. DeLuca	-	-	-	-	-	-	-

Cory J. Gregory	-	-	-	-	-	-	-

Lawrence S. Meer	04/02/2010	1,177	-	425.00	04/02/2015	-	-

(1)	The table below shows the vesting dates for the respective unvested restricted stock units listed in the above Outstanding Equity Awards at Year-End for 2012 Table:

Vesting Date	Mr. Davis	Mr. Bluher
01/01/2014	19,608	23,530
01/01/2015	19,608	23,530

(2)	Market value of the restricted stock units represents the product of the closing price of our common stock as of December 31, 2012 (the last trading day of the year), which was $4.25, and the number of shares underlying each such award.

Recent Changes to Employment Arrangements

On October 18, 2012 and amended on January 4, 2013, to reduce the base salary of each executive officer at the request of such executive officer the Company entered into amended and restated employment agreements with the following executive officers of the Company, which include its principal executive officer, principal financial officer and other named executive officers:

Name	Position

Brad J. Pyatt	Chief Executive Officer and President
L. Gary Davis	Chief Financial Officer
John H. Bluher	Executive Vice President – Chief Operating Officer
Jeremy R. DeLuca	Executive Vice President – Chief Marketing Officer
Cory J. Gregory	Executive Vice President

The employment agreements were executed based upon a form employment agreement approved by the Compensation Committee of the board. The employment agreements are for an initial term ending December 31, 2014. However, the employment agreements entered into with Mr. Pyatt and Mr. DeLuca provide for an initial term ending December 31, 2015.

Under the terms of the employment agreements, each officer will receive an annual base salary in the amount set forth below, subject to any increase the Compensation Committee may deem appropriate from time to time.

Name	Annual Base Salary

Brad J. Pyatt	$250,000
L. Gary Davis	$130,000
John H. Bluher	$200,000
Jeremy R. DeLuca	$225,000
Cory J. Gregory	$130,000

In addition, the officers will be eligible to receive one or more annual cash bonuses and grants of stock options, restricted stock or other equity-related awards from the Company’s various equity compensation plans, as determined by the Compensation Committee.

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If the employment of an officer is terminated due to the officer’s death or inability to perform, the employment agreements provide for payment to the officer of any unpaid portion of the Officer’s base salary and benefits accrued through the date of death or inability to perform and, at the discretion of the Compensation Committee, a bonus. The officer or his representatives will also be entitled to receive a reimbursement of up to 12 months of Consolidated Omnibus Reconciliation Act, or COBRA, premiums, if the officer or his representatives timely elect and remain eligible for COBRA. If the officer’s employment is terminated due to inability to perform, the officer will also be entitled to (i) a lump sum payment equal to the greater of (A) the target bonus payable to the Officer for the year in which the date of termination occurs or if no target bonus has been set, the officer’s most recent annual bonus, and (B) a bonus for such year as may be determined by the Compensation Committee in its sole discretion; and (ii) a severance payment (payable over six months) equal to six months of the officer’s base salary in effect as of the date of termination.

If the officer’s employment is terminated for “cause” or if an Officer terminates his employment without “good reason” (as such terms are defined in the employment agreement), the officer will not be entitled to a severance payment or any other termination benefits. However, the Company will pay the officer any unpaid portion of the officer’s base salary and benefits accrued through the date of such termination.

Upon a termination of an officer’s employment (except for Mr. Pyatt) by the Company without cause and without a change in control or by the officer for good reason without a change in control, the employment agreements provide that such officer will be entitled to (i) any unpaid portion of the officer’s base salary and benefits accrued through the date of termination; (ii) an amount payable over three months and equal to the lesser of (A) nine months of the officer’s base salary in effect as of the date of termination, or (B) the officer’s base salary remaining under the term of his employment agreement; (iii) a lump sum payment equal to 25% of the officer’s target bonus (or if no target bonus has been set, the Officer’s most recent annual bonus) if the termination is between January 1 and June 30 or 50% of the Officer’s target bonus (or if no target bonus has been set, the Officer’s most recent annual bonus) if the termination is between July 1 and December 31; (iv) acceleration of the officer’s outstanding equity awards, unless otherwise provided in the equity award agreement for a particular equity award; and (v) the officer will also be entitled to receive a reimbursement of up to 12 months of COBRA premiums, if the officer timely elects and remains eligible for COBRA.

Upon a termination of Mr. Pyatt’s employment by the Company without cause and without a change in control or by Mr. Pyatt for good reason without a change in control, Mr. Pyatt’s employment agreement provides that he will be entitled to (i) any unpaid portion of his base salary and benefits accrued through the date of termination; (ii) an amount payable over three months and equal to two times his base salary on the date of termination; (iii) a lump sum payment equal to the greater of (A) two times his target bonus for the for the year in which the date of termination occurs or if no target bonus has been set, then two times Mr. Pyatt’s most recent annual bonus, and (B) a bonus for such year as may be determined by the Compensation Committee in its sole discretion; (iv) acceleration of his outstanding equity awards, unless otherwise provided in the equity award agreement for a particular equity award; and (v) he will also be entitled to receive a reimbursement of up to 12 months of COBRA premiums, if he timely elects and remains eligible for COBRA.

Upon a termination of an officer’s employment (except for Mr. Pyatt) by the Company without cause and with a change in control or by the officer for good reason after a change in control, the employment agreement provides that such officer will be entitled to (i) any unpaid portion of the officer’s base salary and benefits accrued through the date of termination; (ii) a severance payment (payable over 12 months) equal to 12 months of the officer’s base salary in effect as of the date of termination; (iii) a lump sum payment equal to the greater of (A) 100% of the officer’s target bonus in the year of termination or if no target bonus has been set, then 100% of the officer’s most recent annual bonus, and (B) a bonus for such year as may be determined by the Committee in its sole discretion; (iv) a severance payment of $500,000 (payable within 30 days of the date of termination); (v) acceleration of the officer’s outstanding equity awards; and (vi) the officer will also be entitled to receive a reimbursement of up to 12 months of COBRA premiums, if the officer timely elects and remains eligible for COBRA.

Upon a termination of Mr. Pyatt’s employment by the Company without cause and with a change in control or by Mr. Pyatt for good reason after a change in control, Mr. Pyatt’s employment agreement provides that he will be entitled to (i) any unpaid portion of his base salary and benefits accrued through the date of termination; (ii) a severance payment (payable over 12 months) equal to three times his base salary in effect as of the date of termination; (iii) a severance payment of $2 million (payable within 30 days of the date of termination); (v) acceleration of Mr. Pyatt’s outstanding equity awards; and (vi) he will also be entitled to receive a reimbursement of up to 12 months of COBRA premiums, if he timely elects and remains eligible for COBRA.

The employment agreements also contain customary confidentiality, non-competition and non-solicitation provisions. Under the non-compete provisions, during the term of his employment agreement and for a period of six months after termination of employment, the officer is prohibited from, directly or indirectly, engaging in or becoming interested financially in, as a principal, employee, partner, contractor, shareholder, agent, manager, owner, advisor, lender, guarantor, officer or director, any business that is engaged in the nutritional supplement industry and/or related products, subject to certain exceptions for passive investments.

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Additionally, the non-solicitation provisions of the employment agreements prohibit the officer from soliciting for employment any employee of the Company or any person who was an employee of the Company in the 90-day period before such solicitation. This prohibition applies during the officer’s employment with the Company and for 12 months following the termination of the officer’s employment.

Change in Control Payments

The Employment Agreements referenced in the above provide for payments upon termination or employment after a change in control in certain situations.

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DIRECTOR COMPENSATION

Director Compensation for 2012

The following table sets forth the aggregate compensation paid to our non-employee directors during 2012.

Name	Fees Earned or Paid In Cash ($)	Stock Awards(1) ($)	Total ($)
Michael J. Doron	-	1,471	1,471
James J. Greenwell	-	1,471	1,471
Donald W. Prosser	24,000	1,471	25,471

(1)	Reflects the full grant date fair value of restricted stock awards granted in 2012 calculated in accordance with FASB ASC Topic 718 based on the closing price of the common stock of $4.1652 (after adjustment for the reverse split of 1-for-850) on the date of grant.

2012 Non-Employee Director Compensation Program

In October 2012, our board of directors adopted a non-employee director compensation program. Directors who are employees of the Company receive no additional compensation for their services as directors. Non-employee directors are compensated for their service on our board of directors as described below. The following table describes the components of compensation for non-employee directors in effect beginning October 2012:

Compensation Element	2012 Compensation Program ($)
Annual Cash Retainer	20,000
Annual Equity Retainer Award	25,000
Board Meeting Fees	1,000
Audit Committee Chair Committee Meeting Fee	1,000
New Director Fee (one-time equity grant)	2,000

Annual Cash Retainer and Meeting Fees. Beginning in October 2012, each non-employee director who continues to serve as a director will receive an annual cash retainer fee of $20,000 per year, pro rata for service less than one year. Non-employee directors will also receive $1,000 per meeting attended for all in-person and telephonic meetings of the Board subject to a $6,000 per-year cap on meeting fees. Further, the Audit Committee Chair will receive $1,000 per Audit Committee meeting.

Annual Equity Retainer Award. Beginning in January 2013, each non-employee director will receive $25,000 of the annual board retainer fee in the form of restricted common stock with the number of shares of restricted common stock determined by dividing that dollar amount by the closing price of our common stock on the date of grant. These shares of restricted common stock will vest in four equal quarterly installments. The restricted common stock awards will be forfeitable during that vesting period, though directors who leave the board during the year will receive any vested restricted common stock.

New Director Fee (one-time equity grant). Beginning in October 2012, each non-employee director will receive a one-time equity grant of restricted common stock with a value of approximately $2,000 with the number of shares of restricted common stock determined by dividing that dollar amount by the closing price of our common stock on the date of grant. These shares of restricted common stock will be fully vested upon grant. On November 16, 2012, we awarded 353 shares to our three non-employee directors as their one-time equity grant.

Compensation Committee Interlocks and Insider Participation

Our board of directors did not have a compensation committee during the year ended December 31, 2011. Our two directors during the year ended December 31, 2011 were Brad J. Pyatt and Cory J. Gregory, both of whom were also executive officers of the Company and determined the compensation for our executive officers. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee.

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to MusclePharm with respect to the beneficial ownership of our common stock, $0.001 par value per share, as of January 16, 2013, unless otherwise noted, by:

•	each stockholder known to MusclePharm to own beneficially more than 5% of MusclePharm’s common stock;
•	each of MusclePharm’s directors;
•	each of MusclePharm’s named executive officers; and
•	all of MusclePharm’s current directors and named executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock or Series B Preferred Stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 2,974,135 shares of common stock and 51 shares of Series B Preferred Stock outstanding at January 16, 2013. For purposes of computing total voting percentage, each share of Series B Preferred Stock has 60,694.02 votes, resulting in total outstanding shares for purposes of calculating voting percentages of 6,069,530. Except as set forth below, the address of the beneficial owner listed in the table below is c/o MusclePharm Corporation, 4721 Ironton Street, Building A, Denver, Colorado 80239.

	Shares Beneficially Owned
	Common Stock (1)		Series B Preferred Stock (1)
Name of Beneficial Owner	Shares	% (2)	Shares	% (3)	Total Voting % (4)
Named Executive Officers:
Brad J. Pyatt	165,418	5.6%	31	60.78%	33.7%
L. Gary Davis	19,678	*	-	-	*
John H. Bluher	43,118	1.5%	-	-	*
Jeremy R. DeLuca	143,325	4.8%	-	-	2.4%
Cory J. Gregory	155,658	5.2%	20	39.22%	22.6%
Lawrence S. Meer	0	*	-	-	*

Non-Employee Directors:
Michael J. Doron	353	*	-	-	*
James J. Greenwell	353	*	-	-	*
Donald W. Prosser	353	*	-	-	*
Officers and Directors as a Group (nine persons):	528,256	17.8%	51	100%	59.7%

*	Represents less than one percent.
(1)	This column lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. The shares are not subject to any pledge. Standard brokerage accounts may include nonnegotiable provisions regarding set-offs or similar rights.
(2)	Percent of class based on 2,974,135 shares of common stock outstanding as of January 16, 2013. This percentage does not include preferred stock ownership.
(3)	Percent of Series B Preferred Stock based on 51 shares of Series B Preferred Stock outstanding as of January 16, 2013.
(4)	Percentage of total voting power represents voting power with respect to all shares of our common stock and Series B Preferred Stock voting together as a single class. The holders of our Series B Preferred Stock are entitled to 60,694.02 votes per share, and holders of our common stock are entitled to one vote per share. For more information about the voting rights of our common stock and our Series B Preferred Stock, see “Description of Securities—Common Stock” and Description of Securities—Preferred Stock.”

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the named executive officer and director compensation arrangements discussed in “Executive Compensation”, below we describe transactions since January 1, 2011, to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Consulting Agreements

On November 23, 2011, we entered into a consulting agreement with El Chichon Partners, LLC and Gordon G. Burr, a former director, prior to Mr. Burr becoming a director of the Company. The consulting agreement provides that Mr. Burr will identify potential financing sources for us. The amount paid under this agreement in the year ended December 31, 2011 was $200,000, which was paid in the form of a warrant issued in the name of El Chichon Partners, LLC and exercisable for 117,648 shares of common stock at an exercise price of $10.20 per share of common stock. Further, this agreement was amended on April 20, 2012 and added an additional warrant issued in the name of El Chichon Partners, LLC and exercisable for 35,295 shares of common stock at an exercise price of $12.75 per share of common stock. Each warrant has a lock-up of one year after exercise thereof. The shares of common stock underlying each warrant have demand registration rights after 12 months and piggy-back registration rights.

On July 12, 2012, we entered into a consulting agreement with Melechdavid, Inc. (“Melechdavid”), an affiliate of Mark E. Groussman, a former director, prior to Mr. Groussman becoming a director of the Company. The consulting agreement provides that Melechdavid will provide consulting services to us related to strategic acquisitions, capital restructuring and Mr. Groussman will serve as a member of the board of directors. Mr. Groussman was appointed to our board of directors on July 19, 2012, and resigned from our board effective October 18, 2012. The consulting agreement provides that we will issue to Melechdavid shares of common stock in an amount equal to 4.2% of our outstanding common stock on a fully diluted (as-converted) basis. Further, until July 12, 2014, we are required to ensure that Melechdavid shall maintain its 4.2% fully diluted equity position. The term of the consulting agreement is 12 months.

On July 12, 2012, we entered into a consulting agreement with GRQ Consultants, Inc. (“GRQ”), an affiliate of Barry Honig. The consulting agreement provides that GRQ will provide consulting services to us related to banking relationships, strategic acquisitions and capital restructuring. The consulting agreement provides that we will issue to GRQ shares of common stock in an amount equal to 4.2% of our outstanding common stock on a fully diluted (as-converted) basis. Further, until July 12, 2014, we are required to ensure that GRQ shall maintain its 4.2% fully diluted equity position. The term of the consulting agreement is 12 months.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and named executive officers. The indemnification agreements and our bylaws will require us to indemnify our directors to the fullest extent permitted by Nevada law.

Share Exchange / Common Stock Issuances

Muscle Pharm, LLC was formed as a Colorado limited liability company on April 22, 2008. The initial owners of Muscle Pharm, LLC were Brad J. Pyatt and Cory J. Gregory. Mr. Pyatt received a 60% membership interest in exchange for his contribution of formulations for potential products, contacts with GNC Canada and other potential customers, and contacts with professional athletes. Mr. Gregory received a 40% membership interest in exchange for his contacts with Dr. Serrano, Louie Simmons, potential distributors, professional athletes and potential investors. Neither Mr. Pyatt nor Mr. Gregory contributed any cash and no value was placed on their respective contributions.

On February 18, 2010, we issued a total of 30,589 shares of our common stock to the 12 former owners of Muscle Pharm, LLC and of that amount Brad J. Pyatt received 15,295 shares of common stock and Cory J. Gregory received 7,648 shares of common stock.

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Named Executive Officer Loan to the Company

On November 18, 2010, Brad J. Pyatt, loaned the Company $100,000 and received an 8% Convertible Promissory Note in exchange. On November 23, 2010, Mr. Pyatt loaned the Company $256,250 and received an 8% Convertible Promissory Note in exchange. On December 14, 2010, Mr. Pyatt converted all principal and accrued interest underlying the notes ($358,077) into 8,426 shares of our common stock.

Warrant Conversion

On September 20, 2012, we entered into a warrant conversion agreement with Mr. Bluher, our Executive Vice President and Chief Operating Officer, for the conversion of warrants to purchase 29,412 shares of our common stock into 19,589 shares of our common stock.

On September 12, 2012, we entered into a warrant conversion agreement with El Chichon Partners, LLC (an entity affiliated with Mr. Burr, a former director of the Company) for the conversion of warrants to purchase 152,942 shares of our common stock into 101,859 shares of our common stock.

On September 30, 2012, we entered into a warrant conversion agreement with Mr. Groussman, a former director of the Company, at the time, for the conversion of warrants to purchase 4,412 shares of our common stock into 3,750 shares of our common stock.

Review, Approval or Ratification of Transactions with Related Parties

We intend to adopt a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. We expect the policy to provide that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to our board of directors. Our board of directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all of our stockholders.

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DESCRIPTION OF SERIES D PREFERRED STOCK

The terms of the Series D Preferred Stock are contained in a certificate of designation that amends our articles of incorporation. The following description is a summary of the material provisions of the Series D Preferred Stock and the certificate of designation. It does not purport to be complete. We urge you to read the certificate of designation because it, and not this description, defines your rights as a holder of shares of Series D Preferred Stock. As used in this section, the terms “MusclePharm,” “us,” “we” or “our” refer to MusclePharm Corporation and not any of its subsidiaries.

General

Our board of directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, as well as to fix the designation and any preferences, conversion and other rights and limitations of such series. These rights and limitations may include voting powers, limitations as to dividends, and qualifications and terms and conditions of redemption of the shares of each such series. Pursuant to this authority, prior to this offering, our board of directors established the terms of the Series D Preferred Stock, which are described below.

When issued, the Series D Preferred Stock will be validly issued, fully paid and non-assessable. The holders of the Series D Preferred Stock have no preemptive rights under Nevada law with respect to any issuances of our stock or any securities convertible into or other rights or options to purchase any such stock. The Series D Preferred Stock is not subject to any sinking fund or other obligation of us to redeem or retire the Series D Preferred Stock. The Series D Preferred Stock will have a perpetual term with no maturity.

Our shares of Series D Preferred Stock will have no public market and will not be listed to trade on an exchange or any market.

The transfer agent and registrar and for the Series D Preferred Stock is Corporate Stock Transfer, Inc.

Ranking – Dividends and Liquidation

The Series D Preferred Stock ranks, with respect to dividend rights and rights on liquidation, dissolution and winding-up of the affairs of the Company, equal to the common stock and junior to each other class or series of our capital stock, the terms of which expressly provide that such other class or series ranks senior to the Series D Preferred Stock as to dividends or upon liquidation, dissolution and winding-up, or as to any other right or preference.

Voting

The Series D Preferred Stock votes together with the common stock on an as-converted basis, but not in excess of the conversion limitations set forth below. Except as otherwise required by law, the holders of shares of Series D Preferred Stock vote together with the holders of common stock on all matters and not as a separate class.

Redemption

The Series D Preferred Stock is not redeemable either at our option or at the option of the holders. The Series D Preferred Stock is not subject to any sinking fund or other obligation to redeem, repurchase or retire the Series D Preferred Stock.

Conversion Rights

Optional Conversion

Each holder of Series D Preferred Stock may, from time to time, convert any or all of such holder’s shares of Series D Preferred Stock into fully paid and non-assessable shares of common stock in an amount equal to two shares of common stock for each one share of Series D Preferred Stock surrendered (subject to adjustment described below, the “Conversion Rate”).

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Mandatory Conversion

At such time as the number of outstanding shares of Series D Preferred Stock is less than 250,000 shares, then (i) all outstanding shares of Series D Preferred Stock will automatically be converted into shares of common stock at the then effective Conversion Rate, and (ii) such shares of Series D Preferred Stock may be reissued.

Conversion Limitation

At no time may a holder of shares of Series D Preferred Stock convert its shares of Series D Preferred Stock into our common stock if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by the holder at such time, the number of shares of common stock which would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of our common stock outstanding at such time (the “4.99% Beneficial Ownership Limitation”). However, a holder may waive this limitation by providing us with 61 days’ advance notice. At no time may all or a portion of the Series D Preferred Stock be converted by a holder if the number of shares of common stock to be issued pursuant to such conversion, when aggregated with all other shares of our common stock owned by the holder at such time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of our common stock outstanding at such time (the “9.99% Beneficial Ownership Limitation” and the lower of the 9.99% Beneficial Ownership Limitation and the 4.99% Beneficial Ownership Limitation then in effect, the “Maximum Percentage”)). By written notice to the Company, a holder of Series D Preferred Stock may from time to time decrease the Maximum Percentage to any other percentage specified in such notice.

No Fractional Shares

No fractional shares of our common stock will be issued upon the conversion of the Series D Preferred Stock and the number of shares of common stock to be issued will be rounded up to the nearest whole share.

Anti-Dilution Adjustments

Stock Dividends and Stock Splits

If we, at any time while any share of the Series D Preferred Stock is outstanding we:

•	pay a stock dividend or otherwise make a distribution relating to our common stock or any other equity or equity equivalent securities payable in shares of common stock;

•	subdivide outstanding shares of common stock into a larger number of shares;

•	combine outstanding shares of our common stock into a smaller number of shares (including by way of reverse stock split); or

•	issue by reclassification of shares of the common stock any shares of our capital stock;

then the Conversion Rate will be adjusted such that holders of outstanding shares of Series D Preferred Stock will receive, upon conversion, such number of shares of common stock into which such outstanding shares of Series D Preferred Stock would have been convertible into, immediately prior to such foregoing events, adjusted to take into account any additional or lessened shares of our capital stock the holder would have been entitled to had the holder converted such shares of Series D Preferred Stock and been the holder of the underlying shares of common stock prior to such events.

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Adjustments for Reclassification, Exchange or Substitution

If the common stock issuable upon conversion of shares of Series D Preferred Stock is changed to the same or different number of shares of any class or classes of stock (other than by way of a stock split or combination of shares or stock dividends, or a Fundamental Transaction (as defined below)), then an appropriate adjustment to the Conversion Rate will be made and provisions will be made (by adjustments of the Conversion Rate or otherwise) so that the holder of outstanding Series D Preferred Stock will have the right thereafter to convert any outstanding shares of Series D Convertible Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of outstanding shares of Series D Preferred Stock of the number of shares of common stock into which such outstanding shares of Series D Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change.

Fundamental Transaction

If, at any time while any share of the Series D Preferred Stock is outstanding;

•	we effect any merger or consolidation of us with or into another person;

•	we effect any sale of all or substantially all of our assets in one transaction or a series of related transactions;

•	any tender offer or exchange offer (whether us or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property; or

•	we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”);

then, upon any subsequent conversion of shares of Series D Preferred Stock, the holders shall have the right to receive, for each share of common stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as the holder would have been entitled to receive upon the occurrence of the Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of common stock.

Favored Nations Provision

Other than in connection with Excepted Issuances (as defined below), if at any time while any shares of Series D Preferred Stock are outstanding, we issue, without the consent of a majority of the outstanding shares of Series D Preferred Stock, (a “Trigger Issuance”) any shares of common stock or securities convertible into or exercisable for shares of common stock at a price per share or conversion or exercise price per share (the “Trigger Issuance Price”) which is less than the Conversion Price (as defined below), then the Conversion Rate will be adjusted by multiplying the Conversion Rate in effect immediately prior to the Trigger Issuance by a fraction, the numerator of which will be the Conversion Price and the denominator of which will be the Trigger Issuance Price. Common stock issued by us for no consideration (other than stock dividends or stock splits, as described above) or for consideration that cannot be determined at the time the common stock is issued will be deemed to have been issued at $0.001 per share. So long as any shares of Series D Preferred Stock are outstanding, we will not enter into any variable, floating rate or similar agreement providing for issuance of any of our equity securities or convertible into our securities on any basis in which the conversion or strike price thereof is determined on the basis of the market price of our common stock.

The term “Conversion Price” shall equal $4.00 (subject to adjustment from time to time).

The term “Excepted Issuances” means any of the following:

•	full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity;

•	the issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital;

•	the issuance of common stock or the issuances or grants of options to purchase common stock to employees, directors, and consultants, pursuant to plans in effect as of the date of the certificate of designation that have been approved by a majority vote of the stockholders and a majority of the independent members of our board of directors as such plans are constituted on the date of this certificate of designation;

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•	the issuance of common stock pursuant to agreements entered into prior to the date of the certificate of designation, as such agreements are in effect and constituted on the date of this certificate of designation, without regard to any further amendment;

•	the issuance of common stock upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of the certificate of designation on the terms then in effect;

•	the issuance of common stock or the issuances or grants of options to purchase common stock to consultants and service providers approved by a majority of the independent members of our board of directors; and

•	any and all securities required to be assumed by the Company by the terms thereof as a result of any of the foregoing even if issued by a predecessor acquired in connection with a business combination, merger or share exchange.

Equal Treatment of Holders of Shares of Series D Preferred Stock

No consideration shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of the certificate of designation or related transaction document unless the same consideration is also offered to all of holders of the outstanding shares of Series D Preferred Stock.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share (2,974,135 issued and outstanding as of January 16, 2013), and 10,000,000 shares of preferred stock, par value $0.001 per share, of which (i) 5,000,000 shares have been designated as Series A Convertible Preferred Stock (none of which are issued and outstanding as of January 16, 2013), (ii) 51 shares have been designated as Series B Preferred Stock (51 of which are issued and outstanding as of January 16, 2013), (iii) 500 shares have been designated as Series C Convertible Preferred Stock (none of which are issued and outstanding as of January 16, 2013) and (iv) 1,600,000 shares have been designated as Series D Convertible Preferred Stock (1,500,000 of which are being offered in this offering). Of our authorized shares of preferred stock, 3,399,449 shares remain undesignated, and our articles of incorporation, as amended, authorize our board of directors to prescribe the series and the voting powers, designations, preferences, limitations, restrictions and relative rights of these remaining “blank check” preferred shares.

Common Stock

Except as otherwise provided by our articles of incorporation or Nevada law, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our articles of incorporation do not permit cumulative voting in the election of our board of directors. Subject to preferences that may be applicable to any outstanding shares of our preferred stock and except as otherwise provided by our articles of incorporation or Nevada law, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of shares of our preferred stock, if any, then outstanding. Our common stock has no preemptive rights, redemption, conversion or other subscription rights under Nevada law. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of our preferred stock.

Preferred Stock

Undesignated Preferred Stock

Subject to certain approval rights of the holders of our preferred stock, our board of directors has the authority, without action by the holders of our common stock, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things: (i) restricting dividends on the common stock; (ii) diluting the voting power of the common stock; (iii) impairing the liquidation rights of the common stock; or (iv) delaying or preventing a change in control of the Company without further action by the stockholders.

Series A Convertible Preferred Stock

Pursuant to the terms of the certificate of designation for the series, shares of our Series A Convertible Preferred Stock have no right to receive dividends and have no liquidation rights. Except to the extent specifically required by Nevada law, our Series A Convertible Preferred Stock do not entitle the holders thereof to any voting rights or any right to receive notice of any meeting of the Company’s stockholders. Subject to adjustment of the conversion rate as provided in the certificate of designation, shares of our Series A Convertible Preferred Stock are convertible at a rate of 200 shares of our common stock for each share of Series A Convertible Preferred Stock converted.

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Series B Preferred Stock

Pursuant to the terms of the certificate of designation for the series, shares of our Series B Preferred Stock these shares have no dividend rights, liquidation rights on a pro rata basis, no conversion rights and rank senior to our common stock. Each one share of Series B Preferred Stock has voting rights and is entitled to a number of votes equal to (x) 0.019607 multiplied by the total issued and outstanding common stock eligible to vote at the time of the respective vote (the “Numerator”) divided by (y) 0.49, minus (z) the Numerator. As a result, the 51 shares of our Series B Preferred Stock outstanding as of January 16, 2013, are entitled to a number of votes giving them approximately 51% of the voting power of the Company’s stockholders. Except as to those matters on which separate class voting is required by applicable law or our articles of incorporation or bylaws, the holders of outstanding shares of our Series B Preferred Stock vote together with the holders of our common stock on all matters submitted to a vote of the Company’s stockholders.

Series C Convertible Preferred Stock

The Series C Preferred Stock has a par value $0.001 per share and an initial stated value of $1,000 per share. Except as otherwise provided in the certificate of designation or otherwise required by law, holders of Series C Convertible Preferred Stock would not be entitled to vote with our common stockholders. However, the Series C Convertible Preferred Stock does have approval rights over certain enumerated actions that would alter the terms of the series or adversely affect the holders of the Series C Convertible Preferred Stock. Shares of the Series C Convertible Preferred Stock are convertible at the option of the holder into shares of our common stock at a rate dependent in part on the bid price for shares of our common stock prior to conversion. Upon any liquidation, dissolution or winding-up of the Company, holders of shares the Series C Convertible Preferred Stock would be entitled to certain preferences, including priority payment of the “initial stated value” of such shares. We do not expect to issue any Series C Preferred Stock.

Series D Convertible Preferred Stock

See “Description of Series D Preferred Stock”.

The summary descriptions above regarding the rights, privileges and preferences of our Series A Convertible Preferred Stock, Series B Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock are qualified in their entirety by reference to our articles of incorporation, as amended, including the applicable certificate of designation for each such series of preferred stock.

Anti-Takeover Provisions

Nevada Revised Statutes

Acquisition of Controlling Interest Statutes. Nevada’s “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our articles of incorporation and bylaws currently contain no provisions relating to these statutes, and unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of January 16, 2013, we have over 200 record stockholders, but do not have 100 stockholders of records with Nevada addresses appearing on our stock ledger. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

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Combinations with Interested Stockholders Statutes. Nevada’s “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after the such person first becomes an “interested stockholder” unless (i) the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested shareholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between the corporation and an “interested stockholder”. Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. We have not included any such provision in our articles of incorporation.

The effect of these statutes may be to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Articles of Incorporation and Bylaws Provisions

Our articles of incorporation, as amended, and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our articles of incorporation and bylaws among other things:

•	permit our board of directors to alter our bylaws without stockholder approval; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

Listing

The shares of our common stock are currently quoted on the OTC QB under the symbol “MSLP.OB”.

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PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated as of January 16, 2013 with GVC Capital LLC as representative of the placement agents. Subject to the terms and conditions contained in the placement agency agreement, the placement agents have agreed to act as the placement agents in connection with the sale of our Series D Preferred Stock. The placement agents may engage selected dealers to assist in the placement of the Series D Preferred Stock offered hereby. The placement agents are not purchasing or selling any securities offered by this prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of our shares of Series D Preferred Stock, but they have agreed to use their best efforts to arrange for the sale of all of the shares of our Series D Preferred Stock offered hereby.

Investors wishing to participate in the offering will be required to deliver an executed subscription agreement to the placement agents and immediately available funds via wire transfer or check payable to Signature Bank as Escrow Agent for MusclePharm Corporation, which is the escrow agent. All of the proceeds from the sale of the shares of Series D Preferred Stock offered hereby will be deposited into an escrow account at the escrow agent in New York, New York. If the Company does not accept the subscription of a subscriber, all monies of such subscriber will be refunded promptly, without any earned interest, and without deduction for commissions or expenses, including costs of the escrow agent. The offering period may continue until January 31, 2013 and may be extended by the placement agents and us until February 28, 2013.

The escrow agent will notify the placement agents when funds to pay for the shares of Series D Preferred Stock have been received. The placement shall inform the escrow agent in writing of the name, address, and the tax identification number of the subscriber, the amount of securities subscribed for by such subscriber, and the aggregate dollar amount of such subscription. There is no minimum amount necessary for a closing, but the placement agents and us will provide written instructions to the escrow agent when to release funds. Upon closing, we will deliver to each purchaser delivering funds the number of shares of our Series D Preferred Stock purchased by such purchaser. If the conditions to this offering are not satisfied or waived, then all investor funds that were deposited into escrow will be returned promptly to investors, without any earned interest, and without deduction for commissions or expenses, including costs of the escrow agent and this offering will terminate. We will pay the escrow agent a fee in connection with the escrow services.

The placement agency agreement provides that the obligations of the placement agents and the purchasers are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

We currently anticipate that the closing of the sale of the shares of our Series D Preferred Stock offered hereby will take place on or before January 17, 2013.

We have agreed to pay the placement agents an aggregate fee equal to 4.0% of the gross proceeds (equivalent to 4.0% per share of the per share offering price of $8.00) of this offering and expect the net proceeds from this offering to be approximately $11.0 million after deducting up to approximately $480,000 in placement agent fees and $400,000 in our estimated offering expenses. We have also agreed to pay the placement agents’ 1% of the gross proceeds as a non-accountable expense allowance and agreed to pay the placement agents’ expenses relating to the offering, including all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the placement agent in an amount up to $15,000 not including any filing and registration fees.

On October 9, 2012, we conducted a warrant exchange in which holders of certain of our warrants agreed to convert their warrants into shares of our common stock at a ratio of .666 shares for each warrant to purchase one share of common stock. In connection with the warrant exchange, the representative of the placement agents and its affiliates received an aggregate of 28,097 shares of our common stock in exchange for warrants they held. Additionally, in connection with their services in providing information prepared by us to certain of our warrant holders relating to the warrant exchange, we issued the placement agent an aggregate of 11,765 shares of our common stock. Pursuant to FINRA Rule 5110(g)(1), the representative of the placement agents and its affiliates agreed not to offer the 39,862 shares of common stock in the offering or sell, assign, transfer, pledge, or hypothecate, or be the subject of any hedging, short sale, derivative, put, or call transaction, that would result in the effective economic disposition of such shares by any person for a period of 180 days immediately following the date of this prospectus, except as provided for in FINRA Rule 5110(g)(2).

We have agreed to indemnify the placement agents and certain other persons against certain liabilities, including civil liabilities under the Securities Act, and to contribute to payments that the placement agents may be required to make in respect of those liabilities.

The placement agents have informed us that they will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, our named executive officers and directors, and certain of our stockholders have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the representative, for a period of 90 days after the date of the placement agency agreement.

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The lock-up period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, unless the representative waives this extension in writing.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the placement agents. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the placement agents should not be relied upon by investors.

Other Relationships

From time to time in the ordinary course of business, the placement agents or their affiliates may in the future engage in investment banking, commercial banking and/or other services with us and our affiliates for which they may in the future receive customary fees and expenses.

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LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Jones & Keller, P.C., Denver, Colorado. The validity of the securities being offered by this prospectus has been passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. Certain legal matters in connection with this offering will be passed upon for the placement agents by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of MusclePharm Corporation as of and for the years ended December 31, 2011 and 2010 appearing in this prospectus have been audited by Berman & Company, P.A., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Changes in Registrant’s Certifying Accountant

On September 14, 2012, following a competitive process undertaken by our audit committee in accordance with its charter, the audit committee approved the appointment of Ehrhardt Keefe Steiner & Hottman PC, effective September 14, 2012, as our independent registered public accounting firm for the fiscal year ending December 31, 2012. On September 14, 2012, Ehrhardt Keefe Steiner & Hottman PC accepted the engagement.

During our fiscal year ended December 31, 2011, and the subsequent interim period prior to the engagement of Ehrhardt Keefe Steiner & Hottman PC, the Company did not consult Ehrhardt Keefe Steiner & Hottman PC regarding (1) the application of accounting principles to a specific completed or contemplated transaction, (2) the type of audit opinion that might be rendered on our financial statements, or (3) any matter that was either the subject of a “disagreement” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” with Berman & Company, P.A. (as such term is described in Item 304(a)(1)(v) of Regulation S-K).

On September 18, 2012, our audit committee approved the dismissal of Berman & Company, P.A. as our independent registered public accounting firm.

Berman & Company, P.A.’s report on the financial statements for the fiscal years ended December 31, 2011 and 2010, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that the report contained a modification to the effect that there was substantial doubt as to the Company’s ability to continue as a going concern. During the fiscal years ended December 31, 2011 and 2010, and through September 18, 2012, there were no “disagreements” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) with Berman & Company, P.A. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Berman & Company, P.A., would have caused it to make reference thereto in their reports on the consolidated financial statements for such years.

During the fiscal years ended December 31, 2010 and 2011 and through September 18, 2012, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

We provided Berman & Company, P.A. with a copy of the foregoing disclosures and requested that Berman & Company, P.A. furnish us with a letter addressed to the SEC whether or not it agreed with the above statements. A copy of such letter is filed as Exhibit 16 to the registration statement of which this prospectus is a part.

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WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

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MusclePharm Corporation and Subsidiary

F-1

MusclePharm Corporation and Subsidiary

Consolidated Balance Sheets

	September 30, 2012	December 31, 2011
	(unaudited)	audited
Assets
Current Assets:
Cash	$634,870	$659,764
Cash – restricted	74,202	-
Accounts receivable – net	4,037,872	2,569,092
Inventory	396,873	-
Prepaid stock compensation	92,032	534,456
Prepaid sponsorship fees	28,489	203,333
Other	569,438	50,188
Total current assets	5,833,776	4,016,833
Property and equipment – net	1,482,160	907,522
Debt issue costs – net	376,373	68,188
Other assets	117,310	53,585
Total assets	$7,809,619	$5,046,128
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$10,114,183	$9,359,073
Customer deposits	929,722	8,047
Debt – net	3,879,208	1,281,742
Derivative liabilities	24,889	7,061,238
Total Current Liabilities	14,948,002	17,710,100
Long Term Liabilities:
Debt – net	159,210	307,240
Total Liabilities	15,107,212	18,017,340
Commitments and Contingencies
Stockholders’ Deficit:
Series A, Convertible Preferred Stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	-	-
Series B, Preferred Stock, $0.001 par value; 51 shares authorized, issued and outstanding	-	-
Series C, Convertible Preferred Stock, $0.001 par value; 310 shares authorized, none issued and outstanding	-	-
Common Stock, $0.001 par value; 100,000,000 shares authorized, 2,728,351 and 712,870 issued and 2,697,255 and 712,870 outstanding	2,728	713
Treasury Stock, at cost; 31,096 and zero shares	(460,978)	-
Additional paid-in capital	54,237,209	32,184,756
Accumulated deficit	(61,084,108)	(45,156,681)
Accumulated other comprehensive income	7,556	-
Total Stockholders’ Deficit	(7,297,593)	(12,971,212)
Total Liabilities and Stockholders’ Deficit	$7,809,619	$5,046,128

See accompanying notes to unaudited financial statements.

F-2

MusclePharm Corporation and Subsidiary

Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Sales – net	$18,573,726	$4,443,571	$50,563,746	$10,875,249
Cost of sales	14,507,761	3,928,628	40,345,528	8,842,990
Gross profit	4,065,965	514,943	10,218,218	2,032,259
General and administrative expenses	7,876,778	2,927,287	16,420,665	7,425,596
Loss from operations	(3,810,813)	(2,412,344)	(6,202,447)	(5,393,337)
Other income (expense)
Derivative (expense) income	(1,922,763)	481,667	(4,409,214)	(3,576,192)
Change in fair value of derivative liabilities	4,403,875	1,547,185	5,900,749	2,181,955
Loss on settlement of accounts payable, debt and conversion of Series C preferred stock	(1,510,613)	-	(4,452,439)	(2,542,073)
Interest (expense) income	(3,265,053)	499,801	(6,812,255)	(3,002,589)
Foreign currency transaction gain	14,342	-	12,769	-
Other income	16,988	-	35,411	-
Total other income (expense) – net	(2,263,224)	2,528,653	(9,724,979)	(6,938,899)
Net income (loss)	(6,074,037)	116,309	(15,927,426)	(12,332,236)
Other comprehensive income
Net change in Foreign currency translation	(33,163)	-	7,556	-
Total other comprehensive income (loss)	(33,163)	-	7,556	-
Total comprehensive income (loss)	$(6,107,200)	$116,309	$(15,919,870)	$(12,332,236)
Net income (loss) per share available to common stockholders – basic and diluted	$(3.22)	$0.30	$(9.62)	$(46.50)
Weighted average number of common shares outstanding during the period – basic and diluted	1,894,202	383,634	1,656,219	265,189

See accompanying notes to unaudited financial statements.

F-3

MusclePharm Corporation and Subsidiary

Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash Flows From Operating Activities:

Net loss	$(15,927,426)		$(12,332,236)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	325,185		89,390
Bad debt	9,490		84,018
Stock based compensation	-		558,209

Executive compensation	231,833
Amortization of prepaid stock and deferred compensation	718,173		1,436,631
Amortization of debt discount	6,086,521		2,434,232
Amortization of debt issue costs	286,523		225,686

Loss on settlement of accounts payable, debt and conversion of Series C preferred stock	3,261,897		2,542,073
Derivative expense	4,409,214		3,576,192

Change in fair value of derivative liabilities	(5,900,749)		(2,181,955)
Changes in operating assets and liabilities:
(Increase) decrease in:
Restricted cash balance	(74,202)		-
Accounts receivable	(1,478,270)		(3,262,333)

Prepaid and other	(339,088)		(213,152)
Inventory	(396,873)		-
Increase (decrease) in:
Accounts payable and accrued liabilities	8,152,922		2,995,123
Customer deposits	921,675		(21,473)
Due to factor	-		(5,853)
Net Cash Provided by (Used In) Operating Activities	286,825		(4,075,448)

Cash Flows From Investing Activities:
Purchase of property and equipment	(899,823)		(771,652)
Purchase of trademark	(35,000)		-
Net Cash Used In Investing Activities	(934,823)		(771,652)

Cash Flows From Financing Activities:
Cash overdraft	-		27,008
Proceeds from issuance of debt	4,823,950		4,495,756
Debt issue costs	(166,950)		(219,368)
Repayment of debt	(5,241,234)		-
Repurchase of common stock (treasury stock)	(460,978)		-
Proceeds from issuance of common stock and warrants	1,660,760		500,000
Net Cash (Used In) Provided by Financing Activities	615,548		4,803,396

Cash Flows From Equity Activities:
Foreign currency translation loss	7,556		-

Net Cash Provided by Equity Activities	7,556		-
Net (decrease) increase in cash	(24,894)		(43,704)

Cash at beginning of period	659,764		43,704

Cash at end of period	$634,870		$-
Supplemental disclosures of cash flow information:
Cash paid for interest	$423,705		$-
Cash paid for taxes	$-		$-
Supplemental disclosure of non-cash investing and financing activities:

Stock issued for future services - third parties	$1,001,519		$326,500
Warrants issued in conjunction with debt issue costs	$427,759		$-
Debt discount recorded on convertible and unsecured debt accounted for as a derivative liability	$3,554,672		$3,273,181
Stock issued to settle accounts payable and accrued interest – third parties	$1,392,143		$1,521,355
Conversion of convertible debt and accrued interest for common stock	$1,069,402	$
Stock issued to settle accrued executive compensation	$4,667,764		$-
Conversion of notes to common stock	$-		$2,379,913
Reclassification of derivative liability to additional paid in capital	$9,759,079		$1,024,409
Stock issued to acquire equipment	$-		$82,811
Share cancellation	$-		$350
Stock issued to settle contracts	$3,932		$-
Stock issued to settle accrued liabilities	$384,500		$-

See accompanying notes to unaudited financial statements.

F-4

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

September 30, 2012

(Unaudited)

Note 1: Nature of Operations and Basis of Presentation

Nature of Operations

MusclePharm Corporation (the “Company”, “we”, “our”, or “MusclePharm”), was incorporated in the state of Nevada on August 4, 2006, under the name Tone in Twenty, for the purpose of engaging in the business of providing personal fitness training using isometric techniques. The Company is headquartered in Denver, Colorado.

MusclePharm currently manufactures and markets a wide-ranging variety of high-quality sports nutrition products.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), as amended for interim financial information.

The financial information as of December 31, 2011 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2011. The unaudited interim consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A, which contains the audited financial statements and notes thereto, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, for the years ended December 31, 2011 and 2010.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the nine months ended September 30, 2012 are not necessarily indicative of results for the full fiscal year.

F-5

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

September 30, 2012

(Unaudited)

Note 2: Summary of Significant Accounting Policies

Principles of Consolidation

All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

Risks and Uncertainties

The Company operates in an industry that is subject to rapid change and intense competition. The Company’s operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory, industry adverse publicity and other risks, including the potential risk of business failure.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents. At September 30, 2012 and December 31, 2011, respectively, the Company had no cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms. The accounts receivable are sent directly to the Company’s third party manufacturer and netted with any outstanding liabilities to the manufacturer. Liabilities to the manufacturer totaled $5,484,759 at September 30, 2012 and are included in accounts payable and accrued liabilities. The Company periodically evaluates the collectability of its accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances. There is also a review of customer discounts at the period end and an accrual made for discounts earned but not yet received by quarter end.

The Company does not charge interest on past due receivables. Receivables are determined to be past due based on the payment terms of the original invoices. Accounts receivable consisted of the following at September 30, 2012 and December 31, 2011:

	As of September 30, 2012	As of December 31, 2011
Accounts receivable	$5,542,797	$2,766,776
Less: allowance for discounts	(1,391,781)	-
Less: allowance for doubtful accounts	(113,144)	(197,684)
Accounts receivable – net	$4,037,872	$2,569,092

F-6

At September 30, 2012 and December 31, 2011, the Company had the following concentrations of accounts receivable with significant customers:

Customer	As of September 30, 2012	As of December 31, 2011
A	48%	36%
B	1%	12%
C	2%	10%
D	4%	7%

Inventory

Inventories are maintained using the average cost method and solely relate to the product in the Canadian facility.

Prepaid Sponsorship Fees

Prepaid sponsorship fees represents fees paid in connection with future advertising to be received.

Property and Equipment

Property and equipment are stated at cost and depreciated to their estimated residual value over their estimated useful lives. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are relieved from the accounts and the resulting gains or losses are included in operating income in the statements of operations. Repairs and maintenance costs are expensed as incurred. Depreciation is provided using the straight-line method for all property and equipment.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances, such as service discontinuance or technological obsolescence, indicate that the carrying amount of the long-lived asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that impairment is present, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the asset. During the nine months ended September 30, 2012 and 2011, the Company recorded no impairment expense.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements contains a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•	Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

F-7

The following are the major categories of liabilities measured at fair value on a recurring basis as of September 30, 2012 and December 31, 2011, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	As of September 30, 2012	As of December 31, 2011

Derivative liabilities (Level 2)	$24,889	$7,061,238

The Company’s financial instruments consisted primarily of accounts receivable, prepaids, accounts payable and accrued liabilities, debt and customer deposits. The Company’s debt approximates fair value based upon current borrowing rates available to the Company for debt with similar maturities. The carrying amounts of the Company’s financial instruments generally approximated their fair values as of September 30, 2012 and December 31, 2011, respectively, due to the short-term nature of these instruments.

Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery. For all of our Canadian sales, which represent 2% of total sales, recognition occurs upon shipment, and for one of our largest domestic customers (See customer “B” below under concentrations), which represents 10% of our total revenue for the nine months ended September, 2012 and 2011, revenue is recognized upon delivery.

The Company has determined that advertising related credits that are granted to customers fall within the guidance of ASC No. 605-50-55 (“Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations). The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense.

The Company records store support, giveaways, sales allowances and discounts as a direct reduction of sales.

Sales for the three and nine months ended September 30, 2012 and 2011 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sales	$20,627,691	$5,811,685	$58,799,563	$13,321,274

Discounts	(2,053,965)	(1,368,114)	(8,235,817)	(2,446,025)

Sales – Net	$18,573,726	$4,443,571	$50,563,746	$10,875,249

The Company has an informal seven day right of return for products. There were nominal returns for the three and nine months ended September 30, 2012 and 2011.

For the nine months ended September 30, 2012 and 2011, the Company had the following concentrations of revenues with significant customers:

	Nine Months Ended September 30,
Customer	2012	2011
A	39%	39%
B	10%	13%

Licensing Income and Royalty Revenue

On May 5, 2011, the Company granted an exclusive indefinite license to market, manufacture, design and sell the Company’s existing apparel line. The licensee paid an initial fee of $250,000 in June 2011, and will pay the Company a 10% net royalty based on its net income at the end of each fiscal year. To date, no royalty revenue has been earned by the Company.

Cost of Sales

Cost of sales represents costs directly related to the production, manufacturing and freight of the Company’s products.

F-8

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements
September 30, 2012

(Unaudited)

Shipping and Handling

Domestic product sold is shipped directly to the customer from our manufacturer. Costs associated to the shipments are recorded in cost of sales. For Canadian sales, the product is shipped from our Canadian warehouse to our customers. Costs associated with the shipments are recorded as shipping.

Advertising

The Company expenses advertising costs when incurred.

Advertising expense for the three months and nine months ended September 20, 2012 and 2011 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Advertising	$2,599,691	$1,272,969	$6,576,531	$3,468,202

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a “beneficial conversion feature” (“BCF”) and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized to interest expense over the life of the debt.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company continues its evaluation process of these instruments as derivative financial instruments.

Once derivative liabilities are determined, they are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value is recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model. Once a derivative liability ceases to exist any remaining fair value is reclassified to additional paid in capital.

Debt Issue Costs and Debt Discount

The Company may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of debt. These costs are amortized over the life of the debt to interest expense. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

F-9

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements
September 30, 2012

(Unaudited)

Original Issue Discount

For certain convertible debt issued, the Company provides the debt holder with an original issue discount. The original issue discount is recorded to debt discount and additional paid-in capital at an amount not to exceed gross proceeds raised, reducing the face amount of the debt, and is amortized to interest expense over the life of the debt.

Share-Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants and restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non- employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Earnings (loss) Per Share

Net earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of shares of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

Since the Company reflected a net loss for the three and nine months ended September 30, 2012 and 2011, respectively, the effect of considering any common stock equivalents, if exercisable, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

The Company has the following common stock equivalents for the nine months ended September 30, 2012 and 2011, respectively:

	Nine Months Ended September 30,
	2012	2011
Stock options (exercise price - $425.00/share)	1,845	3,256
Warrants (exercise price $10.20 - $1,275.00/share)	4,991	66,702
Convertible debt (exercise price $1.70- $17.00/share)	2,471	247,943
Total common stock equivalents	9,307	317,901

In the above table, some of the outstanding instruments from 2012 and 2011 contain ratchet provisions that would cause variability in the exercise price at the balance sheet date. As a result, common stock equivalents could change at each reporting period.

Foreign Currency

MusclePharm began operations in Canada in April of 2012. The Canadian Dollar was determined to be the functional currency as the majority of the transactions related to the day to day operations of the business are exchanged in Canadian Dollars. At the end of the period, the financial results of the Canadian operation are translated into the United States Dollar, which is the reporting currency, and added to the U.S. operations for consolidated company financial results. The revenue and expense items are translated using the average rate for the period and the assets and liabilities at the end of period rate. Transactions that have completed the accounting cycle and resulted in a gain or loss related to translation are recorded in realized gain or loss due to foreign currency translation under other income expense on the income statement. Transactions that have not completed their accounting cycle but appear to have gain or loss due to the translation process are recorded as unrealized gain or loss due to translation and held in the equity section on the balance sheet until such date the accounting cycle of the transaction is complete and the actual realized gain or loss is recognized.

F-10

Reclassification

The Company has reclassified certain prior period amounts to conform to the current period presentation. These reclassifications had no effect on the financial position, results of operations or cash flows for the periods presented.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 includes common requirements for measurement of and disclosure about fair value between GAAP and IFRS. ASU 2011-04 requires reporting entities to disclose additional information for fair value measurements categorized within Level 3 of the fair value hierarchy. In addition, ASU 2011-04 requires reporting entities to make disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. The new and revised disclosures were effective for interim and annual reporting periods beginning after December 15, 2011.

F-11

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements
September 30, 2012

(Unaudited)

Note 3: Going Concern

As reflected in the accompanying unaudited interim consolidated financial statements, the Company had a net loss of $15,927,426 for the nine months ended September 30, 2012 and a working capital deficit and stockholders’ deficit of $9,114,226 and $7,297,593 respectively, at September 30, 2012. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue its operations is dependent on management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. The Company may need to incur liabilities with certain related parties to sustain the Company’s existence.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues will likely be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

In response to these issues, management has taken the following actions:

•	seeking additional third party debt and/or equity financing,
•	continuing with the implementation of the business plan, and
•	allocating sufficient resources to continue with advertising and marketing efforts.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4: Property and Equipment

Property and equipment consisted of the following at September 30, 2012 and December 31, 2011:

	As of September 30, 2012	As of December 31, 2011	Estimated Useful Life
Furniture, fixtures and gym equipment	$1,307,379	$781,786	3 years
Leasehold improvements	555,484	244,770	From 42 to 64 months
Vehicles	100,584	37,068	5 years
Displays	32,057	32,057	5 years
Website	11,462	11,462	3 years
Total	2,006,966	1,107,143
Less: Accumulated depreciation and amortization	(524,806)	(199,621)
	$1,482,160	$907,522

F-12

Note 5: Debt

At September 30, 2012 and December 31, 2011, debt consists of the following:

	As of September 30, 2012	As of December 31, 2011

Convertible debt - secured	$14,000	$1,749,764
Less: debt discount	(1,151)	(1,395,707)
Convertible debt - net	12,849	354,057

Auto loan - secured	18,094	26,236

Unsecured debt	4,041,809	2,380,315
Less: debt discount	(34,334)	(1,171,626)
Unsecured debt - net	4,007,475	1,208,689

Total debt	4,038,418	1,588,982

Less: current portion	(3,879,208)	(1,281,742)

Long term debt	$159,210	$307,240

Debt in default of $50,600 and $505,600, at September 30, 2012 and December 31, 2011 respectively, is included as a component of short-term debt.

Future annual principal payments for the above debt is as follows:

Years Ending December 31,
2012 (3 months)	$1,118,173
2013	2,955,730
2014	-
2015	-
Total annual principal payments	$4,073,903

F-13

Convertible Debt – Secured - Derivative Liabilities

During the nine months ended September 30, 2012 and the year ended December 31, 2011, the Company issued convertible debt totaling $519,950 and $4,679,253, respectively. The convertible debt includes the following terms:

		Nine Months Ended	Year Ended
		September 30, 2012	December 31, 2011
		Amount of	Amount of
		Principal Raised	Principal Raised
Interest Rate		8% - 10%	0% - 18%
Default interest rate		0% - 20%	0% - 25%
Maturity		January 3, 2012 to October 11, 2014	June 30, 2011 to June 29, 2015

Conversion terms 1	Lesser of (1) a fifty percent (50%) discount to the two lowest closing bid prices of the five days trading days immediately preceding the date of conversion or (ii) Twenty-One Dollar and Twenty-Five Cents ($21.25) per share	$-	$525,000
Conversion terms 2	200% - The “market price” will be equal to the average of (i) the average of the closing price of Company’s common stock during the 10 trading days immediately preceding the date hereof and (ii) the average of the 10 trading days immediately subsequent to the date hereof.	-	537,600
Conversion terms 3	200% of face. Average of the trading price 10 trading days immediately preceding the closing of the transaction	-	177,000
Conversion terms 4	200% of face. Fixed conversion price of $17.00	-	105,000
Conversion terms 5	300% of face. Fixed conversion price of $17.00	-	15,000
Conversion terms 6	35% of the three lowest trading prices for previous 10 trading days		250,000
Conversion terms 7	45% of the three lowest trading prices for previous 10 trading days	-	327,500
Conversion terms 8	50% of average closing prices for 10 preceding trading days	-	76,353
Conversion terms 9	50% of lowest trade price for the last 20 trading days	-	45,000
Conversion terms 10	50% of the 3 lowest trades for previous 20 trading days	-	33,000
Conversion terms 11	50% of the lowest closing price for previous 5 trading days	-	250,000
Conversion terms 12	60% multiplied by the average of the lowest 3 trading prices for common stock during the ten trading days prior to the conversion date	-	233,000
Conversion terms 13	62% of lowest trade price for the last 7 trading days	100,000	40,000
Conversion terms 14	65% of the lowest trade price in the 30 trading days previous to the conversion	19,950	335,000
Conversion terms 15	65% of the three lowest trading price for previous 30 trading days	-	153,800
Conversion terms 16	70% of lowest average trading price for 30 trading days	-	1,366,000
Conversion terms 17	No fixed conversion option	-	35,000
Conversion terms 18	35% multiplied by the average of the lowest three (3) trading prices (as defined below) for the common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.	400,000	75,000
Conversion terms 19	Fixed conversion price of $25.50	-	100,000
		$519,950	$4,679,253

The debt holders are entitled, at their option, to convert all or part of the principal and accrued interest into shares of the Company’s common stock at the conversion prices and terms discussed above. The Company classifies embedded conversion features in these notes as a derivative liability due to management’s assessment that the Company may not have sufficient authorized number of shares of common stock required to net-share settle or due to the existence of a ratchet due to an anti-dilution provision. See Note 6 regarding accounting for derivative liabilities.

F-14

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

September 30, 2012

(Unaudited)

During the nine months ended September 30, 2012, the Company converted debt and accrued interest, totaling $1,420,422 into 290,951 shares of common stock. The resulting loss on conversion of $351,201 is included in the $4,452,439 loss on settlement of accounts payable and debt as shown in the consolidated statement of operations.

Convertible debt consisted of the following activity and terms:

		Interest Rate	Maturity
Balance - December 31, 2011	$1,749,764
Borrowings during the nine months ended September 30, 2012	519,950	8% - 10%	January 3, 2012 to October 11, 2014
Conversion of debt to into 246,744 shares of common stock with a valuation of $950,739 ($2.98 - $8.08/share)	(759,095)
Repayment of convertible debt	(2,518,343)
Interest and accrued interest (Included in total repayment)	15,632
Loss on repayment (Included in total repayment)	1,006,092
Balance – September 30, 2012	$14,000

(B) Unsecured Debt

Unsecured debt consisted of the following activity and terms:

		Interest Rate	Maturity
Balance - December 31, 2011	$2,380,432
Borrowings during the nine months ended September 30, 2012	4,304,000	15%	January 13, 2012 – October 1, 2013
Conversion of debt to into 44,208 shares of common stock with a valuation of $469,683 ($8.08 - $13.60/share)	(150,000)
Repayments	(2,714,748)

Interest and accrued interest (Included in total repayment)	31,896

Loss on repayment (Included in total repayment)	190,229
Balance – September 30, 2012	$4,041,809

(C) Vehicle Loan

Vehicle loan account consisted of the following activity and terms:

		Interest Rate	Maturity
Balance - December 31, 2011	$26,236	6.99%	26 payments of $1,008
Repayments	(8,142)
Balance - September 30, 2012	$18,094

F-15

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

September 30, 2012

(Unaudited)

(D) Debt Issue Costs

During the nine months ended September 30, 2012 and 2011, the Company paid debt issue costs totaling $166,950 and $219,368, respectively.

For the nine months ended September 30, 2012, the Company issued 22,633 warrants to purchase common stock as cost associated with a debt raise. The initial derivative liability value of $427,759 was recorded as debt issue costs and derivative liability.

The following is a summary of the Company’s debt issue costs for the nine months ended September 30, 2012 and year ended December 31, 2011 as follows:

	2012	2011
Debt issue costs	$784,423	$305,283
Accumulated amortization of debt issue costs	(408,050)	(237,095)
Debt issue costs – net	$376,373	$68,188

During the nine months ended September 30, 2012 and 2011, the Company amortized $286,523 and $225,686, respectively in debt issue costs.

(E) Debt Discount

During the nine months ended September 30, 2012 and 2011, the Company recorded debt discounts totaling $3,554,673 and $3,258,106, respectively.

The debt discounts recorded in 2012 and 2011, pertain to convertible debt and warrants that contain embedded conversion options that are required to be bifurcated and reported at fair value.

The Company amortized $6,086,521 and $2,434,232 to interest expense in the nine months ended September 30, 2012 and 2011 as follows:

Debt discount – December 31, 2011	$2,567,333
Additional debt discount – Nine months ended September 30, 2012	3,554,673
Amortization of debt discount – Nine months ended September 30, 2012	(6,086,521)
Debt discount September 30, 2012	$35,485

Note 6: Derivative Liabilities

The Company identified conversion features embedded within convertible debt, warrants and Series A Preferred Stock issued in 2012, 2011 and 2010 (see Notes 5 and 7). The Company has determined that the features associated with the embedded conversion option should be accounted for at fair value as a derivative liability as the Company could not determine if a sufficient number of shares would be available to settle all transactions.

F-16

The fair value of the conversion feature is summarized as follows:

Derivative liability – December 31, 2011	$7,061,238
Fair value at the commitment date for debt instruments	1,096,808
Fair value at the commitment date for warrants issued	7,526,671
Fair value mark to market adjustment for debt instruments	(1,579,279)
Fair value mark to market adjustment for warrants	(4,321,411)
Fair value mark to market adjustment for Series A, Preferred Stock issued	(59)
Reclassification to additional paid-in capital for financial instruments conversions and maturities	(9,759,079)
Derivative liability – September 30, 2012	$24,889

The Company recorded the debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the note. The Company recorded a derivative expense of $4,409,214 and $3,576,192 for the nine months ended September 30, 2012 and 2011, respectively.

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions:

	Commitment Date	Re-measurement Date
Expected dividends	0%	0%
Expected volatility	228% -251%	263%
Expected term:	6 months – 4 years	6 months – 5 years
Risk free interest rate	0.09% - 0.72%	0.21% - 0.80%

F-17

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

September 30, 2012

(Unaudited)

Note 7: Stockholders’ deficit

The Company has three separate series of authorized preferred stock:

(A) Series A Convertible Preferred Stock

This class of stock has the following provisions:

•	Non-voting,
•	No rights to dividends,
•	No liquidation value, and
•	Convertible into 200 shares of common stock.

(B) Series B Preferred Stock (Related Parties)

In August 2011, the Company issued an aggregate of 51 shares of Series B Preferred Stock to two of its officers. The Company accounted for the share issuance at par value as there was no future economic value that could be associated with the issuance.

This class of stock has the following provisions:

•	Voting rights entitling the holders to an aggregate 51% voting control;
•	No rights to dividends;
•	Stated value of $0.001 per share;
•	Liquidation rights entitle the receipt of net assets on a pro-rata basis with the holders of our common stock; and
•	Non-convertible.

(C) Series C Convertible Preferred Stock

In October 2011, the Company issued 190 shares of Series C Preferred Stock, having a fair value of $190,000. Of the total shares issued, 100 shares were issued for $100,000 ($1,000/share). The remaining 90 shares were issued for services rendered having a fair value of $90,000 ($1,000/share), based upon the stated value per share. In March 2012, all 190 shares were converted into 22,353 shares of common stock at a conversion price of $0.0085 per share and a loss of $614,984.

This class of stock has the following provisions:

•	Stated Value - $1,000 per share;
•	Non-voting;
•	Liquidation rights entitle an amount equal to the stated value, plus any accrued and unpaid dividends;
•	As long as any Series C, Convertible Preferred Stock is outstanding, the Company is prohibited from executing various corporate actions without the majority consent of the holders of Series C, Convertible Preferred Stockholders authorization; and
•	Convertible at the higher of (a) $0.01 or (b) such price that is a 50% discount to market using the average of the low two closing bid prices, five days preceding conversion.

Due to the existence of an option to convert at a variable amount, the Company treated this series of preferred stock as a derivative liability due to the potential for settlement in a variable quantity of shares. Additionally, the Company computed the fair value of the derivative liability at the commitment date and re-measurement date, which was $293 and $175, respectively, using the Black-Scholes assumptions below. This transaction is analogous to a dividend with a direct charge to retained earnings.

F-18

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

September 30, 2012

(Unaudited)

(D) Common Stock

During the nine months ended September 30, 2012, the Company issued the following common stock:

Transaction Type	Quantity (#)	Valuation ($)	Loss on Settlement ($)	Range of Value per Share ($)
Conversion of convertible debt	246,744	950,739	61,124	2.98–8.08
Conversion of unsecured/secured debt	44,208	469,683	289,897	8.08–13.60
Forbearance of agreement terms	95,526	1,240,032	-	7.14–27.54
Cash and warrants	199,412	1,660,760	-	7.57–0.85
Executive compensation (1)	429,973	4,667,764	-	8.93
Stock issued for future services	96,823	1,001,519	-	9.78–21.25
Conversion of Series C, preferred stock to common stock	22,353	614,984	614,984	27.54
Warrant Conversions/Settlements	849,359	7,274,805	1,510,613	5.44–15.73
Total	1,984,398	17,880,286	2,476,618	2.98–27.54

(1)	Represents stock compensation earned in 2011 and issued in 2012.

The fair value of all stock issuances above is based upon the quoted closing trading price on the date of issuance, except for stock and warrants issued for cash, which is based on the cash received.

The forbearance of agreement terms represents settlement of debt and accrued liabilities and includes a valuation of $918,432 which is reduced by an $135,000 accrual and reduced by $3,932 stock issued to settle contracts for items expensed in the year ended December 31, 2011, but are treated in the current period as a non-cash settlement, which nets to $779,500 as shown in the statement of cash flows as loss on debt.

(E) Stock Options

The Company applied fair value accounting for all shares based payments awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes assumptions used when the options were issued in the year ended December 31, 2010 are as follows:

Exercise price	$425.00
Expected dividends	0%
Expected volatility	74.8%
Risk fee interest rate	1.4%
Expected life of option	5 years
Expected forfeiture	0%

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance – December 31, 2011	1,903	$425.00	3.25 years	-
Granted	-
Exercised	-
Forfeited/Cancelled	(58)	$425.00
Balance – September 30, 2012 – outstanding	1,845	$425.00	2.5 years	-
Balance – September 30, 2012 – exercisable	1,845	$425.00	2.5 years	-
Outstanding options held by related parties – 2012	1,177
Exercisable options held by related parties – 2012	1,177

F-19

(F) Stock Warrants

All warrants issued during the nine months ended September 30, 2012 were accounted for as derivative liabilities. See Note 6.

During the nine months ended September 30, 2012, the Company entered into convertible and unsecured note agreements. As part of these agreements, the Company issued warrants to purchase 500,721 shares of common stock. The warrants vests six months after issuance and expire from July 13, 2014 through October 16, 2014, with exercise prices ranging from $10.20 - $12.75. All warrants contain anti-dilution rights, and are treated as derivative liabilities.

A summary of warrant activity for the Company for the nine months ended September 30, 2012 is as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding – December 31, 2011	333,340	$17.00
Granted	500,721	10.20
Exercised	(37,647)	7.57
Converted	(791,423)	10.20
Balance as September 30, 2012	4,991	$32.30

Warrants Outstanding				Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Intrinsic Value
$10.20-$1,275.00	4,991	2.06	$32.30	89	$1,275.00	-

(G) Treasury Stock

During the nine months ended September 30, 2012, the Company repurchased 31,096 shares of its common stock for the total sum of $460,978 or an average of $14.79 per share. The Company records the value of its common stock held in treasury at cost. The Company has not cancelled or retired these shares, and they remain available for reissuance. The Company has a stock repurchase plan in place but has suspended it indefinitely.

Note 8: Commitments, Contingencies and Other Matters

(A) Operating Lease

The Company has various non-cancelable leases with terms expiring through 2015.

Future minimum annual lease payments for the above leases are approximately as follows:

Years Ending December 31,

2012 (3 months)	$78,655
2013	357,431
2014	400,946
2015	304,542
Total minimum lease payments	$1,141,575

Rent expense for the nine months ended September 30, 2012 and 2011, was $231,560 and $116,402, respectively.

F-20

(B) Legal Matters

From time to time, the Company is or may become involved in various legal proceedings that arise in the ordinary course of business or otherwise. Legal proceedings are subject to inherent uncertainties as to timing, outcomes, costs, expenses and time expenditures by the Company’s management and others on behalf of the Company. Although there can be no assurance, based on information currently available the Company’s management believes that the outcome of legal proceedings that are pending or threatened against the Company will not have a material effect on the Company’s financial condition. However, the outcome of any of these matters is neither probable nor reasonably estimable.

As of September 30, 2012, the Company was a party defendant in the following legal proceedings, each of which the Company: (a) believes is without merit; and (b) intends to defend vigorously:

•	Environmental Research Center v. MusclePharm LLC, et al., Los Angeles Superior Court, California. Date instituted: February 4, 2011. Plaintiff Environmental Research Center (“ERC”) filed notices of intent to commence litigation against over 200 sports nutrition and dietary supplement companies in the United States and Canada, including the Company. ERC alleges violations of California’s Proposition 65.

•	William Bossung and Bishop Equity Partners LLC v. MusclePharm Corporation, Clark County, Nevada District Court. Date instituted: January 17, 2012. Plaintiff alleges that additional monetary payments are due in respect of a settlement for outstanding warrants.

As of September 30, 2012, the Company was a party plaintiff in the following legal matters:

•	MusclePharm Corporation v. Swole Sports Nutrition, LLC, United States District Court for the Southern District of Florida. Date instituted: March 15, 2012. The Company filed this action for trademark infringement against after the Defendant started marketing and selling a dietary supplement named “Turbo Shred”. The Company has sold “Shred Matrix” since April 2, 2008, and the mark “MusclePharm Shred Matrix” was granted registration by the USPTO on September 21, 2010.

(C) Payroll Taxes

As of September 30, 2012, accounts payable and accrued expenses included $159,165 pertaining to accrued payroll taxes. The taxes represent employee withholdings that have yet to be remitted to the taxing agencies.

Included in the $159,165 is an amount due prior to the Company becoming a publicly traded company in February 2010, when the Company existed as an LLC, which at that time had accrued payroll taxes/penalties and interest of approximately $53,000.

(D) Product Liability

As a manufacturer of nutritional supplements and other consumer products that are ingested by consumers, the Company may be subject to various product liability claims. Although we have not had any material claims to date, it is possible that current and future product liability claims could have a material adverse effect on our business or financial condition, results of operations or cash flows. The Company currently maintains product liability insurance with a deductible/retention of $10,000 per claim with an aggregate cap on retained loss of $5,000,000. At September 30, 2012 the Company had not recorded any accruals for product liabilities.

Note 9: Defined Contribution Plan

The Company established a 401(k) Plan (the “401(k) Plan”) for eligible employees of the Company. Generally, all employees of the Company who are at least twenty-one years of age and who have completed one year of entry service are eligible to participate in the 401(k) Plan. The 401(k) Plan is a defined contribution plan that provides that participants may make voluntary salary deferral contributions, on a pretax basis, of up to $17,000 for 2012 (subject to make-up contributions) in the form of voluntary payroll deductions. The Company may make discretionary contributions. During the nine months ended September 30, 2012 and 2011 the Company’s matching contribution was $34,313 and none, respectively.

F-21

Note 10: Restricted Cash

A restricted fund was established in compliance with the unsecured debt agreements. The restricted fund at September 30, 2012 has a balance of $74,202. This fund is used to pay principal and interest for some of the unsecured debt agreements which had a principal balance of $3,991,209 out of the total unsecured debt referenced in Note 5 of $4,041,809 as of September 30, 2012. Ten percent of all cash receipts from operations are put into this fund under the terms of the debt agreement.

Note 11: Subsequent Events

Common Stock Issuances

In October 2012, the Company issued 8,867 shares of common stock as payment to contractors for contracts valued at approximately $46,000.

In October 2012, the Company issued 7,059 shares of common stock to settle a contract dispute with a vendor valued at approximately $40,200.

In October 2012, the Company issued 8,945 shares of common stock pursuant to agreements with certain note holders to defer principal and interest payments for up to three months.

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:

MusclePharm Corporation

We have audited the accompanying consolidated balance sheets of MusclePharm Corporation and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MusclePharm Corporation and Subsidiary as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss of $23,280,950 and net cash used in operations of $5,801,761 for the year ended December 31, 2011; and has a working capital deficit of $13,693,267, and a stockholders’ deficit of $12,971,212 at December 31, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note 2.

Berman & Company, P.A.

Boca Raton, Florida

April 13, 2012 except for note 1 as to which the date is June 28, 2012

551 NW 77th Street Suite 201 • Boca Raton, FL 33487

Phone: (561) 864-4444 • Fax: (561) 892-3715

www.bermancpas.com • info@bermancpas.com

Registered with the PCAOB • Member AICPA Center for Audit Quality

Member American Institute of Certified Public Accountants

Member Florida Institute of Certified Public Accountants

F-23

MusclePharm Corporation and Subsidiary

Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
Assets
Current Assets:
Cash	659,764	43,704
Accounts receivable – net	2,569,092	426,761
Prepaid stock compensation	534,456	1,965,911
Prepaid sponsorship fees	203,333	-
Other	50,188	58,065
Total current assets	4,016,833	2,494,441
Property and equipment - net	907,522	138,551
Debt issue costs - net	68,188	34,404
Other assets	53,585	53,585
Total assets	$5,046,128	$2,720,981
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	9,359,073	3,227,483
Customer deposits	8,047	75,733
Debt – net	1,281,742	289,488
Derivative liabilities	7,061,238	622,944
Total Current Liabilities	17,710,100	4,215,648
Long Term Liabilities:
Debt – net	307,240	250,000
Total Liabilities	18,017,340	4,465,648
Stockholders’ Deficit:
Series A, Convertible Preferred Stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	-	-
Series B, Preferred Stock, $0.001 par value; 51 shares authorized, 51 and none, respectively, issued and outstanding	-	-
Series C, Convertible Preferred Stock, $0.001 par value; 500 shares authorized, 190 and none, respectively, issued and outstanding	-	-
Common Stock, $0.001 par value; 100,000,000 shares authorized, 712,870 and 139,595 issued and outstanding	713	140
Additional paid-in capital	32,184,756	20,130,531
Accumulated deficit	(45,156,681)	(21,875,438)
Total Stockholders’ Deficit	(12,971,212)	(1,744,667)
Total Liabilities and Stockholders’ Deficit	5,046,128	2,720,981

See accompanying notes to consolidated financial statements

F-24

MusclePharm Corporation and Subsidiary

Consolidated Statements of Operations

	For The Year Ended December 31,
	2011	2010
Sales - net	$17,212,636	$3,202,687
Cost of sales	14,845,069	2,804,274
Gross profit	2,367,567	398,413
General and administrative expenses	18,587,727	18,650,249
Loss from operations	(16,220,160)	(18,251,836)
Other income (expense):
Derivative expense	(4,777,654)	(93,638)
Change in fair value of derivative liabilities	5,162,100	(149,306)
Loss on settlement of accounts payable and debt	(3,862,458)	(433,400)
Interest expense	(3,711,278)	(480,589)
Other expense	(121,500)	(160,568)
Licensing income	250,000	-
Total other income (expense) - net	(7,060,790)	(1,317,501)
Net income (loss)	$(23,280,950)	$(19,569,337)
Net income (loss) available to common stockholders
Net income (loss)	$(23,280,950)	$(19,569,337)
Series C preferred stock dividend	(293)	-
Net income (loss) available to common stockholders	$(23,280,657)	$(19,569,337)
Net income (loss) per share available to common stockholders - basic and diluted	$(70.30)	$(404.31)
Weighted average number of common shares outstanding during the year – basic and diluted	331,159	48,402

See accompanying notes to consolidated financial statements

F-25

MusclePharm Corporation and Subsidiary

Consolidated Statement of Stockholders’ Equity (Deficit)

Years Ended December 31, 2011 and 2010

	Series A, Convertible Preferred Stock		Series B, Preferred Stock		Series C, Convertible Preferred Stock		Common Stock		Additional Paid-	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Deficit	Deficit
Balance - December 31, 2009	-	$-	-	$-	-	$-	30,589	$31	$1,125,477	$(2,306,101)	$(1,180,593)
Recapitalization and deemed issuance	98		-	-	-	-	84	-	(25,107)	-	(25,107)
Issuance of common stock:
Conversion of preferred stock to common stock	(98)		-	-	-	-	19,608	$20	(20)	-	-
Conversion of convertible debt to common stock	-	-	-	-	-	-	9,070	9	1,033,491	-	1,033,500
Stock and warrants	-	-	-	-	-	-	4,904	5	1,528,671	-	1,528,676
Services - third parties	-	-	-	-	-	-	26,421	26	4,554,589	-	4,554,615
Services - third parties - future services	-	-	-	-	-	-	12,407	12	2,734,536	-	2,734,548
Services - related parties	-	-	-	-	-	-	11,765	12	5,299,988	-	5,300,000
Services paid with previously issued stock to related parties	-	-	-	-	-	-	-	-	1,039,500	-	1,039,500
Settlement of debt - third parties	-	-	-	-	-	-	4,901	5	1,191,059	-	1,191,064
Settlement of debt - related party	-	-	-	-	-	-	8,426	8	358,069	-	358,077
Settlement of accounts payable	-	-	-	-	-	-	10,606	11	433,389	-	433,400
Debt offering - additional interest expense	-	-	-	-	-	-	59	-	30,500	-	30,500
Extension of debt maturity date	-	-	-	-	-	-	153	-	95,500	-	95,500
Contract settlement in connection with lawsuit	-	-	-	-	-	-	602	1	99,999	-	100,000
Share based payments	-	-	-	-	-	-	-	-	630,990	-	630,990
Net loss	-	-	-	-	-	-	-	-	-	(19,569,337)	(19,569,337)

Balance - December 31, 2010	-	-	-	-	-	-	139,595	140	20,130,631	(21,875,438)	(1,744,667)

Issuance of common and preferred stock:
Conversion of convertible debt	-	-	-	-	-	-	298,897	299	4,268,558	-	4,268,857
Conversion of secured/unsecured debt	-	-	-	-	-	-	47,386	47	857,905		857,952
Cash	-	-	-	-	-	-	96,471	96	874,904	-	875,000
Cash	-	-	-	-	100	-	-	-	100,000	-	100,000
Services - third parties	-	-	-	-	-	-	54,731	55	1,199,789	-	1,199,844
Services - third parties	-	-	-	-	90	-	-	-	90,000	-	90,000
Services - third parties - future services	-	-	-	-	-	-	4,706	5	214,245	-	214,250
Extension of debt maturity date	-	-	-	-	-	-	11,030	11	161,239	-	161,250
Settlement of accounts payable	-	-	-	-	-	-	64,172	64	3,646,655	-	3,646,719
Cancellation of shares	-	-	-	-	-	-	(4,118)	(4)	4	-	-
Share based payments - related parties	-	-	51	-	-	-	-	-	-	-	-
Dividends on series C preferred stock - related parties	-	-	-	-	-	-	-	-	-	(293)	(293)
Reclassification of derivative liability to additional paid in capital	-	-	-	-	-	-	-	-	640,826		640,826
Net loss	-	-	-	-	-	-	-	-	-	(23,280,950)	(23,280,950)

Balance - December 31, 2011	-	$-	51	$-	190	$-	712,870	$713	$31,579,538	$(45,156,681)	$(12,971,212)

See accompanying notes to consolidated financial statements

F-26

MusclePharm Corporation and Subsidiary

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2011	2010
Cash Flows From Operating Activities:
Net loss	$(23,280,950)	$(19,569,337)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	171,587	18,567
Bad debt	120,477	119,468
Warrants issued for services - third parties	1,989,982	-
Stock issued for services - third parties	1,289,844	4,554,615
Stock issued for services - related parties	-	5,300,000
Services paid with previously issued stock to related parties	-	1,039,500
Stock issued to extend maturity date of debt	161,250	95,500
Stock issued as settlement in connection with lawsuit	-	100,000
Stock issued with unsecured debt offering-additional interest expense	-	30,500
Share based payments	-	630,990
Amortization of prepaid stock compensation	1,745,705	768,637
Amortization of debt discount and debt issue costs	3,466,718	485,689
Loss on settlement of accounts payable	2,123,129	433,400
Loss on conversion of debt	1,739,329	-
Derivative expense	4,777,654	93,638
Change in fair value of derivative liabilities	(5,162,100)	149,306
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(2,262,808)	(434,753)
Prepaid sponsorship fees	(203,333)	-
Inventory	-	4,245
Deposits	-	32,116
Other	7,877	(66,703)
Increase (decrease) in:
Accounts payable and accrued liabilities	7,581,564	2,358,430
Customer deposits	(67,686)	60,715
Net Cash Used In Operating Activities	(5,801,761)	(3,795,477)
Cash Flows From Investing Activities:
Purchase of property and equipment	(831,511)	(117,303)
Net Used In Investing Activities	(831,511)	(117,303)
Cash Flows From Financing Activities:
Cash overdraft	-	(17,841)
Due to related party	-	(27,929)
Proceeds from issuance of debt	6,612,900	2,140,608
Proceeds from issuance of debt - related party	-	358,077
Repayment of debt	(75,285)	-
Cash paid for debt issue costs	(263,283)	-
Proceeds from issuance of preferred stock	100,000	-
Proceeds from issuance of common stock and warrants-net of recapitalization payment	875,000	1,503,569
Net Cash Provided By Financing Activities	7,249,332	3,956,484
Net increase in cash	616,060	43,704

Cash at beginning of year	43,704	-
Cash at end of year	$659,764	$43,704
Supplemental disclosures of cash flow information:
Cash paid for interest	$28,806	$15,882
Supplemental disclosure of non-cash investing and financing activities:

Stock issued for future services - third parties	$214,250	$2,734,548
Non cash increase in accounts payable related to future services to be paid for with common stock	$100,000	$-
Debt discount recorded on convertible and unsecured debt accounted for as a derivative liability	$5,473,291	$380,000
Conversion of convertible debt and accrued interest for common stock	$3,387,480	$1,033,500
Stock issued to settle debt – third parties	$-	$1,191,064
Stock issued to settle debt – related party	$-	$358,077
Stock issued to settle accounts payable and due to factor	$1,440,779	$433,400
Reclassification of derivative liability to additional paid in capital	$640,826	$-
Conversion of preferred stock to common stock	$-	$83
Stock issued to acquire equipment	$82,811	$-
Auto acquired through financing	$26,236	$-
Dividends on series C preferred stock – related parties	$293	$-
Original issue discount	$-	$37,500

See accompanying notes to consolidated financial statements

F-27

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

MusclePharm Corporation (the “Company”, “We”, “Our” or “MP”), was organized as a limited liability company in the State of Colorado on April 22, 2008. On February 18, 2010, the Company executed a reverse recapitalization with Tone in Twenty, Inc. and changed its name to MP (See Note 3).

The Company markets branded sports nutrition products.

Restatement

On May 14, 2012, the Company determined that a material misstatement exists in the Company’s 2011 quarterly and 2011 and 2010 annual financial statements. The Company concluded that the following financial statements contained material misstatements: (i) the Company’s audited financial statements for the year ended December 31, 2011, filed in an annual report on Form 10-K with the U.S. Securities and Exchange Commission (the “SEC”) on April 16, 2012; (ii) the Company’s audited financial statements for the year ended December 31, 2010, filed in an annual report on Form 10-K with the SEC on April 1, 2011; (iii) the Company’s unaudited financial statements for the period ended September 30, 2011, filed in a quarterly report on Form 10-Q with the SEC on November 14, 2011; (iv) the Company’s unaudited financial statements for the period ended June 30, 2011, filed in a quarterly report on Form 10-Q with the SEC on August 16, 2011; and (v) the Company’s unaudited financial statements for the period ended March 31, 2011, filed in a quarterly report on Form 10-Q with the SEC on May 23, 2011.

The foregoing financial statements contained material misstatements pertaining to the Company’s calculation of net sales and presentation of general and administrative expenses and cost of sales. The Company has determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations). The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense. The Company also noted other credits and discounts that, upon further review, had been previously classified as advertising expense as a component of general and administrative expense that require a reallocation of presentation as amounts to be netted against revenues. The Company’s net loss and loss per share will not be affected by this reallocation in the statement of operations.

Promotions, credits and non-specific advertising with its customers have been reclassified from general and administrative expenses to revenues.

Samples shipped to customers not clearly identifiable were reclassified from general and administrative expense to cost of sales.

F-28

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

	Year Ended December 31, 2011 As Restated	Adjustments	Year Ended December 31, 2011 As Issued	Year Ended December 31, 2010 As Restated	Adjustments	Year Ended December 31, 2010 As Issued

Sales – net	$17,212,636	$(3,625,701)	$20,838,337	$3,202,687	$(844,608)	$4,047,295

Cost of sales	14,845,069	374,455	14,470,614	2,804,274	-	2,804,274
Gross profit	2,367,567	(4,000,156)	6,367,723	398,413	(844,608)	1,243,021

General and administrative expenses	18,587,727	(4,000,156)	22,587,883	18,650,249	(844,608)	19,494,857
Loss from operations	(16,220,160)	-	(16,220,160)	(18,251,836)	-	(18,251,836)
Other income (expense)
Derivative expense	(4,777,654)	-	(4,777,654)	(93,638)	-	(93,638)
Change in fair value of derivative liabilities	5,162,100	-	5,162,100	(149,306)	-	(149,306)
Loss on settlement of accounts payable and debt	(3,862,458)	-	(3,862,458)	(433,400)	-	(433,400)
Interest expense	(3,711,278)	-	(3,711,278)	(480,589)	-	(480,589)
Other expense	(121,500)	-	(121,500)	(160,568)	-	(160,568)
Licensing income	250,000	-	250,000	-	-	-
Total other income (expense) – net	(7,060,790)	-	(7,060,790)	(1,317,501)	-	(1,317,501)
Net loss	$(23,280,950)	$-	$(23,280,950)	$(19,569,337)	$-	$(19,569,337)
Net loss available to common stockholders
Net loss	$(23,280,950)	$-	$(23,280,950)	$(19,569,337)	$-	$(19,569,337)
Series C preferred stock dividend	(293)	-	(293)	-	-	-
Net loss available to common stockholders	$(23,280,657)	$-	$(23,280,657)	$(19,569,337)	$-	$(19,569,337)
Net loss per share available to common stockholders – basic and diluted	$(70.30)	$-	$(70.30)	$(404.31)	$-	$(404.31)
Weighted average number of common shares outstanding during the year – basic and diluted	331,159	-	331,159	48,402	-	48,402

Risks and Uncertainties

The Company operates in an industry that is subject to rapid change and intense competition. The Company’s operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

Principles of Consolidation

All inter-company accounts and transactions have been eliminated in consolidation.

F-29

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents. At December 31, 2011 and 2010, the Company had no cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At December 31, 2011 there was one account that had a balance that exceeded the federally insured limit by approximately $378,000. In 2010, there were no balances that exceeded the federally insured limit.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent trade obligations from customers that are subject to normal trade collection terms. The Company periodically evaluates the collectability of its accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances.

The Company does not charge interest on past due receivables. Receivables are determined to be past due based on the payment terms of the original invoices.

Accounts receivable at December 31, 2011 and 2010 were as follows:

Accounts receivable	$2,766,776	$542,863
Less: allowance for doubtful accounts	(197,684)	(116,102)
Accounts receivable – net	$2,569,092	$426,761

As of December 31, 2011 and 2010, the Company had the following concentrations of accounts receivable with customers:

Customer	2011	2010
A	36%	24%
B	12%	2%
C	10%	-
D	7%	40%
E	5%	11%

F-30

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Property and Equipment

Property and equipment are stated at cost and depreciated to their estimated residual value over their estimated useful lives. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are relieved from the accounts and the resulting gains or losses are included in operating income in the statements of operations. Repairs and maintenance costs are expensed as incurred. Depreciation is provided using the straight-line method for all property and equipment.

Website Development Costs

Costs incurred in the planning stage of a website are expensed, while costs incurred in the development stage are capitalized and amortized over the estimated useful life of the asset.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances, such as service discontinuance or technological obsolescence, indicate that the carrying amount of the long-lived asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that impairment is present, the amount of impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the asset.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

F-31

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

The following are the major categories of liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

		As of December 31,
		2011	2010
Derivative liabilities	Level 2	$7,061,238	$622,944

The Company’s financial instruments consisted primarily of accounts receivable, prepaids, accounts payable and accrued liabilities, derivative liabilities and debt. The carrying amounts of the Company’s financial instruments generally approximated their fair values as of December 31, 2011 and 2010, respectively, due to the short-term nature of these instruments.

Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered by the third party manufacturer, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery. For one of our largest customers, which represent 14% of total revenue in 2011, revenue is recognized upon delivery.

The Company has determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“ Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations). The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense.

The Company records store support, giveaways, sales allowances and discounts as a direct reduction of sales. The Company recorded reductions to gross revenues totaling approximately $4,000,000 and $1,000,000 for the years ended December 31, 2011 and 2010, respectively.

The Company grants volume incentive rebates to certain customers based on contractually agreed percentages ranging from 2.5% - 5.5% as a percentage of sales once a certain threshold has been met. The credits are recorded as a direct reduction to sales. Included in the reductions to revenues above are volume incentive rebates. Total volume incentive rebates granted for the years ended December 31, 2011 and 2010 were approximately $500,000 and $0, respectively.

The Company has an informal 7-day right of return for products. There were nominal returns in 2011 and 2010.

During the years ended December 31, 2011 and 2010, the Company had the following concentrations of revenues with customers:

Customer	2011	2010
A	41%	45%
B	14%	7%
C	-	15%

The Company does not manufacture or physically hold any inventory. Inventory is held and distributed by the Company’s third party manufacturer.

F-32

Licensing Income and Royalty Revenue

On May 5, 2011, the Company granted an exclusive indefinite term license to a third party for $250,000. The licensee may market, manufacture, design and sell the Company’s existing apparel line. The licensee will pay the Company a 10% net royalty based on its net income at the end of each fiscal year. To date, no royalty revenue has been earned.

Cost of Sales

Cost of sales represents costs directly related to the production and third party manufacturing of the Company’s products.

In 2011, cost of sales increased due to a reclassification from advertising expense in the amount of $374,454.

See discussion of restatement.

F-33

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Shipping and Handling

Product sold is typically shipped directly to the customer from the manufacturer. Any freight billed to customers is offset against shipping costs and included in cost of sales.

Freight billed to customers for the years ended December 31, 2011 and 2010 was $309,690 and $71,983, respectively.

Advertising

The Company expenses advertising costs when incurred.

Advertising for the years ended December 31, 2011 and 2010 are as follows:

	Year Ended December 31, 2011 As Restated	Adjustments	Year Ended December 31, 2011 As Issued	Year Ended December 31, 2010 As Restated	Adjustments	Year Ended December 31, 2010 As Issued

Advertising	$5,241,585	$(4,000,156)	$9,241,741	$6,240,347	$(844,608)	$7,084,955

See discussion of restatement.

Income Taxes

Through February 18, 2010, the Company was taxed as a pass-through entity (LLC) under the Internal Revenue Code and was not subject to federal and state income taxes; accordingly, no provision was made. The financial statements reflect the LLC’s transactions without adjustment, if any, required for income tax purposes for the period ended February 18, 2010. In computing the expected tax benefit, the Company reflected a net loss of $23,280,950 in the year ended December 31, 2011 and $19,169,454 for the period from February 18, 2010 to December 31, 2010.

In 2011, and the period from February 18, 2010 through December 31, 2010, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Beginning with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (included in FASB ASC Subtopic 740-10, Income Taxes — Overall), the Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest and penalties related to unrecognized tax benefits in income tax expense. There were none for the years ended December 31, 2011 and 2010.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a “beneficial conversion feature” (“BCF”) and related debt discount.

F-34

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized to interest expense over the life of the debt.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments, such as ratchet provisions or conversion features in convertible debt or equity instruments, and measurement of their fair value. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once derivative liabilities are determined, they are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value is recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

F-35

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Debt Issue Costs and Debt Discount

The Company may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt. These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Original Issue Discount

For certain convertible debt issued, the Company provides the debt holder with an original issue discount. The original issue discount is recorded to debt discount, reducing the face amount of the note and is amortized to interest expense over the life of the debt.

Share-based payments

The Company has incentive plans that reward employees with stock options, warrants, restricted stock and stock appreciation rights. The amount of compensation cost for these share-based awards is measured based on the fair value of the awards, as of the date that the share-based awards are issued and adjusted to the estimated number of awards that are expected to vest.

Fair value of stock options, warrants, and stock appreciation rights, is generally determined using a Black-Scholes option pricing model, which incorporates assumptions about expected volatility, risk free rate, dividend yield, and expected life. Compensation cost for share-based awards is recognized on a straight-line basis over the vesting period.

Net Earnings (Loss) per Share

Net earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by weighted average number of shares of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) less preferred dividends by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

Since the Company reflected a net loss in 2011 and 2010, respectively, the effect of considering any common stock equivalents, if exercisable, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

The Company has the following common stock equivalents at December 31, 2011 and 2010:

	At December 31,
	2011	2010
Stock options (exercise price - $425.00/share)	1,903	3,256
Warrants (exercise price $12.75- $1,275.00/share)	72,584	883
Convertible preferred series C shares (exercise price $8.50/share)	23	-
Convertible debt (exercise price $1.70- $17.00/share)	527,757	13,174
Total common stock equivalents	602,267	17,313

In the above table, some of the outstanding convertible debt from 2011 and 2010 contains ratchet provisions that would cause variability in the exercise price at the balance sheet date. As a result, common stock equivalents could change at each reporting period.

Reclassification

The Company has reclassified certain prior period amounts to conform to the current period presentation. These reclassifications had no effect on the financial position, results of operations or cash flows for the periods presented.

F-36

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, which amended ASC Topic 820 to achieve common fair value measurements and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). The amendments in ASU No. 2011-05 result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. This amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not anticipate this amendment will have a material impact on its financial statements.

Note 2: Going Concern

As reflected in the accompanying financial statements, the Company had a net loss of $23,280,950 and net cash used in operations of $5,801,761 for the year ended December 31, 2011; and a working capital deficit and stockholders’ deficit of $13,693,267 and $12,971,212, respectively, at December 31, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue its operations is dependent on Management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. The Company may need to incur liabilities with certain related parties to sustain the Company’s existence.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

In response to these problems, management has taken the following actions:

•	seeking additional third party debt and/or equity financing;
•	continue with the implementation of the business plan;
•	generate new sales from international customers; and
•	allocate sufficient resources to continue with advertising and marketing efforts.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3: Reverse Recapitalization

On February 18, 2010, the Company merged with Tone in Twenty, Inc. (“TIT”), a then public shell corporation, and MP became the surviving corporation, in a transaction treated as a reverse recapitalization. TIT did not have any operations and majority-voting control was transferred to MP.

In the recapitalization, MP acquired 30,589 shares of common stock from TIT in exchange for all member units in MP. Prior to the transaction, the Company paid approximately $25,000 to a former executive of TIT to acquire 432 of the 515 shares issued and outstanding, these shares were then immediately cancelled and retired. The remaining 84 shares were held by the selling stockholders as a deemed issuance in the recapitalization. After the transaction, there were 30,672 shares issued and outstanding. The transaction resulted in MP acquiring 99.7% control.

The transaction also requires a recapitalization of MP. Since MP acquired a controlling voting interest, it was deemed the accounting acquirer, while TIT was deemed the legal acquirer. The historical financial statements of the Company are those of MP and of the consolidated entities from the date of recapitalization and subsequent.

Since the transaction is considered a reverse recapitalization, the presentation of pro-forma financial information was not required.

F-37

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 4: Property and Equipment

Property and equipment consisted of the following at December 31, 2011 and 2010:

	2011	2010	Estimated Useful Life
Furniture, fixtures and gym equipment	$781,786	$55,305	3 years
Leasehold improvements	244,770	67,760	*
Auto	37,068	-	5 years
Displays	32,057	32,057	5 years
Website	11,462	11,462	3 years
Total	1,107,143	166,584
Less: Accumulated depreciation and amortization	(199,621)	(28,033)
	$907,522	$138,551

* The shorter of 5 years or the life of the lease.

Note 5: Debt

At December 31, 2011 and 2010, debt consists of the following:

	2011	2010

Convertible debt – secured	$1,749,764	$605,000
Less: debt discount	(1,395,707)	(331,261)
Convertible debt – net	354,057	273,739

Auto loan – secured	26,236	-

Secured debt	-	187,500

Unsecured debt	2,380,315	78,249
Less: debt discount	(1,171,626)	-
Unsecured debt – net	1,208,689	78,249

Total debt	1,588,982	539,488

Less: current portion	(1,281,742)	(289,488)

Long term debt	$307,240	$250,000

As of December 31, 2011 and 2010, total debt in default as a component of short-term debt was $505,600 and $427,500, respectively.

(A) Convertible Debt – Secured - Derivative Liabilities

During the years ended December 31, 2011 and 2010, the Company issued convertible notes totaling $4,679,253, (including non-cash convertible note and accrued interest of $26,353 related to a reclassification from unsecured debt), and $846,000, respectively. The Convertible notes consist of the following terms:

F-38

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

		Year ended	Year ended
		December 31, 2011	December 31, 2010
		Amount of	Amount of
		Principal Raised	Principal Raised
Interest Rate		0% - 18%	8%
Default interest rate		0% - 25%	0% - 22%
Maturity		June 30, 2011 to June 29, 2015	December 31, 2010 - December 1, 2013
Conversion terms 1	Lesser of (1) a Fifty Percent (50%) discount to the two lowest closing bid prices of the five days trading days immediately preceding the date of conversion or (ii) Twenty-one dollars and twenty-five cents ($21.25) per share	$525,000	-
Conversion terms 2	200% - The “market price” will be equal to the average of (i) the average of the closing price of Company’s common stock during the 10 trading days immediately preceding the date hereof and (ii) the average of the 10 trading days immediately subsequent to the date hereof.	$537,600	-
Conversion terms 3	200% of Face. Average of the trading price 10 trading days immediately preceding the closing of the transaction	$177,000	-
Conversion terms 4	200% of Face. Fixed conversion price of $17.00	$105,000	-
Conversion terms 5	300% of Face. Fixed conversion price of $17.00	$15,000	-
Conversion terms 6	35% of the three lowest trading prices for previous 10 trading days	$250,000	-
Conversion terms 7	45% of the three lowest trading prices for previous 10 trading days	$327,500	-
Conversion terms 8	50% of average closing prices for 10 preceding trading days	$76,353	-
Conversion terms 9	50% of lowest trade price for the last 20 trading days	$45,000	-
Conversion terms 10	50% of the 3 lowest trades for previous 20 trading days	$33,000	-
Conversion terms 11	50% of the lowest closing price for previous 5 trading days	$250,000	-
Conversion terms 12	60% Multiplied by the average of the lowest 3 trading prices for common stock during the ten trading days prior to the conversion date	$233,000	$130,000
Conversion terms 13	62% of lowest trade price for the last 7 trading days	$40,000	-
Conversion terms 14	65% of the lowest trade price in the 30 trading days previous to the conversion	$335,000	$250,000
Conversion terms 15	65% of the three lowest trading price for previous 30 trading days	$153,800	-
Conversion terms 16	70% of lowest average trading price for 30 trading days	$1,366,000	-
Conversion terms 17	No fixed conversion option	$35,000	-
Conversion terms 18	35% multiplied by the average of the lowest three (3) Trading Prices (as defined below) for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. “	$75,000	-
Conversion terms 19	Fixed conversion price of $25.50	$100,000	-
Conversion terms 20	150% of Face	$-	$5,000
Conversion terms 21	200% of Face	$-	$426,000
Conversion terms 22	300% of Face	$-	$35,000
		$4,679,253	$846,000

The debt holders are entitled, at their option, to convert all or part of the principal and accrued interest into shares of the Company’s common stock at conversion prices and terms discussed above. The Company classifies embedded conversion features in these notes as a derivative liability due to management’s assessment that the Company may not have sufficient authorized number of shares of common stock required to net-share settle or due to the existence of a ratchet due to an anti-dilution provision. See Note 6 regarding accounting for derivative liabilities.

During the year ended December 31, 2011, the Company converted debt and accrued interest, totaling $5,126,809 into 346,282 shares of common stock resulting in a loss on conversion of $1,739,329.

Convertible debt consisted of the following activity and terms:

During the year ended December 31, 2011, $585,000 of convertible notes matured without conversion. These notes became demand loans and were reclassified as unsecured debt. Derivative liabilities associated with these notes were eliminated given the expiration of the embedded conversion option.

		Interest Rate	Maturity
Convertible Debt balance as of December 31, 2009	$897,500
Borrowings during the year ended December 31, 2010	846,000	8%	March 3, 2010 - December 1, 2013
Conversion of debt into 11,658 shares of common stock with a valuation of $1,143,500 ( $38.25 - $566.95/share)	(1,138,500)
Balance as of December 31, 2010	605,000
Borrowings during the year ended December 31, 2011	4,652,900	0% - 18%	January 30, 2011 - June 29, 2015
Reclassifications from convertible notes to unsecured demand notes	(585,000)
Conversion of debt to into 298,897 shares of common stock with a valuation of $4,268,857 ($2.72 - $85.85/share)	(2,923,136)
Convertible Debt balance as of December 31, 2011	$1,749,764

F-39

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

(B) Secured Debt

Secured debt consisted of the following activity and terms:

		Interest Rate	Maturity
Secured Debt balance as of December 31, 2009	$-
Borrowings during the year ended December 31, 2010	187,500	0%	May 18, 2010 - May 26, 2010
Balance as of December 31, 2010	187,500
Conversion of debt to into 8,824 shares of common stock with a valuation of $437,500 ($49.30 - $50.15/share)	(187,500)
Secured Debt balance as of December 31, 2011	$-

(C) Unsecured Debt

Unsecured debt consisted of the following activity and terms:

		Interest Rate	Maturity
Unsecured Debt balance as of December 31, 2009	$30,000
Borrowings during the year ended December 31, 2010	1,177,499	0% - 10%	On Demand - September 29, 2011
Conversion of debt into 10,738 shares of common stock with a valuation of $1,439,141 ($425.00/share)	(1,129,250)
Unsecured Debt balance as of December 31, 2010	78,249
Borrowings during the year ended December 31, 2011	1,960,000	8% - 15%	February 8, 2011 - June 21, 2014
Reclassifications from convertible notes to unsecured demand notes	585,000
Conversion of debt to into 38,562 shares of common stock with a valuation of $420,452 ($8.50 - $42.50/share)	(167,649)
Repayments	(75,285)
Unsecured Debt balance as of December 31, 2011	$2,380,315

(D) Auto Loan

Auto loan account consisted of the following activity and terms:

		Interest Rate	Maturity
Auto loan balance as of December 31, 2010	-
Non-Cash fixed assets additions during the year ended December 31, 2011	32,568	6.99%	36 payments of $1,008
Repayments	(6,332)
Auto loan balance as of December 31, 2011	$26,236

F-40

(E) Debt Issue Costs

During the years ended 2011 and 2010, the Company paid debt issue costs totaling $263,283 and $42,000, respectively. The following is a summary of the Company’s debt issue costs:

	2011	2010
Debt issue costs	$305,283	$42,000
Accumulated amortization of debt issue costs	(237,095)	(7,596)
Debt issue costs – net	$68,188	$34,404

During 2011 and 2010, the Company amortized $229,499 and $7,596.

(F) Debt Discount

During the years ended 2011 and 2010, the Company recorded debt discounts totaling $5,473,291 and $380,000, respectively.

The debt discount recorded in 2011 and 2010 pertains to convertible debt that contains embedded conversion options that are required to bifurcated and reported at fair value (See Note 9).

The Company amortized $3,237,219 in 2011 and $48,739 in 2010 to interest expense.

	2011	2010
Debt discount	$5,804,552	$380,000
Amortization of debt discounts	(3,237,219)	(48,739)
Debt discount – net	$2,567,333	$331,261

F-41

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 6: Derivative Liabilities

The Company identified conversion features embedded within convertible debt, warrants and series A, preferred stock issued in 2011 and 2010 (see Notes 5 and 9). The Company has determined that the features associated with the embedded conversion option should be accounted for at fair value as a derivative liability as the Company could not determine if a sufficient number of shares would be available to settle all transactions. Additionally, at one point during 2011, the Company had received conversion notices from investors for which sufficient authorized shares were not available.

As a result of the application of ASC No. 815, the fair value of the conversion feature is summarized as follow:

Derivative liability - December 31, 2009	$-
Fair value at the commitment date for convertible instruments	473,638
Fair value mark to market adjustment	149,306
Derivative liability - December 31, 2010	622,944
Fair value at the commitment date for convertible instruments	6,590,351
Fair value at the commitment date for warrants issued	5,650,576
Fair value at the commitment date for Series A, Preferred Stock issued	293
Fair value mark to market adjustment for convertible instruments	(2,293,164)
Fair value mark to market adjustment for warrants	(2,868,818)
Fair value mark to market adjustment for Series A, Preferred Stock issued	(118)
Reclassification to additional paid in capital for financial instruments that ceased to be a derivative liability	(640,826)
Derivative liability - December 31, 2011	$7,061,238

The Company recorded the debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the note. The Company recorded a derivative expense of $4,777,654 and $93,638 for 2011 and 2010 respectively.

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2011:

	Commitment Date	Re-measurement Date
Expected dividends	0%	0%
Expected volatility	150% -226%	150% -226%
Expected term:	0.02 – 5 years	0.02 – 5 years
Risk free interest rate	0.06% - 2.76%	0.09% - 0.31%

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2010:

	Commitment Date	Re-measurement Date
Expected dividends	0%	0%
Expected volatility	150%	150%
Expected term:	0.75 – 3 years	0.37 – 2.92 years
Risk free interest rate	0.18% - 2.76%	0.19%

F-42

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 7: Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due. Deferred taxes relate to differences between the basis of assets and liabilities for financial and income tax reporting which will be either taxable or deductible when the assets or liabilities are recovered or settled.

At December 31, 2011, the Company has a net operating loss carry-forward of approximately $16,355,000 available to offset future taxable income expiring through 2031. Utilization of future net operating losses may be limited due to potential ownership changes under Section 382 of the Internal Revenue Code.

The valuation allowance at December 31, 2010 was $2,495,000. The net change in valuation allowance during the year ended December 31, 2011 was an increase of approximately $6,075,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2011.

The effects of temporary differences that gave rise to significant portions of deferred tax assets at December 31, 2011 and 2010 are approximately as follows:

	December 31, 2011	December 31, 2010

Net operating loss carry forward	$6,061,000	$1,986,000
Amortization of debt discount and debt issue costs	1,465,000	465,000
Stock options and warrants	971,000	0
Bad debt	73,000	44,000
Valuation allowance	(8,570,000)	(2,495,000)
Net deferred tax asset	$-	$-

There was no income tax expense for the year ended December 31, 2011 and 2010 due to the Company’s net losses.

The Company’s tax expense differs from the “expected” tax expense for the years ended December 31, 2011 and 2010, (computed by applying the Federal Corporate tax rate of 34% to loss before taxes and 4.63% for Colorado State Corporate Taxes, the blended rate used was 37.1%), are approximately as follows:

	December 31,
	2011	2010
Federal tax benefit at statutory rate	$(7,916,000)	$(6,216,000)
State tax benefit – net of federal tax effect	(501,000)	(888,000)
Derivative expense	1,625,000	35,000
Change in fair value of derivative liability	(1,755,000)	55,000
Loss on settlement of accounts payable	1,313,000	161,000
Non-deductible stock compensation	1,091,000	4,354,000
Other non-deductible expenses	68,000	4,000
Change in valuation allowance	6,075,000	2,495,000
Income tax benefit	-	-

F-43

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 8: Commitments, Contingencies and other matters

(A) Operating Lease

In August 2010, the Company leased office space under a non-cancelable operating lease, expiring in December 2015.

Future minimum annual rental payments for the years ended December 31, are approximately as follows:

2012	$86,000
2013	92,000
2014	98,000
2015	105,000
Total minimum lease payments	$381,000

Rent expense for the years ended December 31, 2011 and 2010 was $154,155 and $138,357, respectively.

(B) Factoring Agreement

In April 2010, the Company entered into a factoring agreement and sold its accounts receivable. During 2010, the Company was subject legal proceedings with the factor, as a result of the Company’s customers not remitting funds directly to the factor. At December 31, 2010, the Company no longer factored its accounts receivable.

A settlement, of $96,783, was reached. During 2010, the Company repaid $25,000, leaving a balance of $71,783 due to factor. In 2011, the Company paid $10,000.

On February 28, 2011, the remaining $65,930, inclusive of fees and interest, was settled with the issuance of 2,574 shares of common stock, having a fair value of $131,206 ($51.00/share), based upon the quoted closing trading price. The Company recorded a loss on settlement of accounts payable $65,330.

(C) Legal Matters

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is party to the following legal matters as of December 31, 2011:

•	Plaintiff alleges the Company use of Creatine Nitrate in product infringed on a patent held by the Plaintiff. The Company believes the Plaintiffs case is without merit.

•	Plaintiff alleges the Company’s use of the tagline “Train like an unchained beast” infringes on their mark “Beast” for dietary supplements. Plaintiff’s primary goal is not damages, but rather that the Company cease using the tagline. Settlement discussions are ongoing in this case and the Company intends to defend its position.

•	Plaintiff has filed notices of intent to commence litigation on over 200 sports nutrition and dietary supplement companies in the US and Canada, including the Company. Plaintiff alleges violations of California’s Proposition 65. The Company considers this case without merit and merely an attempt by a commercial plaintiff to pressure settlements. Plaintiff conveyed a settlement offer in the amount of $121,500 to which the Company has not yet responded. The Company has recorded an accrual in the amount of $121,500 as of December 31, 2011.

•	Beginning in October 2009, the Company engaged in various business dealings regarding the manufacturing, sale and distribution of products with Fit Foods Manufacturing, Ltd. and Fit Foods Distribution, Inc. Jointly, “Fit Foods”). MusclePharm and Fit Foods subsequently became involved in a business dispute regarding their respective obligations and filed claims against each other in District Court. The Parties settled their dispute on December 22, 2010. The Company issued 16,456 shares of common stock having a fair value of $676,980 ($40.80/share), based upon the quoted closing trading price which settled outstanding accounts payable of $333,666, resulting in a loss on settlement of $343,314 All settlement payments have been made and the case was dismissed on July 1, 2011.
F-44

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

(D) Payroll Taxes

As of December 31, 2011 and 2010, accounts payable and accrued expenses included approximately $168,000 and $367,860, respectively, pertaining to accrued payroll taxes. The taxes represent employee withholdings that have yet to be remitted to the taxing agencies.

Note 9: Stockholders’ Deficit

The Company has three separate series of authorized preferred stock:

(A) Series A, Convertible Preferred Stock

During 2010, the Company issued 19,608 shares of common stock in connection with the conversion of 83,333 shares of Series A Convertible Preferred Stock. There was no gain or loss on conversion as the transaction was accounted for at par value in connection with the reverse recapitalization in 2010. (See Note 3)

This class of stock has the following provisions:

•	Non-voting;
•	No rights to dividends;
•	No liquidation value; and
•	Convertible into 200 shares of common stock.

(B) Series B, Preferred Stock (Related Parties)

In August 2011, the Company issued an aggregate 51 shares of Series B Preferred Stock to two of its officers and directors. The Company accounted for the share issuance at par value since there was no future economic value that could be associated with the issuance.

This class of stock has the following provisions:

•	Voting rights entitling the holders to an aggregate 51% voting control;
•	Initially no rights to dividends;
•	Stated value of $0.001 per share;
•	Liquidation rights entitle the receipt of net assets on a pro-rata basis; and
•	Non-convertible.

(C) Series C, Convertible Preferred Stock

In October 2011, the Company issued 190 shares of Series C, preferred stock, having a fair value of $190,000. Of the total shares issued, 100 shares were issued for $100,000 ($1,000 /share). The remaining 90 shares were issued for services rendered having a fair value of $90,000 ($1,000 /share), based upon the stated value per share.

This class of stock has the following provisions:

•	Stated Value - $1,000 per share;
•	Non-voting;
•	Liquidation rights entitle an amount equal to the stated value, plus any accrued and unpaid dividends;
•	As long as any Series C, convertible preferred stock is outstanding, the Company is prohibited from executing various corporate actions with the majority consent of the Series C, convertible preferred stockholders authorization; and
•	Convertible at the higher of (a) $0.01 or (b) such price that is a 50% discount to market using the average of the low 2 closing bid prices, 5 days preceding conversion.

Due to the existence of an option to convert at a variable amount, the Company has applied ASC No. 815, and treated this series of preferred stock as a derivative liability due to the potential for settlement in a variable quantity of shares. Additionally, the Company computed the fair value of the derivative liability at the commitment date and remeasurement date, which was $293 and $175, respectively, using the Black-Scholes assumptions below. This transaction is analogous to a dividend with a direct charge to retained earnings.

F-45

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

(D) Common Stock

During the year ended December 31, 2011, the Company issued the following common stock:

Transaction Type	Quantity (#)	Valuation ($)	Range of Values Per Share ($)
Conversion of convertible debt	298,897	4,268,857	2.55–85.00
Conversion of unsecured/secured debt	47,386	857,952	42.50–51.00
Settlement of accounts payable and accrued expenses (1)	64,172	3,646,719	25.50–102.00
Extension of debt maturity date	11,030	161,250	14.45–17.00
Services – rendered	54,731	1,199,844	0.00–977.50
Cash and warrants	96,471	875,000	25.50
Services – prepaid stock compensation (2)	4,706	214,250	42.50–68.00
Cancelled shares (3)	(4,118)	-	25.50
Total	573,275	11,223,872	0.00–977.50

The fair value of all stock issuances above is based upon the quoted closing trading price on the date of issuance, except for stock issued for cash and warrants, which was based upon the cash received. Stock issued in the conversion of preferred stock was recorded at par value.

The following is a more detailed description of some of the Company’s stock issuances from the table above:

(1) Settlement of Accounts Payable and Accrued Expenses and Loss on Settlement

The Company settled $1,523,590 in accounts payable and recorded a loss on settlement of $2,123,129.

Loss on settlement of accounts payable and accrued expenses	$2,123,129
Loss on settlement of debt (Note 5)	1,739,329
Total loss on settlement	$3,862,458

(2) Prepaid Stock Compensation

The following represents the allocation of prepaid stock compensation as of December 31, 2011 and 2010:

Prepaid stock compensation – December 31, 2009	$-
Prepaid stock compensation additions during the year ended December 31, 2010	2,734,548
Amortization of prepaid stock compensation	(768,637)
Prepaid stock compensation – December 31, 2010	1,965,911
Prepaid stock compensation additions during the year ended December 31, 2011	214,250
Non cash increase in accounts payable related to future services to be paid for with common stock	100,000
Amortization of prepaid stock compensation	(1,745,705)
Prepaid stock compensation – December 31, 2011	$534,456

The agreements commenced during the periods February 2011 through July 2011 and terminate August 2011 through July 2012.

The following represents the allocation of prepaid stock compensation at December 31, 2011:

Prepaid expense that will be amortized in 2012	$534,456

(3) Cancelled Shares

The Company cancelled 4,118 shares during the year ended December 31, 2011, valued at par ($0.001). The Company has disputed the issuance of these shares due to non-performance by a consultant. These shares were originally issued in 2010 as a component of stock issued for services rendered.

F-46

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

During the year ended December 31, 2010, the Company issued the following common stock:

Transaction Type	Quantity (#)	Valuation ($)	Range of Values Per Share ($)
Reverse recapitalization	30,673	(25,107)	-
Conversion of preferred stock	19,608	-	0.85
Conversion of convertible debt	9,070	1,033,500	42.50–569.50
Settlement of accounts payable (1)	10,606	433,400	42.50–357.00
Settlement of notes payable (2)	4,901	1,191,064	42.50–467.50
Settlement of notes payable – officer	8,426	358,077	42.50
Cash and warrants – net of payment in recapitalization of ($25,107)	4,904	1,528,676	229.50-425.00
Services – rendered	26,421	4,554,615	42.50–986.00
Services – rendered – officers (bonus)	11,765	5,300,000	450.50
Services – prepaid stock compensation (5)	12,407	2,734,548	51.00–986.00
Contract settlement (3)	602	100,000	170.00
Extension of debt maturity date (4)	153	95,500	518.50–977.50
Secured debt offering	59	30,500	518.50
Total	139,595	17,334,773	Range: 0.85–986.00

The fair value of all stock issuances above is based upon the quoted closing trading price on the date of issuance, except for stock issued for cash and warrants, which was based upon the cash received. Stock issued in the conversion of preferred stock was recorded at par value.

The following is a more detailed description of some of the Company’s stock issuances from the table above:

(1)	Settlement of Accounts Payable and Loss on Settlement
Of the total shares issued to settle accounts payable, the Company issued 10,505 shares of common stock having a fair value of $400,000 ($38.25/share), based upon the quoted closing trading price. The Company settled $375,000 in accounts payable, paid a fee of $25,000, and recorded a loss on settlement of $112,500. The Company also paid cash to settle accounts payable of $84,715 and recorded a gain on settlement, as a result, the Company has recorded a total net loss on settlement of accounts payable of $27,785.

(2)	Settlement of Notes payable
In connection with the stock issued to settle notes payable, the Company issued 2,313 shares of common stock having a fair value of $1,081,064 ($467.50/share), based upon the quoted closing trading price. The Company settled $678,325 in notes payable and recorded a loss on settlement of $402,739.

(3)	Contract Settlement
In connection with litigation (See Note 8), the Company issued stock that has been accounted for as a settlement expense and a component of other expense.

(4)	Extension of Debt Maturity
The Company issued stock to extend the maturity date of certain notes and recorded additional interest expense.

(5)	Prepaid Stock Compensation
The agreements commenced during the periods March – December 2010 and terminate during the periods March 2011 through November 2012. Prepaid stock compensation is included as a component of prepaid and other current and long term assets.

F-47

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

(E) Stock Options

On February 1, 2010, the Company’s board of directors and stockholders approved the 2010 Stock Incentive Plan (“2010 Plan”). The 2010 Plan allows the Company to grant incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units and stock appreciation rights to key employees and directors of the Company or its subsidiaries, consultants, advisors and service providers. Any stock option granted in the form of an incentive stock option will be intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Only stock options granted to employees qualify for incentive stock option treatment. No incentive stock option shall be granted after February 1, 2020, which is 10 years from the date the 2010 Plan was initially adopted. A stock option may be exercised in whole or in installments, which may be cumulative. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of the exercise in cash or such other consideration determined by the compensation committee. Payment may include tendering shares of common stock or surrendering of a stock award, or a combination of methods.

The 2010 Plan will be administered by the compensation committee. The compensation committee has full and exclusive power within the limitations set forth in the 2010 Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; adopting rules, regulations and guidelines; and interpreting the 2010 Plan. The Compensation Committee will determine the appropriate mix of stock options and stock awards to be granted to best achieve the objectives of the Plan. The 2010 Plan may be amended by the Board or the compensation committee, without the approval of stockholders, but no such amendments may increase the number of shares issuable under the 2010 Plan or adversely affect any outstanding awards without the consent of the holders thereof. The total number of shares that may be issued shall not exceed 5,883, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions.

On April 2, 2010, the Company issued 3,256 stock options, having a fair value of $630,990, which was expensed immediately since all stock options vested immediately. These options expire on April 2, 2015.

The Company applied fair value accounting for all share based payment awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes assumptions used in the year ended December 31, 2010 is as follows:

Exercise price	$425.00
Expected dividends	0%
Expected volatility	74.8%
Risk fee interest rate	1.4%
Expected life of option	2.5 years
Expected forfeitures	0%

F-48

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

The following is a summary of the Company’s stock option activity for the years ended December 31, 2011, 2010 and 2009:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (year)	Aggregate Intrinsic Value
Balance – December 31, 2009	-	-	-	-
Granted	3,256	425.00	4.25
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Outstanding, December 31, 2010	3,256	425.00	4.25	-
Granted	-
Exercised	-
Forfeited/Cancelled	(1,353)	425.00
Outstanding, December 31, 2011 – outstanding	1,903	425.00	3.25	-
Outstanding, December 31, 2011 – exercisable	1,903	425.00	3.25	-

Grant date fair value of options granted – 2010		630,990
Weighted average grant date fair value – 2010		425.00

Outstanding options held by related parties – 2011	2,353
Exercisable options held by related parties – 2010	2,353
Outstanding options held by related parties – 2011	1,177
Exercisable options held by related parties – 2011	1,177

(F) Stock Warrants

During 2010, the Company issued 883 five-year warrants, with a weighted average exercise price of $17.85/share.

All warrants issued during 2011 were accounted for as derivative liabilities. See Note 6.

During 2011, the Company entered into convertible and unsecured note agreements. As part of these agreements, the Company issued warrants to purchase 191,045 shares of common stock. Each warrant vests six month after issuance and expire July 14, 2013 – June 28, 2016, with exercise prices ranging from $12.75 - $51.00.

During 2011, the Company issued 141,412 warrants for services performed. The warrants have a vesting range of immediate to six months after issuance and expire February 28, 2014 – April 15, 2016, with exercise prices ranging from $1.70 - $85.00. The value of the warrants, $1,989,982, calculated using the below black-scholes assumptions, was expensed as compensation with the offset being recorded to derivative liabilities, since the Company applied the provisions of ASC No. 815, pertaining to the potential settlement in a variable amount of shares.

F-49

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

A summary of warrant activity for the Company for the year ended December 31, 2010 and for the year ended December 31, 2011 is as follows:

	Number of Warrants	Weighted Average Exercise Price
Balance at December 31, 2009	-	-
Granted	883	$1,275.00
Exercised	-	-
Forfeited	-	-
Balance as December 31, 2010	883	1,275.00
Granted	332,457	17.00
Exercised	-	-
Forfeited	-	-
Balance as December 31, 2011	333,340	$17.00

Warrants Outstanding				Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Intrinsic Value
$10.20-$1,275.00	333,340	2.85	$17.85	72,584	$35.70	875,000

Note 10: Subsequent Events

(A) Common Stock

On March 26, 2012, the Company increase the Company’s authorized common stock from 1,000,000,000 shares to 2,500,000,000 shares.

During the 1st quarter of 2012, the Company issued 23,530 shares of common stock to an officer, having a fair value of $280,000 ($11.90/share), based upon the quoted closing trading price.

(B) Warrants

During the 1st quarter of 2012, the Company issued 37,648 shares of common stock for $285,760 ($7.59/share) in connection with the exercise of warrants.

(C) Debt, Debt Conversion and Warrants

Notes

During the 1st quarter of 2012, the Company executed notes payable and received net proceeds of $3,061,000. The notes are unsecured, bear interest at 15% and mature 18 months from issuance. In connection with this debt issuance, the Company granted 283,677, 2.5 year warrants, with exercise prices ranging from $10.20/share - $12.75/share, and vest 6 months from grant.

F-50

Convertible Notes

During the first quarter of 2012, the Company executed convertible notes for $519,950 resulting in net cash proceeds of $489,950, ($30,000 paid as debt issue costs). The notes mature between 6 months – 1 year. The notes bear interest ranging from 8% - 10%, with default interest rates ranging from 20% - 24%.

These notes may be convertible as follows, depending upon the terms of each issuance:

•	35% of the average, 3 lowest trading days, prior to the 10 days before conversion;
•	62% of the lowest trading price during the 7 days before conversion; and
•	65% of the lowest trading price during the 30 days before conversion

Debt Conversions

During the 1st quarter of 2012, the Company settled $2,443,214 of secured convertible debt, unsecured debt and accrued interest with the payment of $2,895,576 and the issuance of 314,481 shares of common stock. In addition, all related 69,379 warrants were cancelled. As a result of the debt conversion and cancellation of warrants, all associated derivative liabilities underlying these instruments cease to exist.

During the 1st quarter of 2012, the Company repurchased 17,110 shares of common stock from an investor for $230,400 ($13.43/share). The Company has paid $100,000; the balance will be paid in the 2nd quarter of 2012. In connection with the repurchase, the Company has accounted for this transaction in accordance with ASC 505-30, “treasury stock”.

F-51

MUSCLEPHARM

DISTRIBUTION FOOTPRINT

UNITED STATES + NORTH AMERICA

10,000 STORES AND GROWING

WORLDWIDE

110 COUNTRIES AND GROWING

As of 12/31/2011. Specific countries and locations not shown.

1,500,000 Shares

 Series D Convertible Preferred Stock

(3,000,000 Shares of Common Stock underlying the Series D Convertible Preferred Stock)

PROSPECTUS

GVC Capital

January 17, 2013